EXHIBIT 2

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com

Trade marks
Trade marks of the AstraZeneca group of companies appear throughout this document in italics. AstraZeneca, the AstraZeneca logotype and the AstraZeneca symbol are all trade marks of the AstraZeneca group of companies.

Use of terms
In this Annual Report and Form 20-F 2002, unless the context otherwise requires, ‘AstraZeneca’, ‘the Group’, ‘the Company’, ‘we’, ‘us’ and ‘our’ refer to AstraZeneca PLC and its consolidated entities.

Cautionary statement regarding forward-looking statements
In order to utilise the ‘safe harbour’ provisions of the US Private Securities Litigation Reform Act 1995, we are providing the following cautionary statement: This Annual Report and Form 20-F 2002 contains certain forward-looking statements about AstraZeneca. Although we believe our expectations are based on reasonable assumptions, any forward-looking statements may be influenced by factors that could cause actual outcomes and results to be materially different from those predicted. We identify the forward-looking statements by using the words ‘anticipates’, ‘believes’, ‘expects’, ‘intends’ and similar expressions in such statements. These forward-looking statements are subject to numerous risks and uncertainties. Important factors that could cause actual results to differ materially from those contained in forward-looking statements, certain of which are beyond our control, include, among other things: the loss or expiration of patents, marketing exclusivity or trade marks; exchange rate fluctuations; the risk that R&D will not yield new products that achieve commercial success; the impact of competition, price controls and price reductions; taxation risks; the risk of substantial product liability claims; the impact of any failure by third parties to supply materials or services; the risk of delay to new product launches; the difficulties of obtaining and maintaining governmental approvals for products; and the risk of environmental liabilities.

Statements of competitive position
Except as otherwise stated, market information in this Annual Report and Form 20-F 2002 regarding the position of our business or products relative to its or their competition is based upon published statistical data for the 12 months ended 30 September 2002, or the month of November 2002, obtained from IMS Health, a leading supplier of statistical data to the pharmaceutical industry. Except as otherwise stated, this market share and industry data from IMS Health has been derived by comparing our sales revenue to competitors’ and total market sales revenues for that period.

Statements of growth rates
Except as otherwise stated, growth rates in this Annual Report and Form 20-F 2002 are given at constant exchange rates (CER).

AstraZeneca website
Information on our website, www.astrazeneca.com, does not form part of this document.

©AstraZeneca PLC 2003

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Key Achievements	01

Key Achievements

>	Sales[1] of $17.8 billion, up 9%.

>	Operating profit before exceptional items of $4.4 billion, up 5%.

>	Earnings per share before exceptional items[2] of $1.84, up 7%.

>	Sales[1] excluding Losec/Prilosec grew by 23%.

>	Nexium sales reached close to $2 billion. Share of total prescriptions in the US exceeded 20% in December. Nexium is now the number two PPI in new prescription market share in the US.

>	Seroquel sales exceeded $1 billion, up 67%. sNDA submitted in the US for use of Seroquel in the treatment of acute mania associated with bipolar disorder.

>	Arimidex approved in the US, UK and other markets for additional use in early breast cancer. Sales up 75%.

>	Sales of Iressa reached $67 million for the year following launch in Q3 in Japan, its first market. Over 23,500 patients treated since launch, reflecting high level of unmet need.

>	First launch for Faslodex in the US and continued launches for Casodex 150mg monotherapy for early prostate cancer.

>	First approval for Crestor and first regulatory submission for Exanta, both in Europe.

>	R&D investment of over $3 billion. On average, one quality candidate drug now entering pre-clinical development each month.

>	Supply and manufacturing effectiveness enhanced, with significant lead time reductions on several key products, supported by improved process reliability.

>	Corporate responsibility management standards issued, strengthening the platform for ensuring consistent and appropriate behaviour worldwide.

1	2001 cash discounts reclassified from cost of sales to sales
2	2001 restated for implementation of FRS19 – Deferred Tax

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02	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Highlights

Financial Highlights

Continuing Operations before Exceptional Items
			% growth
	2002	2001	CER

Sales[1] $m	17,841	16,222	+9

Operating profit $m	4,356	4,156	+5

Earnings per share[2] $	1.84	1.73	+7

Group earnings per share[2] $ (statutory FRS3)	1.64	1.65

Dividend for 2002
	$	pence	SEK	Payment date

First interim dividend	0.23	14.7	2.21	7 October 2002

Second interim dividend	0.47	28.5	3.99	7 April 2003

Total dividend	0.70	43.2	6.20

1	2001 cash discounts reclassified from cost of sales to sales
2	2001 restated for implementation of FRS19 – Deferred Tax

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Highlights	03

1	continuing operations before exceptional items, excluding Agrochemicals
2	2001 cash discounts reclassified from cost of sales to sales
3	2001 restated for implementation of FRS19 – Deferred Tax
*	as recently launched, growth rates not meaningful Note: all growth rates at constant exchange rates (CER)

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04	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Chairman’s Statement

Chairman’s Statement

2002 was a year of both opportunity and challenge for AstraZeneca and the pharmaceutical industry in general.

The demand for modern medicines continues to grow, driven by demographic changes, expanded geographic markets and new technologies. To some extent, these positive drivers are being offset by pressure on prices, escalating R&D and marketing costs, increased regulatory demands and uncertain financial markets.

After a successful merger, it has been important for AstraZeneca to continue productivity improvements throughout the Company in R&D, production, sales and administration. This continuous process of increasing productivity will safeguard a competitive position in coming years. 2002 has also been a year of increased investments in certain developing countries. A stronger market position in these fast-growing countries will support AstraZeneca’s long term growth ambition. Finally, and most importantly, the Company has maintained a high innovation rate with a resulting strong product portfolio on the market today and in the pipeline.

The year has seen much progress. Sales increased 9% and earnings per share before exceptional items increased 7%. The ordinary dividend to shareholders recommended by the Board was maintained in dollar terms, with a second interim dividend of $0.47 (28.5 pence, SEK 3.99) per Ordinary Share to be paid in April 2003 bringing the total dividend for the year to $0.70 (43.2 pence, SEK 6.20). The share re-purchase programme continues in 2003. Despite these achievements, in today’s difficult financial markets, the share price performance has been disappointing for both shareholders and the Company.

The AstraZeneca Board sets the Company’s strategy and policies and monitors progress towards meeting our various objectives. 2002 was a busy year involving strategic reviews of markets, development and key technologies as well as the full range of corporate governance matters including a review of the functioning of the Board itself.

AstraZeneca has always taken corporate governance very seriously and this positions us well in today’s demanding environment. The new US Sarbanes-Oxley legislation and other similar initiatives are requiring changes to corporate governance processes in a number of areas, which will further reinforce good practice. AstraZeneca has a good reputation and track record and we are committed to maintaining this, supported by our Code of Conduct, internal auditing to ensure group-wide compliance and clear and transparent financial reporting. In addition, the Board has nominated Sir Peter Bonfield as the senior Non-Executive Director contact for investors wishing to raise any potential corporate governance issues.

During the year, we made good progress in further developing our overall corporate responsibility (CR) programme. This included publication and wide communication of our CR Policy and Management Standards. This work is led by a cross-functional, cross-territorial CR Committee which reports to Dame Bridget Ogilvie, the Non-Executive Director with responsibility for overseeing CR within AstraZeneca. I am pleased to report that our continued progress in 2002 was recognised by our inclusion for the second year running in the Dow Jones World Sustainability Index, with an improved rating over 2001 and for the first time in their European Index.

AstraZeneca has contributed fully to national and international proposals for improving access to medicines in developing countries. These proposed policies strive to ensure that the long term needs of patients in both developed and developing countries can be met by research based companies such as ours.

More details about our CR policies, commitment and performance are available in the separate 2002 Corporate Responsibility Summary Report.

During the year, Lars Ramqvist retired from his role as Non-Executive Director of AstraZeneca and we welcomed John Buchanan as a new Non-Executive Director. In June, Claes Wilhelmsson retired as an Executive Director of AstraZeneca and Åke Stavling stepped down as an Executive Director at the end of January 2003. Claes and Åke played important roles in the formation and integration of AstraZeneca and undertook key responsibilities for R&D and Business Development respectively. My Board colleagues and I thank them and Lars warmly for their contribution to the Company.

I would also like to thank my colleagues on the Board for their excellent contribution. Everyone at AstraZeneca was delighted to learn of the knighthood bestowed on our Chief Executive, Tom McKillop in the Queen’s 2002 Birthday Honours for services to the pharmaceutical industry. I would also like to pay tribute to AstraZeneca employees worldwide who contributed to our success through their creativity, commitment and hard work.

In 2003, we will continue to implement our product portfolio transformation strategy and initiatives to improve our overall efficiency and thereby address the growing competitive pressures. It will be another challenging year, but one we face with confidence.

Percy Barnevik
Chairman

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Chief Executive’s Review	05

Chief Executive’s Review

Transformation was the major theme for 2002 which will continue throughout 2003.

AstraZeneca has an excellent set of new product opportunities to add to the important range of high growth products launched in recent years. Success with these is essential to replace our more mature brands which are experiencing generic competition following patent expiry. In addition to transformation of our product portfolio, there is a need across the whole pharmaceutical industry to improve productivity in today’s tougher environment. This means transforming our approach to many aspects of our business as we seek better efficiency and effectiveness. Overall, I am very pleased with our performance in 2002 but it is no surprise that, in a year of so much change, we have experienced some setbacks as well as successes.

Our recently launched high potential products made good progress. Nexium, now launched in over 75 countries, achieved sales of almost $2 billion which contributed to an all time high of $6.7 billion for sales of our gastrointestinal products. In the extremely important US market, new prescriptions for Nexium over took those for Losec/Prilosec and sales grew steadily throughout the year. We were successful in the US court cases in demonstrating the validity of our formulation patents for Losec/Prilosec but were disappointed that the judge found that one generic company did not infringe our patents. We are appealing this judgement, but meanwhile the company concerned chose to launch a generic omeprazole product in December 2002. Symbicort also progressed well, recording sales of $299 million. Our key products also continued to make good progress. Sales of Seroquel reached over $1 billion annually for the first time in 2002, and it was the only major anti-psychotic to increase market share in the US. Atacand achieved a global market share, excluding Japan, of 10%. Arimidex was approved for the new indication for treatment of early breast cancer in the US, UK and other markets and sales grew by 75%. In Japan, the launch of Zomig Rapimelt generated encouraging additional sales as did the launch of Zomig Nasal Spray in the UK, Sweden, Germany and Austria. Casodex sales benefited from continued launches for the new 150 mg monotherapy for early prostate cancer, now approved in over 40 markets, though we were disappointed by the FDA decision not to recommend US approval. Sales growth excluding Losec/Prilosec was 23%. This growth more than offset the rapid decline in Zestril sales in the US following patent expiry.

Three new medicines received their first approvals during the year. Our new breast cancer therapy, Faslodex, was launched in the US. Iressa , our novel approach to treating non-small cell lung cancer (NSCLC), was launched in Japan where the rapid uptake (sales of $67 million and an estimated 23,500 patients treated since launch) reflects the high unmet need in NSCLC and the benefit that Iressa offers. Reports on the incidence of interstitial lung disease in seriously ill lung cancer patients receiving Iressa in Japan, whilst not proven to be linked to the treatment, led the Japanese Ministry of Health, Labour and Welfare to introduce strict precautions in its use and specialist supervision of patients. Crestor , for treating high cholesterol levels, was approved in the Netherlands and then entered the EU Mutual Recognition Procedure.

In the US, the FDA asked for further information from our ongoing clinical studies on Crestor and for more time to complete the Priority Review of Iressa. Whilst disappointed by the additional time needed for the approval of Crestor and Iressa in the US, I am hopeful that both products will be launched there during 2003.

In November, we held a successful business review for investors and financial analysts, which focused in particular on our strengths in the Oncology and Cardiovascular therapy areas and the opportunities that exist in our product portfolio in the early stages of clinical research as well as the improved productivity of our drug discovery programmes. Over the last three years, we have increased our delivery of candidate drugs (CDs) by 20% and on average one quality CD now enters pre-clinical development each month. We have a range of exciting prospects in the pipeline, many of which are significant innovations.

We also invested considerable effort to ensure productivity improvements in other areas of our business including building the quality and effectiveness of our sales forces.

During the year the results of our second global employee survey indicated major improvements overall and pointed to how we can improve further. I continue to be hugely impressed by the creativity and commitment of all the people who make up AstraZeneca. Together we have faced the challenges of 2002 and together we are looking forward to delivering the promise of our products and pipeline. I would like to thank them and the Senior Executive Team for their continued contribution throughout what was undoubtedly a challenging year. During 2002, Martin Nicklasson (Executive Vice-President, Development) and Jan Lundberg (Executive Vice-President, Discovery Research) joined the Senior Executive Team and are making a valuable contribution.

The pharmaceutical industry is in a fascinating period of great change, characterised by exciting new opportunities and significant challenges. The winners in this environment will be the companies that respond with creativity, speed and effectiveness. I am confident that AstraZeneca will be one of those companies: we have the strategy, products, people and commitment to drive our continued success as a world leader and to create enduring shareholder value.

Sir Tom McKillop
Chief Executive

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06	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Board of Directors

Board of Directors at 31 December 2002

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Board of Directors	07

Percy Barnevik (61)
Non-Executive Chairman
Chairman of the Nomination CommitteeAppointed as a Director 6 April 1999. Honorary Chairman of Sandvik AB. Non-Executive Director of General Motors Corporation. Member of the Academies of Engineering Sciences in Sweden and Finland and Honorary Member of the Royal Academy of Engineering, UK. Member of Advisory Councils in Korea, India and the Investment Council advising the South African Government. Member of the Business Council of American CEOs and the Council on Foreign Relations, USA. Member of the Advisory Board of Centre for European Reform, UK.

Håkan Mogren (58)
Executive Deputy Chairman
Member of the Nomination Committee
Appointed as a Director 6 April 1999. Formerly CEO and a Director of Astra AB (appointed 18 May 1988). Non-Executive Chairman of Reckitt Benckiser plc. Non-Executive Vice-Chairman of Gambro AB. Non-Executive Director of Investor AB, Norsk Hydro ASA and the Marianne and Marcus Wallenberg Foundation. Member of the Royal Swedish Academy of Engineering Sciences.

Åke Stavling (58)*
Executive Director, Business Development
Appointed as a Director 6 April 1999. Also has overall responsibility for corporate strategy. Non-Executive Director of Cambridge Antibody Technology Group plc.

Jane Henney (55)
Non-Executive Director
Member of the Audit Committee and Nomination Committee
Appointed as a Director 24 September 2001. Senior Scholar, Association of Academic Health Centers, Washington DC. Commissioner of Food and Drugs 1998-2001 and Deputy Commissioner for Operations 1992-1994, US Food and Drug Administration. Deputy Director, US National Cancer Institute 1980-1995. Non-Executive Director of AmerisourceBergen Corporation. Member of the Board of Trustees of the Commonwealth Fund and the Scripps Research Institute. Member of the Medical & Scientific Advisory Board of MPM Capital.

Sir Tom McKillop (59)
Chief Executive
Appointed as a Director 1 January 1996. Non-Executive Director of Lloyds TSB Group plc. President of the European Federation of Pharmaceutical Industries and Associations. Pro-Chancellor of the University of Leicester. Chairman of the British Pharma Group and the North West Science Council.

Dame Bridget Ogilvie (64)
Non-Executive Director Member of the Audit Committee
Appointed as a Director 1 January 1997. Also has responsibility for overseeing corporate responsibility. Non-Executive Director of the Manchester Technology Fund Limited. Chairman of the Medicines for Malaria Venture, the Governing Body of the Institute of Animal Health and the Association of Medical Research Charities. Trustee of the Science Museum and Cancer Research UK. Chairman of the Trustees of the AstraZeneca Science Teaching Trust.

Marcus Wallenberg (46)
Non-Executive Director
Member of the Audit Committee
Appointed as a Director 6 April 1999. Formerly a Director of Astra AB (appointed 18 May 1989). President and Chief Executive Officer of Investor AB. Non-Executive Vice-Chairman of Saab AB, Skandinaviska Enskilda Banken AB and Telefonaktiebolaget LM Ericsson. Non-Executive Director of Scania AB, Stora Enso Oyj and the Knut and Alice Wallenberg Foundation.

Karl von der Heyden (66)
Non-Executive Director
Chairman of the Audit Committee
Appointed as a Director 1 October 1998. Executive Vice-President 1989-1992 and Co-Chairman and Chief Executive Officer 1993 of RJR Nabisco. President and Chief Executive Officer of Metallgesellschaft Corp. 1993-1994. Vice-Chairman of PepsiCo, Inc. 1996-2001. Non-Executive Director of Federated Department Stores Inc., ARAMARK Inc and Exult, Inc.

Jonathan Symonds (43)
Executive Director and Chief Financial Officer
Appointed as a Director 1 October 1997. Also has overall responsibility for Information Services. Non-Executive Director of QinetiQ Group plc. Member of the Accounting Standards Board’s Urgent Issues Task Force.

Sir Peter Bonfield CBE, FREng (58)
Senior Non-Executive Director Chairman of the Remuneration Committee and Member of the Nomination Committee
Appointed as a Director 1 January 1995. Chief Executive of British Telecommunications plc 1996-2002. Non-Executive Director of Telefonaktiebolaget LM Ericsson, Mentor Graphics Corporation and Taiwan Semiconductor Manufacturing Company, Ltd. Vice-President of The British Quality Foundation.

Erna Möller (62)
Non-Executive Director
Member of the Remuneration Committee
Appointed as a Director 6 April 1999.
Formerly a Director of Astra AB (appointed 15 May 1995). Executive Director of the Knut and Alice Wallenberg Foundation. Professor of Clinical Immunology and Member of the Nobel Assembly, Karolinska Institute.
Member of the Royal Swedish Academy of Engineering Sciences.

John Buchanan (59)
Non-Executive Director
Member of the Audit Committee and Remuneration Committee
Appointed as a Director 25 April 2002. Executive Director and Group Chief Financial Officer of BP p.l.c. 1996-2002. Non-Executive Director of The Boots Company PLC, BHP Billiton Plc (effective 1 February 2003) and Vodafone Group Plc (effective 1 April 2003).

Other officers of the Company at 31 December 2002 included members of the Senior Executive Team, as set out on page 45 and:

Graeme Musker
Group Secretary and Solicitor
Appointed as Company Secretary
6 June 1993.

*Åke Stavling left the Company on
31 January 2003.

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08	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review

Strategy

We are committed to creating enduring shareholder value by delivering a flow of innovative medicines that meet the needs of patients and healthcare professionals in important areas of medicine.

As a prescription pharmaceutical company focused on the introduction of new medicines, we are transforming our portfolio from successful but mature brands to a range of exciting new products.

This transformation will involve:

>	realising the full potential of our established portfolio and high potential pipeline

>	retaining and building on our leading positions, notably in the key markets of the US, Japan and Europe

>	sustained, focused investment in R&D

>	effective resource allocation and cost control, supported by our strong performance-led culture

This strategy requires the fulfilment of six key business priorities:

First choice for customers
We aim to continue to build on our leading positions in many important areas of medicine by providing new, innovative products and services that meet the medical needs of patients and healthcare professionals and which offer value in the treatment of disease.

We recognise the challenges of cost containment in healthcare and are committed to improving patient choice and access to medicines.

We believe that new global communication channels offer scope for better use and uptake of medicines and we will embrace the opportunities this presents.

Growth through key products
Growth of our business will be driven by:

>	the rapid growth of our most recently launched high potential products Nexium and Symbicort (launched 2001) and Faslodex and Iressa (launched 2002)

>	building on the success of other key products, Arimidex, Atacand, Casodex, Seroquel and Zomig

>	successful launches worldwide of the high potential products currently in late stage development, including Crestor and Exanta

>	active lifecycle management of the product portfolio and delivery of the full sales potential of the established range

Full details of product performance are given in this Operational Review and the Financial Review on pages 11 to 43.

Win in the US
Special focus is being given to the future growth of the US business as a critical, integrated part of our global organisation.

We aim to deliver outstanding performance in the US, the world’s largest market for pharmaceuticals, worth $194 billion and growing at 15% per annum. We achieved a good US sales performance in 2002 of $9,351 million with a growth rate of 10%.

We continued to expand our R&D presence in Boston and to improve the effectiveness of our US sales force to maximise the opportunities provided by the flow of new products.

Further details are given on pages 18 to 19.

Secure the flow of new products
Already a world leading R&D organisation, we continue to focus on improving R&D productivity and efficiency of new drug delivery, increasing our output of quality CDs, vigorously eliminating weaker products from early development and bringing better drugs to market faster. Our CD delivery has increased by 20% in the last three years and on average one quality CD with more stringent criteria now enters pre-clinical development each month.

We are well placed to exploit the opportunities in leading edge science and technology and to capture the benefits of scale of a large organisation whilst retaining the spirit and innovation of an entrepreneurial company.

We aim to be at the forefront of innovative technology. An extensive network with leading universities and biotechnology companies, in addition to our in-licensing programme, complements our in-house R&D activities.

R&D spend totalled $3,069 million in 2002 and we are on track to meet the challenging R&D targets that will deliver our strategic objectives.

Further details are given on pages 21 to 23.

Build the talent base
We recognise that continued success depends on the quality and commitment of our people. We aim to continue to attract and retain the best talent within a performance-based culture that values, supports and rewards team and individual contributions. Our ongoing employer of choice initiative aims to allow the full potential of our people to be realised. It centres around three global themes: work environment, learning and development opportunities and reward.

See page 29 for more details.

Fast, effective organisation
Our success depends on our ability to respond quickly and effectively to changing business needs and we believe this will be increasingly important in the future. We have achieved productivity gains in a number of areas including R&D, supply chain efficiency and speed and clarity of decision making and have identified areas for further improvement to enhance our performance in these and all other aspects of our business.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review	09

Key Products Summary

n/m As recently launched, growth rates not meaningful
1	Product under license from Merck & Co., Inc.
2	Product under license from Takeda Chemical Industries Ltd
3	Product under license from Sumitomo Pharmaceuticals Co., Ltd
*	2001 cash discounts reclassified from cost of sales to sales Note: all growth rates at constant exchange rates (CER)

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10	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review

Global Market Overview

2002 was a challenging year for the pharmaceutical industry. The demand for pharmaceutical products continues to grow as do external pressures and expectations.

Key factors affecting the industry at present include:

>	pricing pressure

>	R&D productivity

>	increasing consolidation

>	turbulence of the financial markets

Globally, in 2002, the pharmaceutical industry maintained good annual growth of 10% (at constant US dollar exchange rates). The US, with a growth rate of 15%, has increased its world share to 53%, reinforcing its importance as the world’s largest pharmaceutical market. In the US, the mail order and hospital segments again showed impressive growth in 2002. Japan (13% of global sales), Germany (5%), France (5%), the UK (4%) and Italy (3%) remain significant markets for pharmaceuticals, whilst countries such as Mexico, Thailand, Korea and China are increasing in importance. Negative growth for the second year in succession for Argentina and Brazil reflects difficult conditions in those countries.

Growth in 2002 was largely attributable to volume increases of highly effective products in the major therapeutic categories of hypolipidaemics, anti-ulcerants, anti-psychotics, anti-anaemics and anti-cancer drugs.

Underlying demand for modern medicines remains strong from ageing populations and other population groups due to higher use of treatments for chronic conditions. However, meeting this demand within the constraints of satisfying all stakeholders is proving increasingly difficult for pharmaceutical companies.

Key factors affecting the industry at present include:

>	Pricing pressure – the economic and political pressure to limit the costs of pharmaceuticals continues. Pricing pressure is also exerted by the issue of access to affordable medicines for all those who need them.

>	R&D productivity – the unusually high level of patent expiries across the industry in 2002 coupled with low numbers of new molecular entities being approved illustrates the increasing challenges to the pharmaceutical industry to improve R&D productivity levels to sustain historical growth at a time of increasing R&D costs.

>	Increasing consolidation – major merger and acquisition activity has been a recent feature of the maturing pharmaceuticals industry. Including the proposed merger of Pfizer and Pharmacia, the market share of the five leading companies has increased from 21% in 1998 to 33%, with the top 10 companies accounting for 50% of sales.
>	Turbulence of the financial markets – following a long period of sustained high returns in the 1990s, investor confidence has been dented across all sectors due to fears over economic conditions and future growth prospects. This has been compounded by financial irregularities and economic uncertainty due to world events. Pharmaceutical stocks have not been immune, despite traditionally being perceived as a defensive investment sector. In general, pharmaceutical stocks have put in a mixed performance, with a wide range of both over- and under-performance for individual stocks relative to their local markets this year. A further consequence of the financial irregularities has been increased regulation on all companies, including corporate governance initiatives in the US through the newly introduced Sarbanes-Oxley Act and in Europe.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review	11

Gastrointestinal (GI)

Strategic priorities
To maintain our number one position in GI treatments through continued market penetration for Nexium worldwide and management of the challenges of Losec patent expiries, coupled with high quality innovation and productivity in the research and development of new approaches to treatment.

Therapy area in brief
40% of adults in the western world regularly experience heartburn and 10% have GERD.

H.pylori is the major cause of peptic ulcer disease and is a risk factor for gastric cancer.

PPI world market value: $16.3 billion.

Key products
Growth product
Nexium, PPI for acid related disease.
Established products
Losec/Prilosec, PPI for acid related disease.
Losec MUPS, Losec in tablet formulation.

2002 in brief
GI franchise sales reach all time high of $6.7 billion.

Nexium now launched in more than 75 markets including the US, Canada and key European countries.

Nexium continues to establish a new improved treatment standard. In the US, new prescriptions for Nexium overtook those for Losec during 2002.

The challenge of Losec patent expiries continues. Positive outcome for 2002 in US litigation relating to patent infringement. Appeal underway. First US generic omeprazole product launched in December 2002.

R&D focus
Includes new areas of clinical use for Nexium and further strengthening the scope of its use in current areas.

Novel approaches to treat GERD, H.pylori, peptic ulcer disease, dyspepsia, inflammatory bowel disease and irritable bowel syndrome.

We are the world leader in the treatment of GI diseases, in particular acid related disorders.

Key products
Nexium has been shown to be the first proton pump inhibitor (PPI) to offer significant improvements over Losec and its main competitor, lansoprazole, in terms of acid control and clinical efficacy in clinical studies involving 55,000 patients in 49 countries. Nexium offers more effective acid inhibition than all other PPIs and, in the treatment of reflux oesophagitis, provides healing and symptom relief in more patients and in a shorter period of time than Losec or lansoprazole. Nexium is an effective, long term therapy for patients with gastro-oesophageal reflux disease (GERD), with or without oesophagitis. For the treatment of active duodenal ulcer disease, seven day Nexium triple therapy (in combination with two antibiotics for the eradication of Helicobacter pylori (H.pylori)) heals most patients without the need for follow up anti-secretory monotherapy. We expect Nexium to continue to establish a new, improved treatment standard for the PPI class.

Following its first launch in Sweden in August 2000, Nexium is now available in more than 75 markets including the US, Canada and key European countries. Major launches in 2002 included Australia, Belgium, France, Italy and Spain. Nexium has been well received by patients and physicians alike and global sales performance is strong, particularly in the US where new prescriptions for Nexium overtook those for Losec/Prilosec during the year. Nexium is used to treat a wide range of patients, including both those newly diagnosed and patients switched from other therapies such as Losec, other PPIs and H2-receptor antagonists. Over 60 million patient treatments of Nexium had been administered by the end of 2002 and global and US shares of the PPI market were 11% and 14% respectively.

Losec/Prilosec, the first PPI product, set a new global standard in short and long term treatment of acid related diseases in the 1980s and 1990s and today is still the world’s largest selling GI product. Patients have benefited from over 665 million treatments with Losec since launch. Global and US shares of the PPI market were 34% and 33% respectively. Losec MUPS, a tablet formulation, which offers increased convenience, flexibility and predictability over the original Losec capsules, has been approved in 62 markets.

Patent protection for omeprazole, the active ingredient in Losec, has expired. In a number of countries, including some major markets, patent term extensions or supplementary protection certificates have been granted for the active ingredient. In October 2002, the US Court for the Southern District of New York delivered its judgement on the litigation relating to infringement of certain patents, including formulation patents, by four generic manufacturers. The judgement upheld the validity of two of these patents and ruled that three of the four defendants had infringed the patents. The decision has been appealed both by AstraZeneca and three of the defendants. The first US generic omeprazole product was launched in December 2002. Further information about the status of patents and patent litigation is set out on pages 103 and 104.

Entocort is a locally acting corticosteroid for the treatment of inflammatory bowel disease with better tolerability than other corticosteroids and greater efficacy than aminosalicylic acid medicines.

Pipeline
Regulatory filings for Nexium for the treatment of non-steroidal anti-inflammatory drugs (NSAID) GI side effects and a parenteral formulation are scheduled for submission in Q2 2003.

AZD0865 is a reversible acid pump inhibitor based on a new concept of acid inhibition which has the potential to provide faster and more effective inhibition of gastric acid secretion than Losec.

AZD3355 and AZD9343 are reflux inhibitors offering a new approach to the treatment of GERD aiming to improve the function of the lower oesophageal sphincter (LOS). This is expected to reduce the abnormal, transient LOS relaxations typically associated with GERD.

We have discontinued our development of AR-H04718 and rofleponide as a result of their failure to meet our target profile.

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12	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review

Cardiovascular (CV)

Strategic priorities
To build on our strong position in this important area, focusing in the short to medium term on the growth segments of hypertension, dyslipidaemia, thrombosis and type 2 diabetes.

Therapy area in brief
CV diseases account for 17 million deaths globally each year, making it the greatest risk to life for most adults.

CV is the single largest therapy area in the global healthcare market.

The statin market has a world market value of $19 billion and is one of the largest and most rapidly growing areas of the pharmaceutical market.

CV treatments world market value: $87 billion.

Key products
Growth products
Seloken ZOK/Toprol-XL, beta blocker for hypertension, angina, heart failure and other uses.
Atacand, angiotensin II antagonist for hypertension.
Established products
Zestril and Plendil for hypertension.

2002 in brief
First approval for Crestor in Europe.

Further information on Crestor required by FDA is planned for submission Q1 2003.

Atacand achieves global market share, excluding Japan, of 10% (9% in the US).

Continued strong growth for Seloken ZOK/Toprol-XL of 27%.

Rapid erosion of Zestril sales due to patent expiry in major markets.

First regulatory submission for Exanta in Europe.

Publication of data confirming efficacy of Exanta in use for chronic conditions.

R&D focus
Broadening the CV portfolio into the areas of thromboembolism, dyslipidaemia, type 2 diabetes/metabolic syndrome, atrial fibrillation and vascular disease prevention.

We are a world leader in CV medicines, backed by over 40 years’ experience.

Key products
Atacand is an angiotensin II antagonist for the first line treatment of hypertension. In 2002 the FDA approved a superiority claim in the labelling of Atacand versus the class leader, losartan. The Atacand family of products shows a strong market acceptance and competes in the fastest growing sector of the global hypertension market (angiotensin II antagonists – plain and combinations with diuretic). Atacand achieved a global market share, excluding Japan, of 10%. Further developments include major studies in heart failure (CHARM), due to report in 2003, and retinopathy in diabetic patients (DIRECT) due to report in 2006.

Seloken ZOK/Toprol-XL, a once daily tablet for 24 hour control of blood pressure and for use in heart failure, is the world’s leading product in the beta blocker (plain and combinations with diuretic) class with a market share of 20% globally and 29% in the US. We expect sales growth to continue, backed by further inclusions in treatment guidelines for heart failure.

Zestril, an angiotensin converting enzyme (ACE) inhibitor, is used for the treatment of a wide range of CV diseases, including hypertension. Lisinopril, the active ingredient in Zestril, lost protection in the US in June 2002 and in Japan, the UK and most other major markets during 2002 and, as anticipated, a major erosion of sales commenced during the second half of 2002. Nonetheless, the Zestril family achieved a 15% share of the global ACE inhibitor sector (19% in the US).

Pipeline
Crestor is a new statin which clinical trials have shown to be highly effective in the treatment of patients with lipid disorders and which has the potential to be superior in efficacy to currently available statins. It offers significantly greater LDL cholesterol (low density lipoprotein) reduction than other statins, has beneficial effects on HDL cholesterol (high density lipoprotein) and triglyceride levels and may enable more patients to reach recommended target cholesterol levels. The approval of products in this class has been subject to additional regulatory scrutiny, partly as a result of the previous market withdrawal of cerivastatin. Crestor was first approved in Europe in the Netherlands in November and it entered the EU Mutual Recognition Procedure in December. In the US, we received an approvable letter for Crestor from the FDA which required further information from our ongoing clinical studies to supplement that already submitted which delayed plans for launch in the US. This data will support the use of Crestor over the dose range of 10-40 mg and is scheduled for submission during Q1 2003. The approval of Crestor in the US is now expected in the latter part of 2003 and we anticipate completion of the regulatory review process in Japan during 2003.

Exanta, potentially the first new oral anticoagulant in 50 years, is a novel oral direct thrombin inhibitor targeted to prevent and treat the abnormal formation of blood clots (thrombosis). In clinical studies it has been shown to be effective and well tolerated and data published in late 2002 showed that Exanta significantly reduces the risk of venous thromboembolism (VTE) in orthopaedic surgery and effectively prevents the recurrence of clots. Its potential practical benefits include oral administration, rapid onset of action and lack of drug/food interactions with no need for routine blood coagulation monitoring. Studies in the major chronic indication, prevention of stroke in patients with atrial fibrillation, are ongoing. The first regulatory submission in Europe (for the prevention of VTE in orthopaedic surgery) was made in July 2002. First regulatory submissions in the US are planned for Q4 2003 as well as the filing for major chronic indications in the rest of the world.

Galida (previously known as AZ242) is a treatment for insulin resistance related glucose and lipid abnormalities associated with type 2 diabetes/metabolic syndrome. Early clinical studies indicate that it has a promising pharmacokinetic profile, shows a dose-related effect on lipids, glucose and insulin and is well tolerated. Further phase 2 work is under way with entry into phase 3 anticipated in 2003.

Our further research in thrombosis aims to deliver an oral, anti-platelet therapy and AZD6140 has now entered clinical development. Novel research in atrial fibrillation includes AZD7009, an atrial repolarisation delaying agent. Also in development: AZD0837 (an oral direct thrombin inhibitor for thrombosis), AZD9684 (a carboxy peptidase-U inhibitor for thrombosis) and AZD7806 (an ilial bile acid transport inhibitor in the dyslipidaemia area).

We have discontinued our development of AZD7545 as a result of its failure to meet our target profile.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review	13

Oncology

Strategic priorities
To maintain our position as a world leader in cancer treatment through continued growth for key products Casodex, Arimidex and Zoladex, continued launches for new products, Faslodex and Iressa and the successful introduction of novel approaches currently in the pipeline.

Therapy area in brief
Globally, over 12 million people are diagnosed with cancer each year.

Cancer is predicted to be the leading cause of death in the US by 2005.

Cancer therapy world market value: $15 billion.

Key products
Growth products
Casodex, anti-androgen for advanced prostate cancer.
Arimidex, aromatase inhibitor for breast cancer.
Faslodex, for breast cancer.
Iressa, for NSCLC.

Established products
Nolvadex, breast cancer therapy.
Zoladex, LHRH analogue treatment for breast cancer, prostate cancer and certain benign gynaecological disorders.

2002 in brief
Approval for Arimidex in adjuvant treatment of early breast cancer in the US, UK and other markets.

First launch for Faslodex in the US.

First launch for Iressa in Japan.

FDA advisory committee recommend approval of Iressa. FDA require more time to complete Priority Review.

Trials of Iressa in combination with platinum based chemotherapy unexpectedly showed no additional benefit.

FDA decision not to approve Casodex 150mg for early prostate cancer.

R&D focus
Development of new agents and novel approaches across a wide range of cancers which include targeting tumour vasculature to control tumour growth, invasion and spread.

Already a world leader in the treatment of cancer, during 2002 we introduced two new therapies which strengthen our position in this area of considerable medical need.

Key products
Casodex is the world’s leading anti-androgen therapy for the treatment of advanced prostate cancer with a global market share in excess of 70%. Recent growth of the brand has largely been driven by launches in the new indication for early prostate cancer (EPC). Casodex 150mg has received regulatory approval for the treatment of EPC in over 40 markets to date. In the US in June 2002, the FDA issued a non-approvable letter for Casodex 150mg for the treatment of EPC. Although disappointing, the FDA’s decision does not impact on the use and approval of Casodex for advanced prostate cancer treatment.The rapid uptake of Casodex in EPC as a favoured therapy is a demonstration of physicians’ growing confidence in Casodex as a treatment in all stages of prostate cancer.

Arimidex is the world’s leading aromatase inhibitor, with a global market share in excess of 50%. The ATAC study in breast cancer, first reported in December 2001, showed that Arimidex is significantly more effective in prolonging disease-free survival and has important tolerability benefits compared with the current gold standard, tamoxifen. Regulatory approvals for Arimidex in the adjuvant treatment of early breast cancer in post-menopausal women have been granted in the US, the UK and several other markets. Additionally, label restrictions in Japan have been lifted allowing promotion for its use in the treatment of early breast cancer as well as advanced breast cancer. Full submissions have been made in all major markets. Early breast cancer represents a major new market for Arimidex and is expected to drive significant growth. It is also approved for the treatment of advanced breast cancer in post-menopausal women based on demonstrated advantages over tamoxifen and megestrol acetate.

Faslodex was approved in the US in April 2002 for the second line treatment of hormone receptor positive advanced breast cancer in post-menopausal women. It has a novel mode of action and offers an effective, well-tolerated treatment option for patients, with the compliance and convenience benefits of a once-monthly injection. Initial sales of Faslodex represent the most successful US launch of a hormonal agent for breast cancer in the last 20 years. We anticipate filing a regulatory submission in Europe early in 2003. The introduction of Faslodex enhances and complements the existing breast cancer portfolio as the use of Arimidex is shifting to first line use and earlier disease treatment.

Iressa is a novel anti-cancer agent that acts to block signals for cancer cell growth and survival. Early studies have shown encouraging anti-tumour activity or disease stabilisation in non-small cell lung cancer (NSCLC). Clinical trials with Iressa as monotherapy for NSCLC have shown response rates and disease control in approximately half of patients and symptomatic benefit in over 40% of patients treated. Regulatory filings based on monotherapy began in December 2001.

Since launch in Japan, uptake has been rapid with an estimated 23,500 patients treated since launch reflecting the high unmet need in NSCLC and the significant benefit seen with Iressa. Reports on the incidence of interstitial lung disease in seriously ill cancer patients receiving Iressa in Japan, whilst not proven to be linked to the treatment, led the Japanese Ministry of Health, Labour and Welfare to introduce strict precautions on its use and specialist supervision of patients. In the US, the FDA announced in January 2003 that it required more time (until 5 May 2003) to complete the Priority Review of Iressa following the recommendation supporting approval of Iressa by the Oncologic Drugs Advisory Committee in September 2002. We are pursuing monotherapy submissions for Iressa in all other major markets, including Europe where filing is scheduled for Q1 2003.

In contrast to the monotherapy results, trials of Iressa in combination with platinum based chemotherapy unexpectedly showed no additional benefit. Our focus is to maximise its potential as a single therapy treatment.

Nolvadex is the world’s most commonly prescribed breast cancer therapy and the first medication approved in the US for reducing the incidence of breast cancer in women at high risk of developing the disease. Sales of tamoxifen this year were lower than anticipated as a result of sales of aromatase inhibitors (including Arimidex) gaining a higher than expected share of the market for the adjuvant treatment of breast cancer and as a result of our US distribution agreement with Barr Laboratories, Inc. not being extended. More details about this are set out on page 104.

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14	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review

Oncology continued   Infection

Zoladex is our largest oncology brand and one of the world’s best selling luteinising-hormone releasing hormone (LHRH) agonists for the treatment of prostate cancer, breast cancer and gynaecological disorders. It has been approved in 14 countries for the adjuvant treatment of early stage pre-menopausal breast cancer, as an alternative to and/or in addition to chemotherapy. Zoladex offers the proven disease free survival benefits of cytotoxics but with improved patient tolerability. In prostate cancer, Zoladex in the adjuvant setting is the only LHRH analogue shown to improve overall survival following radical prostatectomy or radiotherapy. Zoladex three-month depot was approved in Japan for the treatment of prostate cancer in April 2002.

Pipeline
The potential of Iressa to show benefits in a number of tumours in addition to NSCLC is being investigated with around 60 exploratory trials ongoing. Particular focus is on head and neck cancer, breast cancer and colorectal cancer.

ZD6474 and AZD2171 are anti-angiogenics in phase 2 and phase 1 development respectively which target the control of growth of blood vessels of tumours.
AZD9935 is another anti-angiogenic in pre-clinical development.

ZD6126 is a vascular targeting agent that is scheduled to enter phase 2 development which targets and destroys the vasculature of tumours, working to destroy the tumour from within.

AZD4440 is a vascular targeting agent, a back-up compound to ZD6126.

ZD4054 is an endothelin antagonist in phase 2 development that works by inhibiting the ETA receptor, responsible for tumour cell proliferation.

AZD0530 is an anti-invasive designed to prevent tumours from spreading and is scheduled to enter clinical testing in Q3 2003.

AZD3409 is a prenylation inhibitor designed to inhibit the proliferation of cancer cells and is scheduled to enter clinical testing in Q2 2003.

We have discontinued our development of ZD9331 as a result of its failure to meet our target profile and will return all rights to BTG Plc.

Strategic priorities
To build a franchise in the treatment of infectious diseases by increasing sales of Merrem and by exploiting our internationally competitive microbial genomics platform.

Therapy area in brief
Infectious diseases cause more than 13 million deaths each year.

Infection world market value: $49 billion.

Key product
Merrem, antibiotic for serious infection.

2002 in brief
Merrem sales growth of 26%.

R&D focus
Development of products with new modes of action that combat microbial disease.

We have many years experience in treating infectious diseases. World demand for, and interest in, antibiotics remains high due to escalating bacterial resistance and the increased risk of serious infections.

Key product
Merrem (Meronem) is an intravenous carbapenem antibiotic for the treatment of serious hospital acquired infections. Clinical studies are in place to support a supplementary new drug application in the US in late 2003 aimed at securing a skin and skin structure infection indication in 2004.

Pipeline
Our R&D facility in Boston, US is progressing a range of projects using both traditional and genomic based technologies to deliver innovative anti-bacterial and anti-fungal agents to the infection pipeline.

Following the announcement in 2001 of a $10 million capital investment in new laboratories at our R&D facility in Bangalore, India, the new facility is scheduled to be completed and open in 2003. Work will focus on finding a new treatment for tuberculosis, an infectious disease that is newly diagnosed in approximately two million people every year in India and over eight million people worldwide.

We have discontinued our development of AZD2563 as a result of its failure to meet our target profile.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review	15

Respiratory and Inflammation

Strategic priorities
 To build on our leading position in asthma treatment through growth of key products, particularly Symbicort, new indications for Symbicort and Oxis and the successful introduction of novel approaches to other areas of inflammatory disease such as COPD and rheumatoid arthritis.

Therapy area in brief
The World Health Organisation estimates that 100 million people worldwide suffer from asthma and that COPD is the fourth greatest cause of death globally.

Respiratory and Inflammation therapy world market value: $30 billion.

Key products
Growth product
Symbicort, inhaled combination of anti-inflammatory and fast onset long-acting bronchodilator in a single inhaler.
Established products
Rhinocort, topical nasal anti-inflammatory for rhinitis control.
Pulmicort, inhaled anti-inflammatory for asthma control.
Oxis, inhaled fast onset long-acting bronchodilator for relief of asthma symptoms.

2002 in brief
Clinical results confirm efficacy and safety of Symbicort for adjustable maintenance treatment of asthma.

Successful completion of the Mutual Recognition Procedure for the use of Symbicort in children (age 6-11 years) in the EU, Iceland and Norway.

Regulatory submissions filed in Europe for Symbicort use in COPD.

R&D focus
Development of further treatments for asthma and rhinitis and for other inflammatory diseases of the respiratory and musculo-skeletal system, such as COPD and rheumatoid arthritis.

We market a wide range of products for respiratory diseases and aim to broaden our portfolio to include treatments for other inflammatory conditions.

Key products
Symbicort is a new, innovative and effective asthma treatment that offers adjustable dosing which enables doctors to tailor a patient’s treatment of this variable disease with a single inhaler. It is a combination of the corticosteroid, budesonide and the fast onset, long-acting bronchodilator, formoterol, in the Turbuhaler dry powder inhaler.
Symbicort Turbuhaler is approved in 68 countries and launched in 44. Early sales performance has been encouraging, achieving a 23% share of the rapidly growing fixed combination market in Europe.
Encouraging clinical results confirm the efficacy and safety of Symbicort and its use for the adjustable maintenance treatment of asthma. Further launches are planned in 2003.

Pulmicort is a corticosteroid anti-inflammatory inhalation drug that helps prevent symptoms and improves the control of asthma. Pulmicort remains one of the world’s leading asthma medicines and is available in several forms, including the Turbuhaler dry powder inhaler, a pressurised metered dose inhaler and the Respules suspension for the treatment of children. The START study is a five year global trial involving more than 6,000 patients in 31 countries, with the objective of evaluating whether early intervention with inhaled glucocorticosteroids will affect the evolution of newly diagnosed asthma. This study will evaluate the benefits of Pulmicort in the early treatment of asthma in adults and children, and is due to report fully in 2003. Preliminary data was reported in September 2002 at the European Respiratory Society showing high efficacy and a good safety profile supporting the early use of Pulmicort. Pulmicort Turbuhaler was launched in Japan in February 2002.

Pulmicort Respules, the first and only nebulised corticosteroid in the US for children as young as 12 months of age achieved 66% growth with 1.8 million prescriptions in 2002. In December 2002, Pulmicort Respules accounted for 17% of the US paediatric asthma controller market prescriptions.
Pulmicort Respules is the number one prescribed inhaled corticosteroid among paediatricians in the US.

Oxis is a beta-agonist asthma therapy with a fast onset and long-acting clinical effect for the relief of asthma symptoms when corticosteroid treatment is not adequate. It is now approved in most of the EU for additional ‘as needed’ therapy for patients already taking it as part of their regular maintenance therapy. This additional indication has enabled Oxis to increase its share of the long acting beta-agonist market. Oxis was approved for the treatment of chronic obstructive pulmonary disease (COPD) in the EU in December 2002.

Rhinocort is a nasal steroid treatment for allergic rhinitis (hay fever), perennial rhinitis and nasal polyps. It combines powerful efficacy with rapid onset of action and minimal side effects and is available as a once daily treatment in the Rhinocort Aqua pressurised metered dose inhaler and the Turbuhaler dry powder inhaler forms. US sales of Rhinocort Aqua in 2002 showed strong growth and as of December 2002 accounted for 13% of the inhaled nasal steroid market.

Accolate is an oral leukotriene receptor antagonist for the treatment of asthma available in most markets.

Pipeline
Symbicort phase 3 development has started in the US in the pressurised metered dose inhaler. Further development of Symbicort includes use for the treatment of COPD and regulatory submissions for this indication were made in Europe in 2002.

Three new compounds have entered pre-clinical development targeted at COPD (AZD3342, AZD0275 and AZD0902) and one compound at osteoarthritis (AZD8955).

Compounds currently in early development include AZD7140, AZD8309 and AZD9056 each of which have novel mechanisms of action and are targeted at rheumatoid arthritis.

We have discontinued our development of
D5522, AZD4407 and AZD2315 as a result of their failure to meet our target profile.

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16	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review

Central Nervous System (CNS)

Strategic priorities
To build on the growth of our key products Seroquel and Zomig through continued investment in the treatment of major CNS disorders.

Therapy area in brief
Depression and anxiety affect an estimated 30 million people in the developed world.

Prevalence of Alzheimer’s disease set to increase exponentially over the next 15 years unless new effective treatments are found.

Acute stroke is the third leading cause of death in North America and Western Europe and the most common cause of adult disability.

CNS therapies world market value: $46 billion.

Key products
Growth products
Seroquel, schizophrenia therapy. Zomig, migraine treatment.

2002 in brief
Global sales of Seroquel exceed $1 billion annually for first time.

Seroquel was the only major anti-psychotic to increase market share in the US.

Filing in the US for Seroquel for the treatment of bipolar mania submitted in December 2002.

Zomig Rapimelt launched in Japan.

Zomig Nasal Spray launched in Sweden, UK, Germany and Austria.

Cerovive progressing well through development.

R&D focus
New indications for existing products and the development of new approaches to the treatment of acute stroke, depression/anxiety, multiple sclerosis, Alzheimer’s disease and overactive bladder.

We made significant progress in 2002 in our aim to grow as a major force in the CNS area, with strong sales growth for our key products and several major R&D milestones being reached. Globally, in the CNS sector, AstraZeneca now ranks number nine and is one of the fastest growing companies.

Key products
Seroquel is an atypical anti-psychotic for the treatment of schizophrenia. Since its launch in 1997, Seroquel has been used to treat more than four million people worldwide in over 50 countries. With strong sales in the US, Seroquel commands 19% of new prescriptions in the US anti-psychotic market. It is the only major anti-psychotic with increasing share in this key market. Sales are also growing strongly in major European markets and Japan (where it is sold under licence by Fujisawa). Annual sales exceeded $1 billion for the first time in 2002.

Seroquel is effective against the positive, negative, cognitive and affective symptoms associated with schizophrenia with an onset of action within one week. Studies support a positive effect on mood, hostility and aggression.Seroquel offers the efficacy of the newer atypical agents but with unique patient tolerability, characterised by the low profile of extrapyramidal side effects across the entire dose range.

Continuing strong sales growth of Seroquel is anticipated through new indications and increasing penetration in the schizophrenia market. Filings were made in the US in December 2002 for use of Seroquel in the treatment of bipolar mania and are scheduled for Europe for Q1 2003. Further developments are planned to show the full spectrum of clinical benefit in the elderly population and in those suffering from mood disorders.

Zomig, for the treatment of acute migraine, provides rapid relief of symptoms and is effective when taken at all stages of a migraine attack. Available in over 80 countries, it is the leading second-generation triptan with a global market share of 16%. Total cumulative sales of $1 billion were achieved in July 2002.

Zomig Rapimelt (a rapidly dispersible formulation offering patients a convenient, orange flavoured melt-in-the-mouth tablet) was additionally launched in Japan in June 2002 and early signs indicate that it is generating additional sales for Zomig mirroring the significant success achieved in other markets.

Zomig Nasal Spray is a new formulation in an easy-to-use and convenient device to deliver fast pain relief for migraine sufferers. The nasal spray received EU approval in 2002 and was successfully launched in Sweden, the UK, Germany and Austria with other major markets expected to follow through the first half of 2003. In Sweden, the first market where Zomig was launched, sales increased by almost 28% following the introduction of the nasal spray and customer feedback continues to be encouraging with the total Zomig brand capturing share from competing products.

Pipeline
Ongoing development projects include two serotonin antagonists (AR-A2 and AZD1134) selective for the 5HT 1B receptor subtypes.

Cerovive (previously known as NXY-059) is a nitrone-based free radical trapping agent for treatment of acute ischaemic stroke, a disease with substantial unmet need for new effective therapies. Pre-clinical data suggests that Cerovive may have the potential to minimise or prevent further neuronal damage to the brain following an acute ischaemic stroke and phase 2 results in stroke patients indicate a favourable safety profile. Phase 3 studies are scheduled to commence in 2003.

AstraZeneca aims to become a leading player in the area of overactive bladder (OAB) therapy. Early development activities for the treatment of OAB include potassium channel activation (ZD0947) and neurokinin antagonism (AZD5106), both novel approaches to the treatment of this highly prevalent condition.

Alzheimer’s disease is a core strategic focus. AZD0328 is a new candidate drug with a novel mechanism of action.

The collaboration with Shanghai Jiaotong University on neurogenetics, established in 2001, is progressing well as is our collaboration with NPS Pharmaceuticals with early and late phase pre-clinical projects on metabotropic glutamate receptors covering all major CNS and pain control disease indications.

We have discontinued our development of NAD-299 for depression as a result of its failure to meet our target profile.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review	17

Pain Control

Strategic priorities
To become a major force in pain control by building on our world leading position in anaesthesia, including maintaining Diprivan sales and increasing Naropin sales and by introducing new products for pain management.

Therapy area in brief
Anaesthetics are essential for surgical procedures in hospitals, clinics and day-care surgeries.

Over 46% of adults in the western world suffer from chronic pain. Pain management is the most common reason for seeking medical care.

High level of unmet medical need such as improved efficacy and reduced side effects.

Pain control world market value: $27.1 billion.

Key products
Growth product
Naropin, local anaesthetic.
Established products
Diprivan, general anaesthetic.
Xylocaine, local anaesthetic.

2002 in brief
We maintained our leading position in the anaesthetic market with a share of 33%.

Approvals in EU for extended uses for Naropin.

R&D focus
Development of therapies for nociceptive pain (caused by tissue damage) and neuropathic pain (caused by nerve damage). Pipeline includes projects addressing mechanisms such as G-protein coupled receptors and novel ion channel blockers, aimed at delivering first-in-class therapies.

We are a world leader in anaesthesia, with over 50 years’ experience and a strong record of innovation and excellence. Plans to develop our pain control portfolio include exploitation of new mechanisms with novel approaches that are strongly linked to disease processes in key indications.

Key products
Diprivan, the world’s largest selling general anaesthetic, is used in the induction and maintenance of anaesthesia and for intensive care sedation. Despite continued generic competition, Diprivan has a 25% share of the global general anaesthetic market. In the US, Diprivan has a 24% share of the general anaesthetic market with 53% of total propofol sales. In Japan, sales continued to grow in anaesthesia and sedation and Diprivan has gained a 36% share of the general anaesthetic market. The improved microbial resistant formulation, Diprivan EDTA, is approved in the majority of markets and accounts for more than 90% of total Diprivan sales.

Naropin is a long-acting local anaesthetic with improved safety and mobility profile compared with bupivacaine. Regulatory submissions for intra-articular, spinal and continuous peripheral nerve block uses were filed in 2001 and we have received several approvals in EU countries in 2002.

Xylocaine continues to be the world’s most widely used local anaesthetic, after 50 years on the market.

Pipeline
AZD3582 is the first compound in a new class of drugs called COX-inhibiting nitric oxide donators (CINODs). It represents a novel approach to the treatment of acute and chronic nociceptive pain conditions such as post-operative pain and arthritic diseases. The rationale for AZD3582 is to retain a balanced inhibition of both Cox-1 and Cox-2 enzymes to deliver a controlled donation of nitric oxide to provide organ protection. Nitric oxide is thought to play a major role in maintaining mucosal integrity in the stomach and other organs, thereby reducing the gastrointestinal and other damage associated with non-steroidal anti-inflammatory drugs (NSAIDs).

AZD4717 is the second compound in the novel CINOD class and is being developed as a follow-up to AZD3582.

AstraZeneca has recently amended its marketing agreement with NicOx to include Japan and thereby ensure AstraZeneca has exclusive worldwide rights to a number of CINOD development compounds.

AZD4282 (oral glycine) is an N-methyl-D-aspartate (NMDA) antagonist under development as a treatment of neuropathic pain. It is an antagonist at the glycine site associated with the NMDA receptor complex. Binding to the glycine site is expected to avoid the adverse CNS effects produced by NMDA channel blockers.

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18	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review

Geographic Review

Our strategy in key markets centres around driving the growth of key products, the successful introduction of new medicines and new indications for existing products and continued improvement in the speed and efficiency of our operations.

North America

US
In support of our key business priority of ‘winning in the US’, we continued to build our presence in this highly competitive market.

In 2002, our US business increased sales by 10% from $8.5 to $9.4 billion. This represented a 6% share of the US prescription pharmaceutical market, making AstraZeneca the fifth largest company in the US. The US market contributed 52% of AstraZeneca’s total sales in 2002.

This performance was against the backdrop of a US pharmaceutical industry which faces a number of challenges. These include the continuing absence of any meaningful prescription drug benefit for Medicare recipients, government support for importation of prescription drugs from Canada and price controls and proposed changes to legislation protecting intellectual property. State governments are introducing preferred drug lists and other restrictions on Medicaid. In addition, the Prescription Drug Use Fee Amendment Act (PDUFA), the mechanism that allows for the expedited review of drug applications, was renewed to increase both risk assessment and post-marketing surveillance requirements for new products. During the year, there was a significant level of criticism of the patent defence strategies typically pursued by R&D based pharmaceutical companies. The trial in New York of AstraZeneca’s suits against four generic drug companies (more details of which are set out on page 103) received considerable media attention.

Gastrointestinal (GI)
In 2002, AstraZeneca retained leadership of the US market in GI treatment with the continuing success of Nexium and Entocort EC. The absence of generic competition for the first 11 months meant that Prilosec also made a substantial contribution to our US sales performance in the year with total US sales of $2.8 billion.

Nexium became the second most prescribed PPI with a 21% monthly share of total prescriptions and which at year end exceeded those written for Prilosec. Total US sales of Nexium in 2002 were $1.5 billion. Nexium is also now the leading product to which patients switch from other treatments in the anti-secretory category. This performance was attributed to the strong clinical data available to support the sales force, Managed Care Access and a nationwide, direct-to-consumer advertising programme covering both broadcast and print media.

Nexium and Prilosec had a combined 28% share of the US anti-secretory market.

Generic omeprazole performance in the early weeks after launch is described on page 31.

Entocort EC, for the treatment of Crohn’s disease, achieved sales of $20 million in 2002.

Cardiovascular (CV)
The CV product portfolio achieved sales of $1.6 billion in 2002. Exclusivity for lisinopril, the active ingredient in Zestril, expired in the US in June. As anticipated, erosion of the market share of Zestril was rapid and, by Q3 of 2002, generic lisinopril gained a 32% share of the ACE inhibitor market. Total Zestril sales were $467 million in 2002 compared to $617 million in 2001. Sales of the combination product, Zestoretic (Zestril in combination with a diuretic), were also significantly affected by the patent expiry.

A strong performance by Toprol-XL, the leading branded beta blocker in the US, led to a 43% increase in sales to $617 million for 2002. Toprol-XL prescription market share increased to 21%. The Atacand family of products continues to outperform the angiotensin receptor blocker market in terms of total prescription volume growth, with 34% in 2002 compared to 23% for the market as a whole. Total sales of Atacand products in 2002 were $206 million.

As described on page 12, we received an approvable letter for Crestor which required further information from our ongoing clinical study programme to be provided to supplement that already submitted. The data is scheduled for submission during Q1 2003. The launch of Crestor in the US is expected in the latter part of 2003.

Oncology
The FDA announced in January 2003 that it required more time (until 5 May 2003) to complete the Priority Review of Iressa following the recommendation supporting approval of Iressa by the Oncologic Drugs Advisory Committee in September 2002.

Sales of Arimidex grew by 127% to $134 million in 2002 following the good results, first reported in December 2001, from the ATAC trial for the adjuvant use of the drug in the treatment of post-menopausal women with early breast cancer. Casodex remained the anti-androgen market leader in the US with 79% prescription market share and total sales of $180 million for the year. However, in June the FDA issued a non-approvable letter for Casodex 150mg for the treatment of early prostate cancer (more details of which are set out on page 13).

Zoladex achieved a growth rate of 7% and total sales of $212 million in 2002. We received marketing approval for Faslodex in April 2002 for the treatment of breast cancer, further strengthening our leadership position in hormonal cancer treatments.

Our US distribution agreement with Barr Laboratories, Inc. for non-branded tamoxifen expired in August 2002, as did our patent for Nolvadex. At the same time, a six month period of market exclusivity commenced which was awarded by the FDA in connection with the successful completion of certain paediatric testing with the product. Barr thereafter commenced litigation against the FDA challenging the FDA’s refusal to grant Barr final approval for its own generic tamoxifen prior to expiration of AstraZeneca’s exclusivity period. Barr also declined our offer to extend the distribution agreement to the end of the exclusivity period. In October 2002, we began shipping non-branded tamoxifen to customers to ensure an uninterrupted supply of products to patients. More details about this are set out on page 104.

Our discussions with the US Department of Justice concerning its investigation into the sale and marketing of Zoladex are continuing. More information about this can be found on page 104.

Respiratory and Inflammation
Sales of Pulmicort Respules were up 75% in 2002 to $257 million strengthening its position as the inhaled corticosteroid of choice for the treatment of children under five years of age with asthma. Pulmicort Turbuhaler sales only declined modestly to $104 million in 2002, despite the launch of a new competitor (fluticasone and salmeterol in combination) in the inhaled corticosteroid

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review	19

market. In 2002, Rhinocort Aqua led the aqueous inhaled nasal steroid market in percentage total prescription volume growth and achieved sales of $172 million for the year. The Symbicort phase 3 clinical trial programme was expanded with several new studies being started, in preparation for the scheduled launch of the product in the US market in 2006.

Central Nervous System (CNS)
Sales in CNS were driven primarily by the strong sales growth for Seroquel of $927 million (+67%). Completion of a major clinical trial programme for mania during 2002 is expected to lead to a submission for marketing approval for this new application in early 2003. Zomig achieved total sales of $177 million in 2002, up 20% on 2001. We are awaiting approval to market the nasal spray formulation in the US. The nasal spray delivers a faster onset of action than Zomig in tablet form.

Pain Control
Despite the introduction of generic competition, Diprivan sales reversed their previous downward trend and in 2002 showed a 3% increase over 2001 levels, with total sales of $216 million. This was principally due to increased use in the intensive care sedation market. Diprivan continues to be the market leader for injectable general anaesthetics.

Infection
Merrem sales increased by 9% in 2002 and was the driving force behind the increased used of carbapenems in serious infections. Total sales for the year were $59 million. We are currently studying data from the recent trial of Merrem in the treatment of cystic fibrosis with a view to submitting an application for approval for this indication early in 2003. Trials of Merrem in the treatment of skin and skin structure infections, ventilator associated pneumonia and pancreatitis continued to enrol patients during 2002. The trials are scheduled for completion in 2003 and 2004.‘Cefotan’ (a trade mark of Yamanouchi Pharmaceuticals Co., Ltd licensed to AstraZeneca) achieved sales growth of 3% in its sixteenth year on the market, with total sales of $54 million in 2002.

Sales and marketing
Personal selling by sales representatives remains the single most effective marketing method in the industry. We continued to improve the effectiveness of our sales force in the US as illustrated by an AstraZeneca sales representative winning the ‘Pharmaceutical

Representative’ magazine ‘2002 Pharmaceutical Sales Representative of the Year Award’. We welcome and are committed to full compliance with the new policies of the Pharmaceutical Research and Manufacturers of America (PhRMA) on promotional practices.

Facilities
During 2002, we completed the relocation of 1,200 AstraZeneca employees from our site in Wayne, Pennsylvania to our existing campus in Wilmington, Delaware. As a result, about 4,200 employees are now based at the Wilmington facility, over 40% of our total US workforce. The expansion of the Wilmington site began in October 2002 and is scheduled for completion in the first half of 2003.

Canada
In 2002, sales growth in Canada was 10% with total sales of $570 million. AstraZeneca ranks number four in Canada with a 7% market share. The product portfolio performed well. Symbicort was successfully launched and is rapidly gaining market share. Nexium showed strong performance since its 2001 launch and continued to build market share. Two product franchises, Atacand and Seroquel, performed very well over the previous year with increases of 47% and 58% respectively. The Oncology group had another successful year with sales growth of 13%, driven largely by Zoladex and Casodex. AstraZeneca ranks number one in Canada in oncology with a 22% market share.

Europe
AstraZeneca is ranked third in the European pharmaceutical market with a market share of 5.3%. Sales grew by 5% in 2002 to $5,695 million despite patent expiries, specifically Losec and Zestril in the UK and the Netherlands.

Market factors
Market trends in Europe are increasingly challenging. Government imposed price cuts impacted sales, with Italy suffering a 5% price reduction on all products. Generic substitution in Europe is being encouraged through legislation, with compulsory generic substitution introduced in Sweden and Germany in 2002.

A further feature of the European market is the significant increase in the movement of products between countries, usually from southern Europe, where prices tend to be lower than northern Europe. This particularly affected our performance in Germany and the UK where reported sales are based on invoiced sales by AstraZeneca in the country in question.

Product highlights
Across Europe total sales of Nexium and Symbicort reached $630 million in 2002.

The Oncology portfolio has performed well ahead of expectations, specifically driven by the growth products Casodex and Arimidex, but also Zoladex. Sales growth of 28% of these brands was achieved in 2002 along with improved market share.

Other growth products that performed well were Seroquel and Atacand achieving 67% and 32% sales growth respectively.

Market highlights
Of the large markets, France continued to perform well with 13% sales growth comparing favourably to market growth. Nexium performed particularly well in its launch year achieving sales of $53 million in nine months and a 9% market share. Symbicort achieved a 24% market share with sales of $67 million in 2002.

Sales growth in Italy of 16% outperformed total market growth. AstraZeneca sales of Nexium were $61 million with total brand market share including licensees reaching 21%, seven months after launch. Symbicort achieved a 16% market share of the fixed combination market. Other key contributors to the strong growth were Casodex (+69%), Arimidex (+32%), Seroquel (+100%) and Atacand (+29%).

UK sales were down by 20% driven by the patent expiries for Losec and Zestril. Nexium increased its market share to 6% achieving sales of $40 million in 2002. Symbicort showed continued strong growth and achieved 14% of the fixed combination market with $23 million sales. Strong performances were also seen for Casodex and Arimidex.

In Germany Nexium has already gained a 15% market share whilst Symbicort sales continued the strong positive trend seen in 2001 with year end market share of 34%.

Overall sales in Sweden achieved 3% growth in 2002. Nexium continued to grow and achieved a market share of 16%. Symbicort performed well and achieved a 48% market share of the fixed combination market.

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20	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review

Geographic Review continued

The Netherlands showed a decline of 29% entirely driven by patent expiries. Nexium and Symbicort sales continued to increase achieving a market share of respectively 9% and 18%.

The rest of Europe achieved a strong performance broadly above expectations driven by the introduction of Nexium and Symbicort in most markets along with the strong contribution of the oncology portfolio.

Japan
AstraZeneca was the fastest growing major pharmaceutical company in Japan during 2002 with sales growth of 21%, significantly exceeding the market. AstraZeneca is the largest pharmaceutical company in terms of oncology sales and has continued to increase its overall marketing and sales capabilities and now has the second largest field force in Japan.

Iressa was launched in August achieving sales of $65 million in 2002. Casodex sales also grew strongly by 41% and now has a 78% market share.

Losec was the fastest growing PPI in Japan in 2002 with sales growth of 40%. Seroquel (out-licensed to Fujisawa) has also grown strongly (by 50%) and now has a 22% market share.

During 2002, in addition to the Iressa launch, AstraZeneca launched Pulmicort, Zoladex LA and Zomig Rapimelt and received approval to promote Arimidex adjuvant use, and Losec for H. pylori eradication.

Asia Pacific
Australia provided strong growth (+16%), ahead of the market. A highlight was the successful launch of Nexium. In December, following an appeal by AstraZeneca, the High Court of Australia overturned a previous decision by the Federal Court which declared the formulation patent for omeprazole (the active substance used in Losec) invalid. The latest judgement restored the patent’s validity, which will significantly reduce further threats of generic competition to Losec in Australia.

Strong growth also occurred in China and South Korea (+13% in both cases) providing a firm platform for future growth and expansion plans.

Latin America
The economic turbulence across the Latin American markets had a mixed effect on AstraZeneca in 2002. The greatest impact was in Argentina where AstraZeneca sales declined in line with the market decline. Elsewhere in the region though, sales in the key markets remained largely unaffected by economic and political pressures: in Brazil growth was well ahead of the market.

Mexico and Venezuela provided exceptionally strong sales growth (25% and 86% respectively). This was well ahead of market growth.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review	21

Research and Development (R&D)

Our R&D is focused on improving productivity and efficiency of new drug delivery, increasing our output of quality CDs, vigorously eliminating weaker products from early development and bringing better drugs to market faster. We will continue to simplify our processes, speed up our decision making and increase our focus on key projects.

In R&D we employ over 11,000 people at nine major sites in five countries – the UK, the US, Sweden, Canada and India. Our 2002 R&D investment totalled $3,069 million.

AstraZeneca R&D remains an integrated, project driven organisation. Our approach is therapy area led with scientific, medical, technical and ethical input and control being provided by large, multi-skilled Discovery and Development organisations. This offers a number of significant advantages including sharing of best practice in terms of science and technology and efficient use of resources in a multi-site, global organisation.

During 2002, we looked closely at overall productivity and efficiency throughout our global organisation. In Discovery, our aim is to increase the output of high quality candidate drugs (CDs) with a lower risk of failure in development. In Development, our aim is to develop better drugs faster.

We remain focused on meeting our principal R&D performance target of delivering new, medically important and commercially successful products to the market every year.

Discovery
Our Discovery organisation consists of highly skilled employees working in each of our eight research areas. The scientific groups are spread over a number of research sites worldwide but are organised so as to gain critical mass efficiencies and exchange of ideas and project opportunities.

Safety assessment and process R&D teams work across all areas, starting in Discovery and following projects through Development and life cycle management.

To increase the likelihood that CDs will progress through late stage development to market we are bringing new aspects of clinical medicine to the drug discovery process. This provides better understanding of human diseases and how future drugs will work to prevent and treat those diseases. We are also introducing more stringent safety and drug metabolism/pharmacokinetic testing earlier. This allows for early identification of CDs that are unlikely to succeed.

We have increased CD delivery by 20% in the last three years. On average, one quality CD now enters pre-clinical development each month. During 2002, a further 11 CDs were selected and, in addition, six early development projects reached volunteer dosing.

In 2002 we introduced a global knowledge exchange project incorporating systems that maximise the benefits of using the latest communication and informatics technologies. Our global Enabling Science and Technology activity continues to support all research areas worldwide with skills in compound management and natural product screening, structural chemistry, bio-imaging, genetics, transgenics, protein science and supply and informatics. We have also initiated a new global compound collection enhancement project. Our advanced science and technology activity has introduced a variety of new enabling technologies for drugs search programmes.

We continued to invest in R&D facilities by upgrading or replacing older laboratories in Sweden, the UK, the US and India and by purchasing new technology and equipment to improve our capability in leading edge science. Recruitment of highly skilled new staff continued alongside the ongoing training and development of existing employees where appropriate.

Development
Our Development organisation consists of people skilled in clinical research, regulatory affairs and pharmaceutical development. Maximum efficiencies are achieved from global working applied flexibly across the business subject to the provision of site specific needs or technologies.

Our focus in 2002 was to complete the development programmes and deliver the regulatory support which we require for the approval and launch of Faslodex, Iressa, Crestor and Exanta. We also placed high priority on successful delivery of lifecycle programmes designed to optimise growth of our marketed range of products.

We continue to improve our productivity and speed of product development through initiatives designed to make maximum use of local expertise within our global organisation. Specific e-based clinical and regulatory projects have been initiated to further speed our access to data worldwide and to improve regulatory file preparation and submission timelines.

Productivity gains have also been realised through a more strategic approach to purchasing and outsourcing arrangements across the whole drug development process. Independent industry sources (CMR International) identify AstraZeneca as being among the fastest in drug development in the industry.

Collaborations
Over 300 new collaborations have been entered into in 2002 with leading academic centres and biotech companies to complement our in-house R&D capabilities.

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22	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review

Development Pipeline

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review	23

ADP – adenoside diphosphate
AF – atrial fibrillation
CHF – congestive heart failure
CINOD – Cox inhibiting nitric oxide donator
COPD – chronic obstructive pulmonary disease
CPU – carboxy peptidase-U
EGFR-TKI – epidermal growth factor receptor-tyrosine kinase inhibitor
GERD – gastro-oesophageal reflux disease
HCTZ – hydrochlorothiazide

IBAT – ilial bile acid transport
K+ – potassium
LHRH – luteinising–hormone releasing hormone
MAA – marketing authorisation application (Europe)
MI – myocardial infarction
NCE – new chemical entity
NDA – new drug application (US)
NK-2 – neurokinin 2 antagonist
NMDA – N-methyl-D-aspartate
NSAID – non-steroidal anti-inflammatory drug

NSCLC – non-small cell lung cancer
PC – pre-clinical: candidate drug accepted for development but not yet administered to man
pMDI – pressurised metered dose inhaler
PPAR – peroxisome proliferator-activated receptor
sc >– subcutaneous
VEGFR-TKI – vascular endothelial cell growth factor receptor-tyrosine kinase inhibitor
VTE – venous thromboembolism
> 2005 – not earlier than 2006

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24	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review

Commercialisation and Portfolio Management

We have one of the broadest portfolios in the industry today. Maintaining the quality of this portfolio requires stringent prioritisation to maximise the value of high potential products and manage the progress of promising compounds in earlier development.

To develop successful medicines we need to address unmet needs, find novel solutions, minimise the technical risk and maximise the commercial opportunity. Product Strategy and Licensing (PS&L), working closely with R&D and major marketing companies, leads the commercial aspects of drug development and co-ordinates global product marketing strategy. This includes selecting the right products and projects for investments, developing effective marketing platforms in time for new product launches and directing the creation and delivery of product marketing strategies that successfully align global and national plans.

Successful commercialisation of new products is dependent on satisfying the needs of our different customer groups with a product with the right profile. Target product profiles (TPPs) are clearly defined early in development and act as a focal point for R&D activity as well as planning by the sales and marketing organisations. The TPPs describe the unmet needs of main patient and customer groups as well as how we should develop our project to meet these needs. Among the factors considered in developing a TPP are product features and benefits, medical and health outcomes information, positioning, pricing and the competitive environment.

In common with other leading pharmaceutical companies, we seek to strengthen our portfolio, where appropriate, by licensing in attractive products or technologies from external sources.

With sales in over 100 countries, we have an extensive, high quality global sales and marketing network.

In the majority of key markets, we sell through our wholly-owned local marketing companies and in other countries through third party distributors or local representative offices.

Our products are marketed primarily to physicians (both general and specialist) as well as to other healthcare professionals. Marketing efforts are also directed towards explaining the economic and therapeutic benefits of our products to governments and healthcare buying groups, for example, managed care organisations in the US, trust hospitals and budget-holding medical groups in the UK and other organisations which pay for healthcare costs in various countries. In the US, we invest a significant amount of money in direct-to-consumer advertising campaigns for certain of our products.

Our e-business strategy focuses on supporting product development and marketing, increasing productivity and reducing costs.

We use e-business opportunities to strengthen our relationships with key stakeholders and to improve our overall speed and effectiveness.

Efficient pharmaceutical development requires transparent, quality assured processes, acceptable to regulatory authorities and increasingly relies on new technologies as well as strategic outsourcing. We are making significant investments in these new approaches and use internet-enabled processes and external partnerships to simplify the capture, collation, analysis and reporting of clinical trials data. In 2002 we used internet-enabled processes to capture data in clinical studies in many geographic regions, including Europe, Japan and the US. In addition, more than 50 studies are currently supported by internet tools, such as document exchange sites and extranets.

Significant progress has been made in business-to-business activity including the licensing of an application which improves efficiencies with suppliers and which is expected to realise savings in the procurement area.

In 2002, we launched a customer internet portal in the US that enables our direct trade customers to place orders and obtain up to the minute information on billing and order status.

E-marketing has been integrated into our worldwide commercial operations to improve marketing effectiveness and offer new customer value. In particular, we focus on providing a wide range of innovative internet-based physician resources in key therapy areas.

In the US, AstraZeneca maximises opportunities for direct contact with the consumer by providing patient-focused websites as well as a range of other online promotions.

In Europe and Asia, we have e-business programmes underway to improve interaction with healthcare providers and are developing internet strategies to support patients’ online needs.

Our products are in fierce competition with others in respect of clinical efficacy, tolerability, price, cost-effectiveness and ease of use for patients.

The prescription pharmaceutical market is intensely competitive. AstraZeneca’s principal competitors are other international, research-based pharmaceutical and biotechnology companies which also sell branded, patent-protected, prescription pharmaceuticals.

Following patent expiry, our products also compete with generic pharmaceuticals. Competition with generic pharmaceuticals is principally on price since generic pharmaceutical companies typically incur only limited R&D costs compared to those of research-based companies such as AstraZeneca.

Our ability to maintain and enhance our competitive position in our chosen therapy areas depends mainly on our development of new, innovative, cost-effective products from our R&D and in-licensing activities, the manufacture and supply of products to high quality standards and the effective marketing of products to our global customer groups.

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Supply and Manufacturing

With 32 manufacturing sites in 20 countries and 15,000 employees worldwide, our Operations organisation aims to provide robust, fast, flexible and cost effective supply of AstraZeneca’s product range globally.

Fast, effective supply
The fast and effective introduction of new products is key to future business success and multiple launches around the world within short timeframes has become the accepted industry norm. High initial demand followed by rapid growth in a variety of markets requires us to deliver a reliable flow of products to exacting quality standards and in a safe and environmentally sound manner. All new product launches in 2002 were successful with product available to meet the required launch dates and the early product growth demand. In preparation for these launches as well as readiness for Crestor and Exanta, several new facilities were commissioned for active ingredient and formulated product manufacture and packaging in Puerto Rico, Sweden and the UK.

Continued success also depends on unconstrained supply of our established products. Some limited supply problems on certain products occurred during the year and were addressed. A comprehensive programme was also put in place during 2002 to shorten production lead times and move manufacture from a ‘make to stock’ bias to a ‘demand pull’ approach. Positive results have already been achieved with significant lead-time reductions on several key products supported where necessary by improved process reliability. Cross-functional team working and a strong focus on robust, fast and responsive product supply has been key to achieving this improvement. The programme is expected to deliver further improvements in the cost of manufacture of our products as well as significant working capital benefits through better utilisation and management of stock.

An efficient supply network
2002 saw the continued development of our supply network that consists of both our own manufacture and that of our contractors. AstraZeneca’s supply network is supported by global supply chain teams as well as purchasing, engineering, safety, health and environment (SHE) and quality and compliance functions.

Our strategy remains to operate a small number of sites for the manufacture of active ingredients supported by speciality chemical contractors operating mainly in Europe and Japan. We have five active pharmaceutical ingredient sites in France, Puerto Rico, Sweden and the UK as well as a bulk drug purification plant in Germany. Some 1,500 people are employed in active pharmaceutical ingredient supply.

For certain key products, there are a number of global formulation facilities. In addition there are a small number of facilities that produce established products for regional or local markets as well as a small number of contractors supplying specialist formulations. Our principal formulation sites for oral solid dosage forms (such as tablets and capsules) are in France, Germany, Puerto Rico, Sweden, the UK and the US. There are also major formulation sites for the global supply of parenteral dosage forms and inhalation products in France, Sweden and the UK.

Packaging is undertaken at a large number of locations, both at AstraZeneca facilities and contractors’facilities, to support our local sales and marketing companies. Some 12,500 people are employed in formulation and packaging. Our manufacturing asset base is routinely adjusted to ensure effective use is made of our production capacity and an appropriate balance achieved between high utilisation and sufficient additional production capacity to launch new products and grow existing products. A number of older units were closed during the year with residual manufacture transferred to contractors. The intention to sell a small manufacturing facility in Mexico was also announced. We will continue to make further adjustments to our manufacturing base to ensure optimum utilisation of production capacity.

Continuing investment
Investment for growth remains a core element of our supply strategy and in 2002 capital expenditure totalled $557 million. New plant brought into operation included capacity for Casodex in Germany and Puerto Rico, for Seroquel and Iressa in the UK, for Pulmicort in the US and for Cresto in Puerto Rico and the UK.

Looking ahead, plans are in place to expand our manufacturing capability in France, Germany, Japan, Puerto Rico, Sweden, the UK and the US to help to meet the growing demands of our product portfolio.

Regulatory environment
Ensuring both patient safety and the efficacy of our medicines is a core priority. Our supply and manufacturing organisation works diligently to exceed the expectations of all stakeholders as well as those of regulatory authorities. The outcome from all inspections is rigorously reviewed and action taken to further enhance compliance. Device presentations of inhalation products present manufacturing challenges and where appropriate, like other manufacturers, we keep these under review with relevant regulators. During 2002, we did not experience any delays to approvals due to regulatory compliance issues at our manufacturing sites or those of our contractors. There were several successful pre-approval inspections by regulatory authorities during the year including those for Iressa and Faslodex. All sites involved in the proposed manufacture of Crestor were approved in 2001.

SHE operating standards around the world continue to become more stringent with regulators placing emphasis on environmental standards. Our manufacturing sites are operated under various site-licensing regimes and during the year, we had three legal sanctions across our global operations which have been dealt with satisfactorily. There are currently no environmental issues that constrain AstraZeneca from fully utilising any sites. Our aim is continuous improvement, learning from incidences of non-compliance to ensure that we meet both the regulatory requirements and current good practice standards. Further information about our SHE performance can be found in the separate 2002 Corporate Responsibility Summary Report.

Raw materials
AstraZeneca’s global purchasing policies together with our business interruption risk management (BIRM) process are aimed at ensuring the supply of raw materials, manufacturing equipment and other key supplies, all of which are purchased from a range of suppliers. The BIRM process systematically examines a range of risk scenarios to global supply, such as disasters that remove supply capability or the unavailability of key raw materials and ensures that these risks are mitigated by the implementation of contingency plans, including the appointment of dual or multiple suppliers and maintenance of appropriate stock levels. Although the price of raw materials may fluctuate from time to time, our global purchasing policies seek to avoid such fluctuations becoming material to our business.

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26	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review

Other Businesses	Main Facilities

Astra Tech
Astra Tech is engaged in the R&D, manufacture and marketing of medical devices and implants for use in healthcare, primarily in urology but also in odontology, diagnostic radiology and surgery. Astra Tech has a leading position in the Nordic countries and is expanding its operations in Europe and other key markets.

All products showed good sales growth, in particular the Dental Implant System, which is gaining market share in several key markets. Further investments have been made in R&D, clinical research and new production facilities to strengthen the product portfolio and in the US in sales and marketing capabilities.

Salick Health Care
Salick Health Care (SHC) is a leading provider of outpatient oncology management and consulting services in the US. Ownership of SHC provides AstraZeneca with a unique window on the provider sector of the US oncology market and access to many leading oncologists.

SHC manages full-service outpatient comprehensive cancer centres in affiliation with major teaching and community hospitals in California, Florida and New York and is affiliated with a large network of over 100 physicians, working in specialised areas such as medical, radiation and surgical oncology.

In 2002, SHC performed well in its cancer centre management business with positive profit and cash contributions and is pursuing growth of its recently launched consultancy business which provides hospitals with assessments of cancer care programmes and their financial feasibility.

Additionally, SHC has continued its development of an innovative clinical research network to improve patient care and cancer treatment.

Marlow Foods
Marlow Foods is a leading company in the fast growing ‘healthy eating’ sector of the food market. Marlow Foods has established this position through the Quorn brand. Quorn foods use mycoprotein, an innovative protein provided by fermentation.

Quorn is the leading meat alternative brand in the UK with a 17% market share (TN Sofres).

Quorn foods are currently sold in six other European countries, and now the US, following market entry in January 2002.

Sales of the business increased by 8% in 2002 and Marlow Foods made positive profit and cash contributions.

AstraZeneca owns and operates numerous production, marketing and R&D facilities worldwide. Our corporate headquarters are in London, UK and our R&D headquarters are in Södertälje, Sweden.

Out of a total 32 manufacturing sites in 20 countries, our principal manufacturing facilities are in the UK (Avlon and Macclesfield); Sweden (Snäckviken and Gärtuna, Södertälje); the US (Newark, Delaware and Westborough, Massachusetts); Australia (North Ryde, New South Wales); France (Dunkirk, Monts and Reims); Germany (Plankstadt); Italy (Caponago); Japan (Maihara); and Puerto Rico (Canovanas, Carolina and Guayama).

Bulk drug production is concentrated in the UK, Sweden, France and Puerto Rico.

Our principal R&D facilities are in the UK (Alderley Park and Charnwood); Sweden (Lund, MöIndal and Södertälje); the US (Boston, Massachusetts and Wilmington, Delaware); Canada (Montreal, Québec); and India (Bangalore). Other R&D activity is carried out at Macclesfield and Avlon in the UK and Reims in France.

Substantially all of our properties are held freehold, free of material encumbrances and we believe such properties are adequate for their purposes and suitably utilised.

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Intellectual Property	Industry Regulation

During 2002, AstraZeneca invested $3,069 million in global healthcare R&D activities. Obtaining adequate protection for the intellectual property associated with these activities continues to be a key business imperative. The range of protection includes patents, trade marks, design registrations, copyrights and internet domain name registrations.

Our policy is to seek patent or other appropriate intellectual property protection for all of the inventions and innovations of significant commercial value which arise from our drug discovery, development, manufacturing, marketing and other business activities.

This policy is designed to provide each of our new products with an effective portfolio of valid, enforceable patent and other intellectual property rights in all significant markets to protect unauthorised competition during commercialisation. This shield of intellectual property rights extends to those areas of target identification, genomics and other research technologies in which we invest significant resources. The adequacy of the patent, trade mark and domain name portfolio for individual products is kept under review during product development, clinical evaluation and marketing so that, wherever possible, additional protection may be sought for new applications and other developments. The therapy area focus of our R&D operating model allows appropriate intellectual property strategies to be formulated and regularly updated from an early stage in product development.

We vigorously defend our intellectual property rights, including taking appropriate infringement action in various courts throughout the world.

Our products are subject to numerous regulations concerning their safety and efficacy. In many cases, governments also fix their price and/or restrict access to reimbursement. The degree and scope of regulation varies according to the product and countries concerned.

Regulations governing prescription pharmaceuticals are stringent and the manufacture and marketing of these products are normally conditional upon regulatory approval. Registration processes are complex and time-consuming and involve significant expenditure. Regulation is concerned not only with a product’s chemical composition, but also with matters such as manufacturing, handling, packaging, labelling, distribution, promotion and marketing.

AstraZeneca routinely participates in various industry associations and other bodies which, among other things, seek to ensure that those implementing legislation and regulation affecting pharmaceutical companies are fully informed as to its impact.

Product regulation
Before a pharmaceutical product is approved for marketing, it must undergo exhaustive and lengthy clinical trials. The process of developing a new pharmaceutical product, from discovery to launch in the market, can take up to 12 years, but this period varies considerably in different cases and countries. The time taken from submission of an application for marketing approval to launch of the product is typically one to two years.

After a product has been approved and launched, it is a condition of the product licence that all aspects relating to its safety, efficacy and quality must be kept under review. Depending on the country, fines and other penalties may be imposed for failure to adhere to the conditions of product licences. In extreme cases, the product licence may be revoked resulting in withdrawal of the product from sale. Our promotional and marketing activities are also tightly controlled by regulations and self regulating codes of ethical marketing practices.

During the marketing of a product, strict procedures must be in place to monitor, evaluate and report any potential adverse reactions. Where adverse reactions occur or it is judged that they may occur, changes may be required to prescribing advice and to the product licences. In extreme cases, the product licence may be revoked resulting in withdrawal of the product from sale.

Manufacturing plants and processes are subject to periodic external inspection by regulators as part of their monitoring procedures to ensure that manufacturers are complying with prescribed standards of operation.

Price regulation
Prescription medicines are subject to government controls on price and reimbursement which operate in most countries in which we sell our products. This can result in large price differentials between markets, which may be further aggravated by currency fluctuations.

US
Currently, there is no direct government control of prices for non-government drug sales in the US. Federal legislation mandates minimum discounts to US government agencies purchasing drugs for senior citizens, the poor and other populations with special needs. Providing these substantial discounts to the US government is also a condition for the manufacturers’ drugs to be reimbursed by state Medicaid programmes and an additional rebate is required if manufacturer price increases after 1990 exceed the increase in inflation.

In addition, certain states have taken action to require further manufacturer rebates on Medicaid drug utilisation and for other state pharmaceutical assistance programmes.

In 2000, President Clinton signed the Medicines Equity and Drug Safety Act. However, the legislation was not implemented due to concerns over safety and cost-effectiveness. Nevertheless the US Congress is likely to revisit this legislation. The law would allow for the re-importation into the US of pharmaceutical products produced in the US and exported to countries where governmental price controls result in lower prices than in the US. If introduced, such a law could have an adverse impact on our revenues.

Several bills have been introduced in Congress that could provide limited financial help to the elderly for prescription drugs. These various bills would likely result in lower prices for pharmaceutical products and may or may not be offset by increased demand.

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28	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review

Industry Regulation continued

Europe
Most governments in Europe control the price and reimbursement of medicines after taking into account the medical, financial and social impact of a product. This budget-based approach reflects increasing constraints in overall healthcare spending. Governments increasingly require more assurance of value in their expenditures on medicines.

In several European countries, the pricing and reimbursement systems are being evaluated, with the aim of controlling and limiting drug budgets. This is an ongoing process that puts a downward pressure on pricing and reimbursement of medicines in Europe.

Japan
There is formal central government control of prices in Japan. New product prices are determined primarily by comparison with existing product classes. All existing products are subject to a price review based on the market price at least every two years. In addition, products without patent protection are forced to further reduce prices by 4-6%. Regulations introduced in 2000 included an overseas price referencing system, under which prices can be adjusted according to the average price of four major countries (the US, the UK, Germany and France). Generally, if the US pricing environment remains unchanged, these regulations are likely to have a positive impact on pharmaceutical prices in Japan.

Product regulation: Astra Tech
Product registration and certified quality management systems form the basis of the regulatory environment relating to medical devices. In Europe, compliance with regulatory requirements involves the implementation and maintenance of a quality management system and, for certain products, a design dossier review. Medical devices in the US are regulated through a product registration requirement. Astra Tech continues to maintain a European and US compliant quality management system.

Product regulation: Salick Health Care (SHC)
The healthcare facilities to which SHC provides administrative and management services on behalf of certain hospitals are subject to extensive US federal, state and local legislation and regulations, such as those relating to the reimbursement and control of healthcare costs. The largest single component of SHC revenue continues to be fees that are affected by the reimbursement rates for healthcare services which are set or regulated by federal or state authorities.

Product regulation: Marlow Foods
National legislation governs the safety of food products and the nutritional content of foods and their ingredients. Generally, the responsibility for achieving the required standards and for the processes adopted in so doing, resides with the manufacturer. The regulatory agencies audit compliance by way of process audits and product analysis.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Operational Review	29

Corporate Responsibility (CR)

We believe good CR performance depends on achieving an appropriate balance between the economic, environmental and social priorities of sustainable development.

AstraZeneca’s business is focused on delivering shareholder value by maintaining a flow of new medicines that benefit society through improved healthcare. We recognise that to be able to achieve this in the longer term, we must continue to be welcomed as a valued member of society. Good management of our wider responsibilities as a global business is key to our continued success.

This is not a new concept for AstraZeneca – we have always worked to high ethical standards. Our CR programme is an evolution of that commitment, building on our existing policies and best practice to provide a global platform for ensuring appropriate and consistent behaviour worldwide.

In 2002 we published our CR Policy, followed by CR Management Standards and advice for implementation. One of the priorities for 2003 is to continue to communicate these widely within the Company to ensure the integration of CR into all of our activities worldwide.

The medicines that we discover improve patients’ health and quality of life. They also relieve pressure on healthcare systems by reducing incidence of disease or the time needed for treatment. In addition, they help to improve productivity by reducing the time taken off work through illness. Our business activities also bring other economic benefits to the communities around us through local employment and wages, taxes, community support and sourcing of local and national materials and services.

Managing AstraZeneca’s environmental impact continues to be a priority and our attention is focused in particular on areas where we believe our global business has the greatest potential impact, including climate change (arising from energy use and use of propellants in some of our inhalation products) and ozone-depletion (through use of CFC propellants). We have effective management processes and systems in place to support achievement of the targets we set ourselves in these areas and ensure continuous improvement.

With a global workforce of over 58,000 people, our employees have always represented a significant part of our corporate responsibility. We are committed to ensuring their health, safety and wellbeing within a culture of equal opportunity in which people feel valued, supported and rewarded for their individual contribution to AstraZeneca’s success. Communication with and feedback from our employees is very important to us and opportunities for feedback are integrated into all our communication programmes. We also use a two-yearly global employee survey to identify areas of both satisfaction and concern. The first of these in 2000 indicated the progress AstraZeneca had made in its first year: people were proud to be associated with the Company and were clear about and committed to, our objectives. The survey also highlighted some challenges including managing heavy workloads and maintaining the right balance between work and home life. The results of our second survey in 2002 indicated major improvements overall, comparing favourably with external global benchmarks and including good progress in previous areas of concern. Improvement is a continuous process and the 2002 survey highlighted other areas for attention such as opportunities for improving the speed of decision-making and cross-company collaboration. Recommendations on how improvements can be made are being developed across the Company. Implementation in specific areas is the responsibility of the relevant functional and territorial management.

Wherever AstraZeneca is located worldwide, we aim to be responsible members of our local communities through charitable donations, sponsorships and other initiatives that help to make a positive difference. A recent challenge for us has been to identify the full extent of our community support initiatives throughout the Group and to make sure that the information can be shared internally to promote good practice. During 2002, we issued a new community support policy to provide global guidelines for local management. In particular, we focus on bringing benefit in ways that are consistent with our business of improving health and quality of life, and on promoting the value of science among young people. The policy also encompasses reporting of local initiatives through a central database, developed and launched during 2002 to address the need for improved data collection and information sharing. In 2002, our community support totalled $316 million ($303 million of which covered product donations at average wholesale price).

We also made good progress during the year in further developing our CR framework in other areas, including the publication of supporting policies and principles such as our Bioethics Policy, reflecting our commitment to high ethical standards in our R&D processes and our Purchasing Principles, designed to encourage and support our suppliers in embracing similar CR standards to our own.

Measuring our performance is essential to our understanding of the progress we are making and for identifying potential areas for improvement. Whilst we have longstanding measurement processes in place for monitoring our economic, environmental, safety and health performance, we recognise the need to broaden our approach in other areas of social performance. To that end, we have been reviewing our data-processing systems to ensure that, where possible, further social responsibility performance indicators are included. We are also working to include more CR issues in our annual compliance report by senior management to the AstraZeneca Board (the‘letter of assurance’) and in our internal audit processes.

An essential part of our corporate responsibility is to continue to operate to high standards of corporate governance. This has been reinforced by recent high profile incidences of financial irregularities which have resulted in heightened public attention on areas such as financial reporting, accounting procedures and directors’remuneration. The recent US Sarbanes-Oxley legislation and other similar initiatives being introduced in response to these events are requiring changes to corporate governance processes in a number of areas that will further reinforce good practice.

In addition to the processes for employees for expressing concerns outlined in our Code of Conduct, during 2002 the AstraZeneca Board nominated Sir Peter Bonfield as the senior Non-Executive Director contact for investors wishing to raise high-level concerns to ensure clear lines of communication on any potential corporate governance issues. Further information about corporate governance is provided in the Directors’ Report on pages 44 to 48.

More information about our 2002 CR performance is provided in the separate 2002 Corporate Responsibility Summary Report and on our website.

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30	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Review

Financial Review

Introduction
The purpose of the Financial Review is to provide understanding and analysis of our results for the year 2002 and of the progress made since 2001. It also provides details of material changes in financial performance between 2001 and 2000. The Financial Review describes:

>	Business events influencing 2002; page 30

>	Results of operations 2000-2002 in tabular form; pages 30 and 31

>	Results of operations – analysis of year to 31 December 2002; page 31

>	Financial position; page 34

>	Liquidity and capital resources 2000-2002; page 34

>	Financial policies; page 34

>	Critical accounting policies and estimates; page 37

>	Off balance sheet transactions, contingent liabilities and commitments; page 38

>	New accounting standards; page 39

>	International accounting; page 40.

Additionally, in accordance with US requirements:

>	Results of operations – analysis of year to31 December 2001; page 40

>	US GAAP information 2000-2002; page 42.

Business events influencing 2002
The business background is described in the Operational Review sections to this report. The following comments highlight how these and other factors affect our financial performance.

Our operations are focused on prescription pharmaceuticals and more than 97% of our sales are made in that sector. Sales of pharmaceutical products tend to be relatively insensitive to general economic circumstances in the short term. They are more directly influenced by medical needs and are generally financed by health insurance schemes or national healthcare budgets.

However, we are exposed to currency fluctuations which can significantly affect our results. We report our activities in US dollars as this is our single largest currency and best reflects our currency exposure.

The fluctuation of currencies against the US dollar consequently causes variation in our financial results principally because a substantial part of our income is denominated in US dollars whereas a large part of our cost base is in sterling and Swedish kronor. During 2002, there was a significant weakening of the US dollar, particularly as compared with the euro, Swedish kronor and sterling. Although this has had the effect of increasing the dollar value of our European sales compared with 2001 it means our UK and Swedish costs have also increased correspondingly. Our approach to managing currency exposures is described below in the Financial Policies section. The net impact of currency fluctuations on profit compared with 2001 was slightly negative.

In addition to fluctuating exchange rates, our operating results in the short term can be affected by a number of factors other than normal competition:

> Risk of loss or expiration of patents and the potential adverse effect on sales volumes and prices from generic competition;

> The costs associated with new product launches, the timings of those launches and the risk that such new products do not succeed as anticipated; and
> The adverse impact on pharmaceutical prices as a result of the regulatory environment. Although there is no direct governmental control on prices in the US, pressures from individual state programmes and health insurance bodies are leading to downward forces on realised prices. In other parts of the world there are a variety of price and volume control mechanisms and retrospective rebates based on sales levels which are imposed by governments.

Over the longer term, the success of our research and development is crucial. In common with other pharmaceutical companies we devote substantial resources to R&D, the benefit of which emerges over the long term and carries considerable uncertainty as to whether it will generate future products.

In 2002, the business events which had most significance for our financial results are described briefly in the following paragraphs.

The key business priority is the transformation of our product portfolio whereby existing growth products and the late stage product pipeline replace the loss of sales from products facing generic competition.

In the US, which is our largest market accounting for 52% of sales, Faslodex was launched in April 2002 whilst Nexium, Seroquel and Toprol-XL sales continued to grow strongly. We had planned to launch Crestor and Iressa in the second half of the year but, as described elsewhere in this report, FDA approval of these products is now expected in 2003.

Our US product portfolio faces generic competition on three products – Zestril in 2002, Nolvadex in 2003 and Prilosec. The Prilosec situation is described in detail on page 31 and we have had generic omeprazole competition from December 2002 although this had no impact on

AstraZeneca sales
	2002 $m	2001 (reclassified) $m	2000 (reclassified) $m

Continuing operations	17,841

		16,222

			15,583

Agrochemicals (discontinued)	–	–	2,299

	17,841	16,222	17,882

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Review	31

reported sales in the year. Prilosec sales declined 21% as a result of patients switching to Nexium during the year and competition from other products. Zestril sales have fallen sharply since the lisinopril patent expired in June 2002. The patent for Nolvadex expired in August 2002, but the FDA granted a further six months exclusivity following work on the paediatric indication of McCune-Albright syndrome. Although exclusivity will last until February 2003, sales of Nolvadex and tamoxifen have started to decline, partly through the success of Arimidex, and are expected to fall sharply after February 2003.

In Europe, Nexium and Symbicort launches continued and both products are now marketed in most countries. Patents covering Losec and Zestril expired in the UK and the Netherlands during 2002. In Japan, the launch of Iressa generated significant sales in the second half of 2002. European markets generate 32% of our total sales and Japan 5%.

Investment has continued in R&D and in selling and marketing activities. In both areas, prioritisation of resources across the portfolio is actively managed to avoid committing resources before opportunities are clear. R&D spend was particularly focused on completing the development programmes for Crestor, Iressa and Exanta. Selling and marketing resources were prioritised to recently launched and growth products such as Nexium, Symbicort and Seroquel.

As discussed in further detail in the results of operations of the year to 31 December 2002, we have taken a $350 million exceptional charge in respect of the US Department of Justice investigation into the sales and marketing of Zoladex in the US.

As part of AstraZeneca’s objective to align with accounting best practice cash discounts arising from prompt payment of invoices have been reclassified from cost of sales to sales. Comparatives have also been reclassified for consistency of presentation. Both sales and cost of sales have been reduced by $287 million in the current year (2001 $258 million, 2000 $221 million). The change has minimal impact on previously stated sales growth rates. Furthermore, neither profits nor net assets have been affected.

Results of operations
The tables on this and the previous page show our sales and operating profit before exceptional items.

Year to 31 December 2002
Growth rates described in this section exclude the effects of exchange rate movements (unless noted otherwise). This is consistent with our internal management reporting and we believe it provides a better understanding of underlying trends than using actual growth.

Our sales increased by 9% from $16,222 million in 2001 to $17,841 million in 2002. Operating profit before exceptional items rose by 5%. The weaker US dollar increased our reported sales growth by 1% whilst there was no significant currency effect on operating profit growth. Earnings per share before exceptional items grew by 7% from $1.73 to $1.84. Earnings per share after exceptional items decreased from $1.65 to $1.64.

Our sales growth for the year was impacted significantly by the decline in our Losec/Prilosec sales, which fell by 18%. If this effect is excluded, the sales growth is 23%, strong evidence of the positive underlying momentum of our business. This growth was fuelled by a trebling of Nexium sales, strong performances from the CNS (up 53%), Respiratory (up 16%) and the Oncology (up 12%) product ranges. Generic competition for Zestril resulted in a sales growth for Cardiovascular products of just 1%.

The successful launches of Faslodex in the US, Iressa in Japan, and Symbicort outside the US, combined with Nexium sales, generated nearly $2.4 billion in sales in 2002 (up from $651 million in 2001). Five other growth products we highlight in our portfolio – Casodex , Arimidex , Atacand , Seroquel and Zomig – grew by another $900 million (to just over $3 billion in aggregate). Together they comprise a solid foundation upon which to build our future performance.

2003 should see the final elements of our portfolio transformation fall into place. We believe we are well positioned to absorb the full year effects of generic competition for Prilosec, Nolvadex and Zestril. Following the planned launches of Crestor and Exanta all the elements will be in place to drive sales and earnings growth in 2004 and beyond.

Gastrointestinal
Gastrointestinal sales grew by 7% to $6,664 million.

The strong growth of Nexium more than offset declines in LosecPrilosec. Nexium sales were $1,978 million for the year, including $453 million from markets outside the US. There were a further 38 launches in 2002, bringing the total to 76 countries. The global PPI market continues to grow strongly (around 20% per annum). Nexium share of the PPI market across major markets was 16% in October 2002. In the US, Nexium share of total prescriptions for PPI products reached 20.5% in December.

Losec/Prilosec sales were down by 18% for the year. The 21% decline in the US was broadly in line with the prescription trend. Sales performance outside the US (down 12%) was aided by strong growth in Japan (up 40% from $69 million to $92 million) and Australia (up 25% from $72 million to $95 million). A generic omeprazole product became available in the US market on 8 December. In the week ending 17 January 2003, Prilosec brand share of total omeprazole prescriptions was 47%, a rate that is consistent with reports of constrained supply of generic product.

AstraZeneca operating profit
before exceptional items
	2002 $m	2001 $m	2000 $m

Continuing operations	4,356	4,156	3,984

Agrochemicals (discontinued)	–	–	346

	4,356	4,156	4,330

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32	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Review

Financial Review continued

Cardiovascular
Cardiovascular sales grew by 1% to $3,569 million.

Zestril sales have fallen by 18% from $1,067 million to $877 million as a result of the introduction of generic competition in the US, where revenues dropped by 24% to $467 million.

Sales of Atacand products grew by 36% on a global basis in 2002 to $569 million with sales in the US increasing by 37% to $206 million.

Prescriptions continue to grow strongly for Seloken/Toprol-XL in the US generating sales of $617 million (up 43%). Worldwide sales grew by 27% from $711 million to $901 million.

Plendil sales rose by 5% to $489 million – as in 2001, growth in the US (up 6% to $209 million) was offset by lower growth in the rest of the world.

Respiratory and Inflammation
Respiratory sales increased by 16% to $1,818 million.

Symbicort sales for the year were $299 million, up around 250%. The product has now been launched in more than 40 countries. Value share of the fixed combination asthma products across Europe was over 22% in November 2002, with notably higher shares achieved in Sweden (48%) and Germany (30%). The regulatory submission for COPD treatment is being reviewed in the European Union.

Pulmicort Turbuhaler sales globally reflect the declining inhaled bronchial steroid market in the face of growing acceptance of combination products. This was more than offset by the strong growth of Pulmicort Respules in the US (up 75%), enabling Pulmicort to achieve a 5% global sales increase for the full year to $812 million.

Rhinocort sales in the US increased by 19% for the year to $211 million, fuelled chiefly by share gains for Rhinocort Aqua in the aqueous intranasal steroid market of more than three percentage points – Rhinocort Aqua revenues grew by 39%. Sales were flat in the rest of the world resulting in a global 13% increase in Rhinocort franchise sales to $299 million in 2002.

Oncology
Oncology sales grew by 12% to $2,369 million.

Arimidex has enhanced its position as the leading product in the aromatase inhibitor market for breast cancer treatment. Market share has grown as the positive results of the ATAC trial in early breast cancer have been incorporated into product labels and are being adopted in clinical practice. Monthly prescriptions in the US have doubled since December 2001, driving the 127% increase in US sales for the year to $134 million. Sales outside the US increased by 51% to give total global sales growth of 75% to $331 million.

Sales of Casodex outside of the US increased by 42% to $464 million in 2002 as the use of Casodex 150 mg tablets in the treatment of early prostate cancer has now been approved in 41 countries. However, in

December 2002, the Oncology Drugs Advisory Committee to the US FDA did not recommend approval of this indication in the US. Even without the benefit of this new indication, prescriptions for Casodex grew by some 5% in the US market last year. The reported sales decline in the US of 23% to $180 million is therefore not indicative of underlying demand, but rather an adverse comparison against wholesaler stockbuilding which occurred at the end of 2001.

US revenues for Nolvadex in the year were $337 million, down 27%, as sales of our tamoxifen products fell as a result of the expiry of our distribution agreement with Barr Laboratories. Furthermore, a sharp decline in sales in the US is expected

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Review	33

following the end of exclusivity in February 2003.

Sales of Faslodex in the treatment of advanced breast cancer reached $35 million after eight months in the US market. A European submission for second line treatment of advanced breast cancer is planned for the first quarter of 2003.

Sales of Iressa for the treatment of inoperable or recurrent non-small cell lung cancer reached $65 million (out of global sales of $67 million) in just over four months on the market in Japan, indicating a high level of acceptance in this area of great unmet medical need notwithstanding strict precautions introduced locally. In the US, the FDA has indicated that it will require an additional three months (to May 2003) to complete its review of the pending NDA. A regulatory submission in Europe is planned for the first quarter of 2003.

Central Nervous System
CNS sales increased by 53% to $1,505 million.

Seroquel sales reached the $1 billion annualised sales megabrand milestone in 2002. Sales grew strongly in the US (up 67%) and in the rest of the world (also up 67%) to $1,145 million. Market share of new prescriptions in the US market was 19.2% in December, up 3.7 percentage points in the year – annual sales totalled $927 million. Seroquel value share of the market in Japan is now 25% in just over one year on the market. An sNDA submission in the US for use of Seroquel in the treatment of acute mania associated with bipolar disorder (manic depressive illness) was announced on 2 January 2003. A filing in Europe is planned for the first quarter of 2003.

Zomig sales for the full year grew by 19% to $328 million, with the bulk of the increase arising in Japan (up 67% to $14 million), France (up 29% to $60 million) as well as from the US (up 20% to $177 million). Rapimelt tablets and nasal spray formulations have been valuable additions to the product range in countries where they have been introduced. Zomig sales in the fourth quarter in the US appear to reflect some wholesaler stockbuilding. Zomig prescriptions in the US increased by 11% for the year, in line with the triptan market overall.

Pain Control, Infection and Other Pharma
Pain Control, Infection and Other Pharma sales fell by 5% to $1,418 million.

Sales of Merrem grew by 26% for the full year to $285 million, chiefly on the 31% increase on sales outside the US. In the US sales grew by 9% to $59 million.

The small sales increase for Diprivan in the US (up 3% to $216 million) was the result of growth in the underlying demand for propofol offsetting small market share losses to generic products. This rise did not compensate for declines elsewhere and global sales fell by 3% to $443 million.

Other pharmaceutical products fell by 31% from $379 million to $258 million, mainly as a result of the disposal of the Sular product range at the beginning of the year.

Others
Salick Health Care and Astra Tech achieved sales growth of 20% and 14% in the year to $233 million and $151 million, respectively. Marlow Foods’ sales increased by 8% to $114 million; the business saw its first sales in the US generating $3 million.

Geographic analysis
In the US sales increased by 10% for the full year. Excluding Prilosec, sales growth was 33%, with excellent performances in Nexium, Seroquel, Toprol-XL, Pulmicort Respules and Arimidex.

Strong sales performance in France (up 13% to $1,140 million) and Italy (up 16% to $765 million) more than offset declining sales in Germany and the UK, resulting in a 5% increase in Europe for the full year. Sales growth was driven by Nexium, Symbicort, Casodex and Seroquel.

A strongly performing product range in Oncology (including the excellent uptake for Iressa) and continued strong growth in Losec (up 40%) fuelled the 21% sales growth in Japan for the full year. Sales reached $977 million in 2002, up from $851 million in 2001.

Research and development
Our R&D costs rose in 2002 from $2,687 million before exceptional items to $3,069 million. Part of this 14% increase can be attributed to exchange fluctuations (4%).

Operating margin and retained profit
Operating profit before exceptional items increased by 5% to $4,356 million. Operating margin of 24.4% was 1.2 percentage points below prior year. Currency impacts reduced margin by 0.3% whilst the other 0.9% reduction was largely due to lower other operating income. Elsewhere, improved product mix and lower Merck payments reduced cost of sales by 0.6 percentage points to 25.3 percentage points of sales whilst SG&A growth was broadly in-line with sales growth. R&D increased by 0.6% to 17.2% of sales, principally due to the growth in clinical trial costs. In aggregate, R&D and SG&A grew by around 10% at constant exchange rates. Other operating income fell from $368 million to $243 million reflecting both lower royalty income and product disposal gains.

As previously disclosed, the US Department of Justice has been conducting a civil and criminal investigation into the sale and marketing of Zoladex (goserelin acetate implant). This investigation was prompted by the filing of a qui tam complaint by a private party in 1997 and involves allegations of improper submissions of claims to the Medicare and Medicaid programmes. The Company and federal and state authorities are in the process of negotiating a potential settlement of the civil and criminal claims at issue in the investigation. As a result, although no final agreement has been concluded, we believe it appropriate to accrue $350 million to cover estimated settlement costs as an exceptional item.

Interest and dividend income was $31 million (2001 $113 million) for the full year and includes the effects of some small exchange and revaluation losses.

Excluding exceptional items, the effective tax rate for the full year 2002 was 26.8% compared with 28.4% for 2001. The 2001 tax rate has been restated under FRS19. No tax relief has been provided on the exceptional item charge in 2002.

We paid a first interim dividend for 2002 on 7 October 2002 of $0.23 per Ordinary Share. A second interim dividend for 2002 of $0.47 per Ordinary Share has been declared, which the Annual General Meeting will be asked to confirm as the final dividend. This, together with the first interim dividend, makes a total of $0.70 for the year in line with the Group’s dividend policy. The policy (in the absence of unforeseen circumstances) anticipates that dividends will be maintained at $0.70 until earnings cover dividends by between two and three times; thereafter, dividends are intended to be grown in line with earnings.

In 2002, we re-purchased 28.4 million Ordinary Shares (nominal value $0.25 each) for cancellation at a total cost of $1,190 million.

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34	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Review

Financial Review continued

Financial position
The net book value of our assets increased from $9,629 million at 31 December 2001 to $11,226 million at 31 December 2002. The increase was driven by the net profit for the year of $2,836 million and consolidation translation gains of $1,110 million, offset by re-purchases of shares and the 2002 dividends, amounting to $1,190 million and $1,206 million, respectively.

Tangible fixed assets
Our tangible fixed assets amounted to $6,597 million at the year end (2001 $5,409 million). This includes $1,298 million of construction in progress (2001 $1,119 million), the major elements of which are new manufacturing capability in Puerto Rico and Sweden, research facilities in the UK and administrative and other facilities in the US.

Goodwill and intangible fixed assets
As discussed in critical accounting policies, a substantial element ($1,237 million) of our goodwill and intangible assets balance of $2,807 million arose as a result of the set up in 1994 and subsequent restructuring in 1998 of the Astra Merck joint venture. A further $742 million relates to the Advanced Payment in relation to the Merck arrangements discussed below. We also own the marketing rights to Losec and Plendil in Italy and Spain, acquired from Schering Plough in 1999, amounting to $297 million.

Stocks
Our stock value has risen from last year to $2,593 million (2001 $2,402 million). Most of this increase can be attributed to an increase in levels of stock of products in pre-launch and early marketing phases as well as currency fluctuations.

Debtors and creditors
The increase in debtors and creditors reflects year end timings of settlement of trade creditors and increased trading activity in the year together with exchange effects.

Net funds
We have significant net funds which have grown due to a cash inflow for the year to

$3,844 million from $2,867 million. The net funds are summarised in the note below.

Within loans, the 6.3% guarantee notes amounting to $284 million are due for repayment in 2003.

Liquidity and capital resources
All data in this section is on an actual basis (unless noted otherwise).

Cash flow
Before exceptional cash expenditure, we generated $5,686 million cash inflow from operations in 2002, significantly higher than the corresponding figure of $4,130 million in 2001. Higher profits before depreciation and amortisation contributed $300 million, and there were significant working capital inflows, particularly from stocks and creditors. A significant part of the creditors movements arises from the timing of payments to Merck. Expenditure on exceptional items was $275 million lower than in 2001 as the integration and synergy programmes reach their conclusion. Tax cash outflows at $795 million were marginally higher than 2001 whilst cash inflows from interest fell to $35 million as a result of lower returns. We applied the remaining cash in continuing our share re-purchase programme (up $110 million from 2001 to $1,190 million), continued investment in fixed assets (broadly similar to 2001 at $1,608 million) and dividends ($1,234 million). As a result, our net cash inflow before non-equity financing was $902 million compared to an outflow in 2001 of $691 million.

Undrawn committed and uncommitted bank facilities at 31 December 2002 totalled $0.5 billion with maturities ranging from one to two years. Our working capital is sufficient for our present requirements and includes sufficient cash for our capital programme, share re-purchases, and any costs of launching new products.

Future operating cash flows may be affected by a number of factors as outlined in the business background section on page 30.

Capitalisation
The share re-purchase programme has been extended and will continue as an integral part of the Company’s financial management until the end of 2003 at a total cost of $4 billion. We re-purchased 28.4 million shares in 2002 for $1,190 million, bringing the total number of shares re-purchased since the start of the re-purchase programme in 1999 to 65.6 million at a cumulative cost of $2,805 million. The number of shares in issue at year end was 1,719 million. Our reserves were increased by $1,110 million due to the effect of exchange rate movements on translation of non-dollar denominated assets and liabilities. Shareholders’ funds increased by a net $1,586 million to $11,172 million at year end.

Investments, divestments and capital expenditure
There were no significant acquisitions or disposals in 2002.

Our cash expenditure in 2002 on fixed assets (including intangible assets, goodwill and fixed asset investments) totalled $1,543 million (net of disposals of $65 million). This expenditure was broadly similar to the last two years and includes the elements discussed above together with a further instalment to purchase marketing rights of $146 million. The capital expenditures are financed from internally generated funds.

Financial policies
Insurance
Our risk management processes are described in the Directors’ Report on page 46. An outcome of these processes is that they enable us to identify risks which can be partly or entirely mitigated through use of insurance or which we can self-insure. We negotiate best possible premium rates with insurance providers on the basis of our extensive risk management procedures. In the current insurance market, level of cover is decreasing whilst premium rates are increasing. Rather than simply paying higher premiums for lower cover we focus our insurance resources on the most critical areas, or where there is a legal requirement, and where we can get best

AstraZeneca net funds
	2002 $m	2001 $m

Short term investments	3,962	3,118

Cash, net of overdrafts and short term borrowings	524	491

Loans	(642)	(742)

Total	3,844	2,867

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Review	35

value for money. Risks which we give particular attention to include product liability, business interruption, directors and officers liability, and property damage.

Treasury
Our financial policies covering the management of cash, borrowings and foreign exchange are deliberately conservative and intended to support our objective of building shareholder value by managing and controlling our financial risks. Our treasury operations are conducted in accordance with policies and procedures approved by the Board.

The Treasury activities are managed centrally from London and over 90% of our cash and short term investments are managed directly from London. With only limited and specifically approved exceptions, all currency and interest rate hedging is conducted from London. Operating units benefit from local currency billing which has the effect of consolidating their foreign exchange exposures back into central Treasury.

Foreign exchange
The US dollar is the most significant currency for us. As a consequence we have chosen to report our results in US dollars and manage our exposures against US dollars accordingly. Approximately half of our sales in 2002 were denominated in currencies other than the US dollar, while a significant proportion of our manufacturing and R&D costs are denominated in sterling and Swedish kronor. As a result, our operating profit in US dollars can be affected by movements in exchange rates.

Currency exposure is managed centrally using 12 month currency cash flow forecasts for Swedish kronor, sterling, euro, Japanese yen, Australian dollar and Canadian dollar and monthly updated working capital forecasts for the major currencies reported by subsidiaries. We use derivative financial instruments, principally currency options and forward foreign exchange contracts, to hedge our currency exposure. It is our policy not to engage in any speculative transactions nor to actively hedge through the financial markets currency translation exposures arising from the consolidation of our non-US dollar subsidiaries.

Key controls, applied to transactions in derivative financial instruments, are to use only instruments where good market liquidity exists, to re-value all financial instruments daily using current market rates and to sell options only to offset previously purchased options.

The transaction exposures that arise from non-local currency intercompany sales and transactions with third parties of our subsidiaries are fully hedged using forward foreign exchange contracts and purchased currency options.

Longer term forecast cash flow currency exposure is managed by forecasting cash flows by major currency for the next 12 months on a monthly rolling basis. The policy is to limit the potential downside by hedging 50%, subject to variation within authorised limits, using a mixture of purchased currency options and forward exchange contracts.

In 2002, the US dollar depreciated against all major currencies. It is estimated that the effect of currency movements was to increase our continuing business sales by approximately $111 million and reduce our operating profit by $25 million (net of hedging benefits).

Interest rate risk
The management of our liquid assets and loans are co-ordinated and controlled centrally by our treasury operations. We have significant positive cash flows and the liquidity of major subsidiaries is co-ordinated in cash pools and concentrated daily in London. Interest rate risk is managed according to a benchmark reflecting 90 days’ duration of net liquid funds. Our liquid funds are primarily invested in US dollars.

Our debt has an average maturity of 10 years and the majority is denominated in US dollars. A large portion has been swapped from fixed rate into floating rate debt, thereby reducing our exposure to downside interest rate movements.

Credit exposure
Our exposure to financial counterparty credit risk is controlled by our treasury team centrally by establishing and monitoring counterparty limits. Our funds are invested almost entirely with counterparties whose credit rating is ‘A’ or better.

Trade debtor exposures are managed locally in the operating units where they arise. We are exposed to customers ranging from large private wholesalers to Government-backed agencies and the underlying local economic and sovereign risks vary throughout the world. Where appropriate we endeavour to minimise risks by the use of trade finance instruments such as letters of credit and insurance.

Funding risk
We have significant net funds to finance ongoing working capital requirements for our operations. In addition, we also have guaranteed credit facilities in the amount of $75 million and retain a commercial paper programme should the need arise for significant additional funding.

Sensitivity analysis
The sensitivity analysis, set out in this Financial Review on page 36, summarises the sensitivity of the market value of our financial instruments to hypothetical changes in market rates and prices. Changes to the value of the financial instruments are normally offset by our underlying assets and liabilities. The range of variables chosen for the sensitivity analysis reflects our view of changes which are reasonably possible over a one year period. Market values are the present value of future cash flows based on market rates and prices at the valuation date.

Market values for interest rate risk are calculated using third party systems which model the present value of the instruments based on the market conditions at the valuation date. For long term debt, a favourable change in market value results in a decline in the absolute value of debt. For other financial instruments a favourable change in market value results in an increase in the absolute value.

The sensitivity analysis on page 36 assumes an instantaneous 100 basis point change in interest rates in all currencies from their levels at 31 December 2002, with all other variables held constant.

Based on the composition of our long term debt portfolio as at 31 December 2002 (which is predominantly floating rate), a 1% increase in interest rates would result in an additional $4.5 million in interest being incurred per year.

The exchange rate sensitivity analysis on page 36 assumes an instantaneous 10% change in foreign currency exchange rates from their levels at 31 December 2002, with all other variables held constant. The +10% case assumes a 10% strengthening of the US dollar against all other currencies and the –10% case assumes a 10% weakening of the US dollar.

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36	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Review

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Ratios

As at end and for the year ended 31 December	2002	2001	2000
		(restated)	(restated)

Return on shareholders’ equity (%)	27.3	30.6	23.2

Equity/assets ratio (%)	51.8	51.8	49.8

Net funds/equity ratio (%)	34.4	29.9	38.4

Number of employees	58,700	54,600	52,300

Sensitivity analysis – 31 December 2002

		Market value change favourable/(unfavourable)

	Market value 31 December 2002	Interest rate movement		Exchange rate movement

		+1%	–1%	+10%	–10%
	$m	$m	$m	$m	$m

Cash and short term investments	4,793	(7)	7	(29)	29

Long term debt	(733)	26	(32)	3	(3)

Interest and currency swaps	82	–	–	–	–

Foreign exchange forwards	(9)	–	–	(3)	3

Foreign exchange options	97	–	–	(10)	150

		19	(25)	(39)	179

Sensitivity analysis – 31 December 2001

		Market value change favourable/(unfavourable)

	Market value 31 December 2001	Interest rate movement		Exchange rate movement

		+1%	–1%	+10%	–10%
	$m	$m	$m	$m	$m

Cash and short term investments	3,897	(4)	4	(13)	13

Long term debt	(805)	20	(24)	10	(10)

Interest and currency swaps	70	–	–	–	–

Foreign exchange forwards	10	–	–	(10)	11

Foreign exchange options	81	–	–	9	108

		16	(20)	(4)	122

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Review	37

Critical accounting policies and estimates
Our financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”) and the accounting policies employed are set out under the heading “Financial Statements – Accounting Policies” on pages 63 and 64 of the Company’s Annual Report and Form 20-F. In applying these policies, we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities; the actual outcome could differ from those estimates.

Some of these policies require a high level of judgement, either because the areas are especially subjective or due to their complexity. We believe that the most critical accounting policies and significant areas of judgement and estimation are in revenue recognition, research and development, goodwill and intangible assets, post-retirement benefits, share option compensation and provisions for contingent liabilities.

Revenue recognition. Revenue represents sales of products (net of estimated rebates) to external third parties and excludes intercompany income and value added taxes. We also receive income from royalties, and from sales of intellectual property, brands and product lines which are included in other operating income.

>	Sales of products to third parties

Sales revenue is recorded as turnover in our financial statements and valued at the invoiced amount (excluding sales and value added taxes) less estimated provisions for product returns and rebates given to managed care and other customers – a particular feature in the US. Cash discounts for prompt payment are also deducted from sales. Revenue is recognised when title passes to the customer which is usually either on shipment or on receipt of goods by the wholesaler depending on local trading terms. Industry practice in the US allows wholesalers and pharmacies to return unused inventories within six months of shelf-life expiry. At point of sale, management estimate the quantity and value of goods which may ultimately be returned. Our returns provisions are based on actual experience over the preceding 12 months, although in certain situations, for example, a new product launch or at patent expiry, further judgement may be required. With Prilosec facing generic competition at the end of 2002, we have given particular attention to the possible level of returns. Overall, we believe that our estimates are reasonable.

Similarly, at the time of invoicing sales, rebates which could be paid out over the following six to nine months are estimated. These rebates typically arise from sales contracts with managed care organisations and hospitals and from Medicaid “best price” contracts. The estimates are made on a customer by customer basis taking into account specific contract provisions and are reviewed each month. Management believes that it has been reasonable in its estimate for future rebates using similar methodology to that of 2001. Inevitably, however, such estimates involve judgements on future sales levels and the extent to which customers will access different incentive levels. Experience has shown these estimates to be substantially accurate.

A further feature of the US market is that sales can also be significantly influenced by wholesaler buying patterns. Wholesalers often place orders which are significantly larger than their normal levels of demand ahead of anticipated price increases or they may seek to build up or run down their inventory levels for other reasons. If such speculative orders are shipped shortly before a quarter or year end it can result in revenue being recorded in the current financial period in respect of the following year’s underlying demand and distortion of the financial results from one period to the next. Management tracks wholesaler inventory levels by product using its own and third party estimates and, where we believe such distortions occur, we disclose in the financial review for each product where shipments may be out of line with underlying prescription trends. The Company does not offer any incentives to encourage wholesaler speculative buying and attempts where possible to restrict shipments to underlying demand when such speculation occurs.

We offer cash discounts on prompt settlement of invoices and, once again, this is a particular feature in the US, although it is seen elsewhere. As noted above, we deduct cash discounts from revenue.

>	Royalty income

Royalty income is recorded under “Other Operating Income” in the financial statements. Royalties tend to be linked to levels of sales or production by a third party. At the time of preparing the financial statements, we may have to estimate the third party’s sales or production when arriving at the royalty income to be included in the accounts. These estimates, which may differ from actual sales, do not result in a material impact on reported other operating income.

>	Sales of intangible assets (intellectual property, brands, goodwill etc)

A consequence of charging all research and development expenditure to the profit and loss account in the year that it is incurred (which is normal practice in the pharmaceutical industry) is that we own valuable assets (intellectual property, brands etc) which are not recorded on the balance sheet. We also own acquired intangible assets which may be included on the balance sheet (see “Research and development” below). As a consequence of its regular reviews of product strategy, from time to time the Company sells such assets and generates income. In a simple situation, the recognition of income may be easily defined but often the transfer of title can require ongoing commitment by us (for example, ongoing manufacturing arrangements, technology transfer, transfer of product licences, etc). In these circumstances, the recognition of revenue may be spread over the period of our ongoing commitment. Profits or losses from the sale of product related intangible assets are classified in “Other Operating Income” and are stated after taking account of product disposal costs, the valuation of which includes a degree of judgement.

Research and development. Our business is underpinned by our marketed products and development portfolio; the research and development expenditure to generate these products is charged to the profit and loss account in the year that it is incurred. This policy is in line with practice adopted by all major pharmaceutical companies.

Purchase of intellectual property, product rights, etc to supplement the Group’s R&D portfolio can lead to differing accounting treatment depending on management’s assessment of the nature of the acquisition

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and the degree of risk involved. For example, payments in respect of rights to a compound in early stage development would normally be expensed immediately against income on the basis that, at this point, the probability of the compound successfully reaching the market place is still low. Payments in respect of rights to a compound in late stages of development, however, or to one already being marketed, would probably be capitalised as an intangible asset (see “Goodwill and intangible assets” below) as the prospect of success is much greater. There have been no material capitalisation of or charges for such items during 2002.

Goodwill and intangible assets. We have significant investments in goodwill and intangible assets as a result of acquisitions of businesses and purchases of such assets as product development and marketing rights. Under UK GAAP these are amortised over their estimated useful lives. Changes in these lives would result in different effects on the profit and loss account. We estimate that a one year reduction in the estimated useful lives of goodwill and intangible assets would increase the annual amortisation charge by $23 million. A substantial part of our investments in intangible assets and goodwill relate to the restructuring of the Astra-Merck joint venture in 1998 and we are satisfied that the carrying value is fully justified by future earnings. Goodwill and intangible assets are reviewed for impairment where there are indications that their carrying values may not be recoverable and any impairments are charged to the profit and loss account. Tests for impairment are based on discounted cash flow projections, which require management to estimate both future cash flows and an appropriate risk-adjusted discount rate. Such estimates are inherently subjective. No impairments to goodwill or intangibles (2001 $nil, 2000 $24 million) were identified in 2002.

Under UK GAAP, the merger of Astra and Zeneca in 1999 was recorded as a “merger of equals” (pooling of interests). Under US GAAP, the merger has been accounted for as the acquisition of Astra by Zeneca as discussed in more detail on page 42.

Contingent liabilities. In the normal course of business, contingent liabilities may arise from environmental liabilities connected with our current or former sites, from product specific and general legal proceedings, or from guarantees. Where we believe that potential liabilities have a low probability of crystallising or are very difficult to quantify reliably, we treat these as contingent liabilities. These are not provided for but are disclosed in the notes. Further details of these are set out in Note 34 on page 101. Although there can be no assurance regarding the outcome of these proceedings, we do not expect them to have a materially adverse effect on our financial position or profitability.

We also have significant commitments which are not currently recognised in the balance sheet arising from our relationship with Merck. These are described more fully in “Off-balance sheet transactions, contingent liabilities and commitments”.

Post-retirement benefits. We account for the pension costs relating to the UK retirement plans under SSAP 24 and under local accounting practices for non UK-subsidiaries due to the cost and difficulty of obtaining SSAP 24 information for non-UK schemes. In all cases, the pension costs are assessed in accordance with the advice of independent qualified actuaries but require the exercise of significant judgement in relation to assumptions for future salary and pension increases, long term price inflation and investment returns. SSAP 24 permits flexibility in the actual assumptions and bases to be used and the application of different assumptions could have a significant effect on the amounts reflected in the financial statements. Management considers that the assumptions and bases detailed in Note 32 are appropriate for the business.

The off-balance sheet aspects of post-retirement benefits are discussed on page 39.

On pages 94 to 96, we also provide additional disclosures in accordance with FRS17. Had FRS17 been applied the additional charge to profit and loss would have been about $30 million.

Share option compensation. Through the remuneration committee we offer share options to certain employees as part of their compensation and benefits packages, designed to improve alignment of the interests of employees with shareholders. Details of these are given in Note 33. It is likely that, at some point, international, UK and US accounting standards will require share option grants to be valued and charged against income. At present US GAAP requires some share option costs to be charged to the profit and loss account and stipulates disclosure of the cost should all eligible options be expensed (as set out on page 118). Using the Black-Scholes model as a valuation basis, which is appropriate for traded options but less so for more restrictive employee grants, we estimate an additional charge of approximately $122 million would arise. This would result in a charge to profit and loss but would have no impact on our net assets or on our current or future cash flows.

Off-balance sheet transactions, contingent liabilities and commitments
Details of our contingent liabilities and commitments are set out in Note 34 to the Financial Statements. We have no off-balance sheet entities and our hedging activities are non speculative.

Arrangements with Merck

Introduction
In 1998, Astra and Merck & Co Inc restructured their joint venture (the “restructuring”) which had been established some years earlier for the purpose of selling and marketing certain Astra products in the United States. Under the restructuring a US limited partnership, in which Merck is the limited partner and we are the general partner, was set up. The restructuring agreement provided for certain termination clauses, and provisions for amending these clauses on the occurrence of certain defined events, including a merger by Astra.

Under the terms of the 1998 restructuring, the merger between Astra and Zeneca in 1999 triggered two one-time payments from us to Merck:

>	a Lump Sum Payment of $809 million, which was charged to profit and loss account, as a result of which Merck relinquished any rights to Zeneca products; and

>	an Advance Payment of $967 million. This Advance Payment was calculated as the then net present value of $2.8 billion discounted from 2008 to the date of payment of a rate of 13% per annum and causes Merck to relinquish any rights to future Astra products with no existing or pending US patents at the time of the merger.

We make ongoing payments to Merck based on sales of certain of our products in the US (the “contingent payments” on the “agreement products”) as well as certain other partnership returns, the latter of which are not material to the Group. As a result of the 1999 merger, these contingent payments (excluding those in respect of Prilosec and

<

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Review	39

Nexium) are subject to defined annual minimum amounts between 2002 and 2007 ranging from $125 million to $225 million.

Our payments have exceeded the minimum level in 2002 and we have no reason to believe that the annual payments in the future will fall below the minimum obligations. Merck also performs certain manufacturing stages for certain agreement products.

The terms of the 1998 restructuring provide for the following events:

>	Partial Redemption
>	First Option
>	Second Option

These are described in more detail below.

Partial Redemption
In 2008, there will be a partial redemption of Merck’s limited partnership interest – which will end Merck’s rights to contingent payments in respect of certain agreement products – by distribution to Merck of an amount calculated as a multiple of the previous three years’ contingent payments on the relevant products, plus $750 million.

First Option
In 2008 a calculation will be made of the Appraised Value, being the net present value of the future contingent payments in respect of all other agreement products not covered by the Partial Redemption other than Prilosec and Nexium. Payment of this amount to Merck in 2008 is, however, contingent on Merck’s exercise of the First Option. Exercise of the First Option will require us to re-purchase Merck’s interest in these products. Should Merck not exercise this option in 2008, we may exercise it in 2010 for a sum equal to the 2008 Appraised Value. If neither Merck nor we exercise the option, the contingent payment arrangements in respect of these agreement products will continue and the Appraised Value will not be paid.

In addition, in 2008 there will be a true up of the Advance Payment. The calculation of this will be based on a multiple of the previous three years’contingent payments in respect of all the agreement products with the exception of Prilosec and Nexium, plus other defined amounts, which are then reduced by the Appraised Value (whether paid or not), the Partial Redemption and the Advance Payment. This could result in a further payment by us to Merck or a payment by Merck to us.

The precise amount of settlements with Merck under the Partial Redemption and the First Option cannot be determined at this time, as some of the payments are based on calculations based on trading performance between 2005 and 2007, and another is contingent upon Merck exercising the First Option. However, if Merck does exercise this option, the combined effect will involve a minimum amount payable to Merck in 2008 of approximately $4.7 billion. If we exercise this option in 2010, the combined effect will involve a minimum aggregate amount payable to Merck in 2008 and 2010 of approximately $4.7 billion.

Finally, in 2008, Merck will repay to us a loan in the amount of $1.4 billion made at the time of the restructuring.

Second Option
A Second Option exists whereby we have the option to re-purchase Merck’s interests in Prilosec and Nexium in the US. This option is exercisable by us two years after the exercise of the First Option in either 2008 or 2010. Exercise of the Second Option by us at a later date is also provided for in 2017 or if combined annual sales of the two products fall below a minimum amount provided, in each case only so long as the First Option has been exercised. The exercise price for the Second Option is the fair value of these product rights as determined at the time of exercise.

If the Second Option is exercised, Merck will have no further rights to contingent payments from us.

Accounting treatment
Under current UK and US generally accepted accounting principles, we believe that the payments described under the three headings above are likely to constitute purchase consideration in respect of future trading rights and, accordingly, would be capitalised within the goodwill and intangible assets category and amortised, as appropriate.

Post-retirement benefits
We offer post-retirement benefit plans which cover many of our employees around the world. In keeping with local terms and conditions, most of these plans are defined contribution in nature where the resulting profit and loss account charge is fixed at a set level or is a set percentage of employees’ pay. However, several plans, mainly in the UK which has by far the largest single scheme, the US and Sweden, are defined benefit plans where benefits are based on employees’ length of service and final pensionable pay. The UK and US schemes were closed to new entrants in 2000. All new employees in these countries are offered defined contribution schemes.

Under FRS17, the disclosures on page 95 highlight a deficit of $637 million, after deferred tax, for all Group post-retirement defined benefit schemes. FRS17 prescribes detailed rules for the calculation of scheme assets and liabilities and indicates the net accounting surplus or deficit that would exist if the schemes were wound up at the balance sheet date. Fluctuations in investment conditions and/or FRS17 prescribed assumptions can result in significant volatility in the surplus or deficit.

Pension and other post-retirement schemes, however, are managed over the long term. Investment and liability decisions are based on underlying actuarial and economic circumstance with the intention of ensuring that the schemes have sufficient assets to meet liabilities as they fall due rather than meeting accounting requirements. This actuarial approach tends to produce less volatility than is likely under FRS17.

The UK pension plan is the largest single scheme in the Group. At the last actuarial valuation at 31 March 2002, the market value of the fund’s assets represented 90.1% of its liabilities as valued on the actuary’s funding basis. The trustee manages both investments and liabilities closely. In particular, over the last 12 months it has increased the weighting of the bond portfolio that now represents 62.4% of the asset portfolio, compared with 58.2% a year ago. As a result, the sterling value of the asset portfolio decreased by only 2.8% during 2002, significantly better than the UK or global equity markets. The Company has indicated its intention to target a solvency ratio of 91% following the 2003 actuarial valuation, and to restore full solvency over a period of around 15 years.

New accounting standards
New UK or US applicable accounting standards which have been issued (both adopted and not yet adopted) are discussed on pages 62 and 115 respectively. We implemented FRS19 – Deferred Tax in full in 2002 and have complied with the disclosure requirements of FRS17 – Retirement Benefits; details are set out on page 62 and Note 32 respectively. The effects of the impact of SFAS No 144 – Accounting for the Impairment of Disposal of Long-Lived Assets

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was not to be material. The adoption of SFAS No 141 – Business Combinations and SFAS No 142 – Goodwill and Other Intangible Assets resulted in an increase in US net income of about $755 million and no impact on US shareholders’ funds as a result of impairment. The effects of the impact of SFAS No 143 – Accounting for Asset Retirement Obligations, SFAS No 146 – Accounting for Costs Associated with Exit or Disposal Activities and SFAS No 148 – Accounting for Stock Based compensation are not expected to be material.

International accounting
Under current European proposals, we will be required to adopt International Financial Reporting Standards (‘IFRSs’) and International Accounting Standards (‘IASs’) in the preparation of our financial statements from 2005 onwards. The transitional arrangements for implementation of IFRSs and IASs have not been finalised by the regulatory bodies. However, in our opinion, the net profit and shareholders’funds in accordance with current international standards are not significantly different from those presented under UK GAAP.

The following information is provided in accordance with US requirements.

Year to 31 December 2001
Growth rates described in this section exclude the effects of exchange rate movements (unless noted otherwise). Comparisons with the previous year are in terms of our continuing operations.

In 2001, sales increased by 8% to $16,222 million from $15,583 million in 2000. Operating profit before exceptional items grew by 6%. The strength of the US dollar reduced reported sales and profits by 4% and 2%, respectively. Earnings per share before exceptional items grew by 11% to $1.73. Excluding the Gastrointestinal area, sales growth for 2001 was 12% based on strong results from the Respiratory (up 17%), Oncology (up 16%) and CNS (up 49%) areas. Gastrointestinal sales were up 2% in the year, with Losec sales outside of the US growing by 4%. In the US, Losec/Prilosec sales decreased by 13%, offset by strong Nexium performance leaving Gastrointestinal sales 2% lower than 2000.

Gastrointestinal
Gastrointestinal sales grew by 2% to $6,190 million.

Nexium sales in the US totalled $446 million and in December 2001 accounted for a

16.3% share of new prescriptions in the US PPI market after only nine months. In the rest of the world, sales were $122 million – by the end of the year Nexium had been launched in 38 countries. Losec sales fell by 7% to $5,578 million. The US decline of 13% was caused largely by reduced stocks of the product being held by wholesalers but also by the switch of prescriptions to Nexium. This was offset, in part, by an overall 4% sales increase elsewhere.

Cardiovascular
Cardiovascular sales grew by 6% to $3,483 million.

Although the underlying prescription demand for Zestril in the US increased, uneven phasing of wholesaler shipments as well as higher rebates contributed to a worldwide reduction in sales of 6% to $1,067 million. Prescription increases for Seloken/Toprol-XL in the US, aided by the new indication, led to a 47% increase in sales value contributing to the 28% worldwide growth to $711 million. Atacand continued to perform well across all major markets with sales in the US and in the rest of the world growing by 29% and 58%, respectively, to a total of $410 million. Plendil worldwide sales increased by 2% to $463 million; growth in the US of 6% was offset by declines in Europe and the rest of the world of 2% and 4%, respectively.

Respiratory and Inflammation
Respiratory and Inflammation sales grew by

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17% to $1,539 million.

Total Pulmicort sales were $766 million, an increase of 13% driven by US growth of 81%. Rhinocort Aqua increased its share of the US aqueous intranasal steroid segment of the rhinitis market contributing towards the growth of Rhinocort worldwide of 25% to $265 million. Symbicort was launched in the major markets in Europe and 23 countries in total. Rapid market penetration was achieved in many of these markets in a matter of weeks after launch.

Oncology
Oncology sales grew by 16% to $2,111 million.

Casodex is the world’s leading anti-androgen for the treatment of prostate cancer. Strong growth was reported in all major markets with sales increasing to $561 million worldwide. Arimidex remains the leading product in the aromatase inhibitor market. Sales in the US were up 11%, and grew by 33% in the rest of the world, to reach $188 million worldwide. Nolvadex sales increased by 12% to $618 million driven by strong growth in the US where sales reached $462 million, up 18%.

Central Nervous System
CNS sales rose by 49% to $980 million.

In 2001 sales of Seroquel in the US were up 51% to $555 million, in line with a strong growth in prescriptions. With the successful launch in Japan and continued growth in Europe, sales outside the US grew to $130 million. Sales of Zomig increased by 20% to $273 million. The August 2001 launch in Japan and good growth in Europe were the key contributors. In the US, the Zomig share of new prescriptions increased above 15%.

Pain Control and Infection
Merrem enjoyed good growth in Europe where sales were up 21% and continued market share gains in the US led to strong growth for the year. Diprivan sales reduced by 5% in the US, a trend reflected elsewhere except for Japan where sales increased by 21% to $51 million. Worldwide sales reduced by 4% to $456 million.

Others
Salick Health Care sales grew by 10% to $194 million; Astra Tech sales rose by 19% to $126 million driven by growth in Europe, the major market for the business. Marlow Foods saw a strong performance, with sales growing by 22% to $103 million.

Geographic analysis
Sales growth in the US was led by the successful launch of Nexium, which generated $446 million in just nine months on the market. Excluding sales of Losec/Prilosec, sales growth was 28% for the full year, with strong performances from Seroquel, Toprol-XL and Faslodex.

Double digit growth in France and Italy contributed to good performance in Europe. This performance was offset by declines in Sweden and the UK. Product highlights in the region included the launches of Nexium and Symbicort, as well as good growth from Atacand, Casodex and Seroquel.

Strong growth in Losec (up 85%) and Casodex (up 56%) and the launches of Seroquel, Arimidex and Zomig led to excellent results in Japan.

Research and development
Our R&D expenditure totalled $2,687 million for 2001, an increase of $67 million from 2000. The level of the cost was reduced due to the effect of lower sterling and kronor exchange rates and the synergy and integration activities which realised cost benefits of approximately $180 million for the year. Investment in facilities continued, particularly in Boston, US and Bangalore, India.

Operating margin and retained profit
Our operating profit before exceptional items grew by 6% to $4,156 million.

In 2001 currency reduced our operating profits by 2%. The adverse effect of the euro was partially offset by a favourable impact from our sterling and kronor cost base. The operating margin for the year was 25.6%, 0.3 percentage points higher than 2000. Excluding the effect of the reclassification of $120 million of distribution costs, cost of sales as a percentage of sales was broadly similar to 2000.

Our R&D costs for the year was 16.6% of sales, broadly unchanged from 2000. Increases in R&D expenditure to support the megabrand launches were offset by currency benefits, particularly from the Swedish sites. We recorded increased selling costs as a result of the new product launches and field force expansion, particularly in the US, whilst general and administrative costs continued to be tightly controlled. Other operating income, which included gains from product rationalisation, increased to $368 million for the full year (2.3% of sales).

During 2001, the merger related synergy and integration programme initiated in 1999 was completed, resulting in an exceptional charge of $202 million. An exceptional profit of $10 million on sale of fixed assets was recorded in the year.

Our 50% interest in the seeds company Advanta BV resulted in sales attributed to us of $183 million. In 2001 we settled the dispute with our joint venture partner Koninklijke VanderHave Groep BV over certain aspects of the shareholders’ agreement.

We recorded net interest and dividend income of $113 million compared with $138 million in 2000. Falling rates had an adverse effect on the interest income.

The taxation charge for continuing operations before exceptional items was $1,214 million representing an effective rate of 28% (2000 35%). The total tax charge, including exceptional item effects and discontinued operations, was $1,160 million compared to $1,425 million in 2000.

Synergy and integration programme
Following completion of the merger in 1999, we established integration task forces to consolidate the operations of the newly merged Group, remove duplicate activities throughout the organisation and rationalise the number of facilities around the world. The costs of the synergy and integration programme were incurred fully by the end of 2001 at a total cost of $1,388 million.

Cash flow
In 2001 we generated cash from operating activities before exceptional items amounting to $4,130 million (compared to $4,992 million in 2000). The reduction is almost entirely attributable to the effects of the demerger of Zeneca Agrochemicals and one-off accelerated creditor settlement. After the 2000 final dividend and 2001 first interim dividend ($1,236 million), capital expenditure and financial investment of $1,543 million, exceptional item costs of $368 million, tax payments of $792 million and share issues and re-purchases of $994 million, our net cash outflow before non-equity financing was $691 million. This compares to an equivalent inflow in 2000 of $1,314 million, augmented by $909 million of net cash repayment from Syngenta AG on the demerger of the Zeneca Agrochemicals business.

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42	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Review

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Investments, divestments and capital expenditure
There were no significant acquisitions or disposals in 2001.

In 2001, cash expenditure on fixed assets amounted to $1,385 million. Major projects included a new business centre in the US, manufacturing facilities for new products in the UK, Puerto Rico and Sweden, together with ongoing research and development facility costs. This compared with a net cash outflow in 2000 of $1,426 million, again focused on manufacturing facilities, including resource in France and research premises in the UK and the US. Our capital expenditures are financed from internally generated funds.

US GAAP
Our Financial Statements have been prepared in accordance with UK GAAP which differs in certain significant respects from US GAAP. In particular, under US GAAP, the AstraZeneca merger has been accounted for as a purchase accounting acquisition of Astra AB (Astra) by Zeneca Group PLC (Zeneca). Although there are several differences between our net income and assets under UK and US GAAP, the difference in accounting for the merger with Astra represents substantially all of the adjustments.

Results of continuing operations (US GAAP)
The table below shows the trend of sales under US GAAP for our continuing operations.

2002 compared with 2001
The US GAAP treatment of the merger under purchase accounting gave rise to additional goodwill and intangible assets with net book values at 31 December 2002 of $12,692 million and of $7,479 million, respectively.

Following the adoption of SFAS No. 142, we are no longer amortising the group goodwill element, but are performing annual impairment tests on all our US GAAP goodwill balances. These tests show that our US GAAP goodwill balances are not impaired.

Sales from continuing operations rose from $16,222 million in 2001 to $17,841 million in 2002. The principal drivers of this growth were improved performances from Nexium, Symbicort and Seroquel, offset by falls in Zestril and Losec.

Net income under US GAAP has increased from $1,397 million to $2,279 million. These increases are as a result of both higher sales and the cessation of amortisation of goodwill. We estimate that the latter has improved profit by $755 million.

Further details of the impact of the differences between UK GAAP and US GAAP are set out in the Additional Information for US Investors on pages 113 to 122.

2001 compared with 2000
Sales from continuing operations (US GAAP) grew by $639 million from $15,583 million in 2000 to $16,222 million in 2001. Organic growth from existing products, together with a significant contribution from Nexium were the principal reasons for this growth.

In Europe sales grew to $5,238 million and in the US to $8,483 million, again driven by established products and Nexium.

Operating income for the year was $2,286 million compared with $1,693 million in 2000. Both years were impacted by amortisation charges arising from the acquisition of Astra – total goodwill amortisation amounting to $728 million in 2001 ceased with effect from 1 January 2002 as described below.

Taxation
Total taxation amounted to $1,035 million, an effective rate of 31% compared with 44.8% in 2001. The cessation of amortisation of goodwill, which did not attract tax relief, was the major factor in the rate improvement.

Taxation on continuing operations in 2001 amounted to a charge of $1,109 million compared to a charge of $969 million in 2000.

Discontinued operations
The 2000 net income from discontinued operations includes the results of Zeneca Agrochemicals up until its demerger on 13 November 2000.

Cash flow
In 2002 operating activities produced cash inflows of $4,833 million after tax outflows of $795 million and interest inflows of $46 million. There was a cash outflow in respect of investing activities of $2,349 million, reflecting further investment in short term investments and fixed deposits. Financing cash outflows absorbed $2,506 million through the share re-purchase programme ($1,190 million) and equity dividends ($1,234 million).

In 2001 operating activities generated net cash of $3,126 million after exceptional cash outflows of $368 million. There was a cash outflow in respect of investing activities of $1,327 million, comprising mainly of capital expenditure of $1,582 million. Financing cash outflows totalled $2,195 million, the principal payments being in respect of the share re-purchase programme ($1,080 million) and equity dividends ($1,236 million).

Net cash of $3,554 million was generated by operating activities in 2000, after exceptional cash outflows of $809 million. There was a cash outflow in respect of investing activities

Sales of continuing operations in each geographic area in which customers are located (US GAAP)

	2002 $m	2001 (reclassified) $m	2000 (reclassified) $m

UK	623	759	787

Continental Europe	5,072	4,479	4,359

The Americas	10,287	9,353	8,799

Asia, Africa and Australasia	1,859	1,631	1,638

Total	17,841	16,222	15,583

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Review	43

of $1,294 million representing, primarily, capital expenditure of $1,460 million offset by the repayment of debt by Syngenta AG of $909 million, in connection with the demerger of Zeneca Agrochemicals. Financing cash outflows totalled $1,620 million, the principal elements being the share re-purchase programme of $353 million and dividend payments of $1,220 million.

Net assets
Net assets at 31 December 2002, in accordance with US GAAP, are significantly higher than those under UK GAAP as a result of the acquisition accounting for Astra. The goodwill arising on the acquisition of Astra had a net book value of $12.9 billion ($11.1 billion at 31 December 2001) and fixed assets were $7.8 billion ($8.1 billion at 31 December 2001). These effects were partly offset by approximately $2.3 billion ($2.3 billion in 2001) of other adjustments being principally deferred tax liabilities related to the acquisition. Accordingly, of our net asset value under US GAAP at 31 December 2002 of $30.2 billion, $16.2 billion is attributable to fixed assets, $13.6 billion to goodwill and $2.8 billion to deferred tax.

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44	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Directors’ Report

Directors’ Report

AstraZeneca PLC is the holding company for a group of subsidiaries whose principal activities are described in the Operational and Financial Reviews on pages 8 to 29 and 30 to 43, which are incorporated in this report by reference. Principal subsidiaries, joint ventures and associates and their locations are given on page 112.

The Company’s dividend for 2002 of $0.70 (43.2 pence, SEK6.20) per Ordinary Share amounts to a total dividend payment to shareholders of $1,206 million.

The Directors believe that the Company and its subsidiaries have adequate resources to continue in operational existence for the foreseeable future and therefore continue to adopt the going concern basis in preparing the Financial Statements.

Changes in the Company’s Ordinary Share capital during 2002, including details of the allotment of new shares under the Company’s share plans, are given in Note 38 to the Financial Statements.

Board of Directors
Details of members of the Board at 31 December 2002 are set out on pages 6 and 7.

Board Changes
Claes Wilhelmsson, Executive Director, retired from the Board in June 2002. The Company announced in November 2002 that Åke Stavling, also an Executive Director, would be leaving the Company at the end of January 2003.

Lars Ramqvist, Non-Executive Director, retired from the Board in April 2002 with effect from the end of the Annual General Meeting. Also at the Annual General Meeting, shareholders elected Jane Henney and John Buchanan as Non-Executive Directors. Dr Henney was first appointed to the Board in September 2001. Dr Buchanan’s appointment was effective from the end of the Annual General Meeting in April 2002.

Re-election of Directors
Other than Åke Stavling, who will have left the Company, all of the Directors will retire under Article 65 of the Company’s Articles of Association at the Annual General Meeting in April 2003 and are presenting themselves for re-election. All are recommended by the Board for re-election.

Mandatory Shareholding for Directors
The Company’s Articles of Association require

each Director to be the beneficial owner of Ordinary Shares in the Company with an aggregate nominal value of $125 (500 shares). Such holding must be obtained within two months of the date of the Director’s appointment. All of the Directors comply with this requirement and full details of each Director’s interests in shares of the Company are set out in the Directors’ Remuneration Report on pages 49 to 54.

Annual General Meeting
The Company’s Annual General Meeting will be held on 30 April 2003. The principal meeting place will be in London. There will be one satellite meeting place in Stockholm.

Corporate Governance
Combined Code
Throughout 2002, the Company has applied all of the principles of good governance in Part 1, Section 1 of the Combined Code published by the Hampel Committee on Corporate Governance and appended to the Listing Rules of the UK Listing Authority. The way in which these principles have been applied is described below.

Throughout 2002, the Company has complied with all of the provisions of the code of best practice in Part 2, Section 1 of the Combined Code with two exceptions. These are provision A.2.1 concerning the appointment of a senior Non-Executive Director, with which the Company has complied since March 2002, and provision B.1.7 relating to the notice period of Executive Directors’ service contracts. In March 2002, the Board appointed Sir Peter Bonfield as the senior Non-Executive Director.

During 2002 the service contracts of the Executive Directors provided for a notice period of two years. However, in January 2003, all of the Executive Directors agreed to reduce the notice periods of their service contracts to one year. For new Executive Directors, the Board would aim to negotiate a one year notice period. In exceptional circumstances, the initial notice period may be for longer than one year. In those circumstances, the Board would explain to shareholders the reasons why it believed a longer notice period was necessary and it would be the Board’s intention that the notice period should be reduced to one year subsequently.

Full details of the service contracts and remuneration of the Company’s Executive Directors are set out in the Directors’ Remuneration Report on pages 49 to 54.

The US Sarbanes-Oxley Act of 2002
AstraZeneca PLC American Depositary Shares are traded on the New York Stock Exchange and the Company is subject to the reporting and other requirements of the US Securities and Exchange Commission applicable to foreign issuers. The US Sarbanes-Oxley Act came into force at the end of July 2002. As a result of its New York listing, the Company is subject to those provisions of the Act applicable to foreign issuers.

Many of the rules implementing the Act are currently being written and proposed by the Securities and Exchange Commission. As a result, the detailed provisions of the Act are likely to become effective during 2003.

The Company will comply with those provisions of the Act applicable to foreign issuers as and when they become effective. The Board takes the view that the Company already has a sound corporate governance framework, good processes for the accurate and timely reporting of its financial position and results of operations and an effective and robust system of internal controls. Consequently, the Company’s approach to compliance with the Act principally involves the development and adjustment of the existing corporate governance framework and associated processes concerning reporting, internal controls and other relevant matters. In particular, some additional work has been undertaken to ensure that the Chief Executive and the Chief Financial Officer are in a position to provide the certifications required by the Act in respect of the Company’s Annual Report on Form 20-F for the year ended 31 December 2002.

The New York Stock Exchange
In August 2002, the Corporate Accountability and Listing Standards Committee of the New York Stock Exchange filed new, draft corporate governance rules with the US Securities and Exchange Commission. The draft rules are currently under review by the Securities and Exchange Commission. The Company, as a foreign issuer with American Depositary Shares listed on the New York Stock Exchange, is obliged to disclose any significant ways in which its corporate governance practices differ from the rules.

The Company has reviewed the draft rules and believes that, in most areas, its corporate governance practices are consistent with the draft rules and/or the principles behind the draft rules, with two significant exceptions.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Directors’ Report	45

The draft rules state that non-executive directors must have regular scheduled meetings without the directors involved in the management of the company present. Currently, other than meetings of those Board committees comprised only of Non-Executive Directors, the Company’s Non-Executive Directors do not hold formal meetings without the Executive Directors of the Company present.

Under the draft rules, listed companies’ audit committees are given increased authority and responsibility. The Company’s current corporate governance practices regarding the Audit Committee are not consistent in all respects with the draft rules. However, as described below, it is anticipated that changes to certain of those practices will be introduced during 2003 in the context of the US Sarbanes-Oxley Act of 2002. The Company anticipates that any such changes made would bring the Company’s corporate governance practices in this area more closely in line with the proposed New York Stock Exchange rules.

Disclosure Policy
The Company’s Disclosure Policy, approved by the Board in October 2002, provides a framework for the handling and disclosure of price sensitive information. A Disclosure Committee comprising the Chief Financial Officer, the Group Secretary and Solicitor and the Vice-President, Corporate Affairs, meets regularly. The role of the Disclosure Committee is to assist and inform the decisions of the Chief Executive concerning price sensitive information and its disclosure.

Recent Developments
During the first half of 2003, the Company will review two significant new proposals in the UK concerning corporate governance: the report of Derek Higgs, ‘Review of the Role and Effectiveness of Non-Executive Directors’, and that of Sir Robert Smith, ‘Audit Committees: Combined Code Guidance’, both published in January 2003. The reports both propose changes to the Combined Code appended to the Listing Rules of the UK Listing Authority. Subject to completing its review of the proposals, the Company expects to comply with any changes to the Combined Code resulting from the reports’ proposals.

Board Structure and Processes
Board Composition, Responsibilities and Appointments
The Board includes a balance of Executive and Non-Executive Directors. The majority of

Board members are Non-Executive Directors. The differing roles of Executive Directors and Non-Executive Directors are clearly delineated, both having fiduciary duties towards shareholders. However, Executive Directors have direct responsibility for business operations whereas the Non-Executive Directors have a responsibility to bring independent, objective judgement to bear on Board decisions.

The Board considers that all of the Non-Executive Directors are independent of management and free from any business or other relationship which could materially interfere with the exercise of their independent judgement. However, the Board acknowledges that independence, as it applies to non-executive directors, is not defined in a way which is uniformly accepted by all regulatory bodies, codes of governance or best practice, stock exchanges or organisations representing institutional investors. Two of the Company’s Directors (Håkan Mogren, Executive Deputy Chairman and Marcus Wallenberg, Non-Executive Director) are also members of the Board of Directors of Investor AB, a company which, at 31 December 2002, had a 5.04% holding in the Ordinary Shares of the Company. This holding represents a significant proportion of Investor AB’s overall investment portfolio. Marcus Wallenberg is the Chief Executive Officer of Investor AB. Additionally, Dr Mogren and Erna Möller, Non-Executive Director, are Directors of the Marcus and Marianne Wallenberg Foundation and the Knut and Alice Wallenberg Foundation respectively.

The Board sets the Company’s strategy and policies and monitors progress towards meeting its objectives. This includes regular reviews of the Company’s financial performance and critical business issues. The Board normally meets six times a year.

There is an established and transparent procedure for appointments of new directors to the Board which is operated by the Nomination Committee. All of the Directors retire at each Annual General Meeting and may offer themselves for re-election by shareholders.

Chief Executive and the Senior Executive Team
The Chief Executive, Sir Tom McKillop, has delegated authority from, and is responsible to, the Board for directing and promoting the profitable operation and development of the Company, consistent with the primary aim of enhancing long term shareholder value.

The Chief Executive is responsible to the Board for the management and performance of the Company’s businesses within the framework of Company policies, reserved powers and routine reporting requirements. He is obliged to refer certain major matters (defined in the formal delegation of the Board’s authority) back to the Board. The roles of the Board, the Board’s committees, the Chairman, the Executive Deputy Chairman, the Chief Executive and the Senior Executive Team are documented, as are the Company’s delegated authorities and reserved powers, the means of operation of the business and the roles of corporate functions.

The Chief Executive has established and chairs the Senior Executive Team. While the Chief Executive retains full responsibility for the authority delegated to him by the Board, the Senior Executive Team is the vehicle through which he exercises that authority in respect of the Company’s business (including Salick Health Care, Astra Tech and Marlow Foods).

The other members of the Senior Executive Team are Åke Stavling, Executive Director (until 31 January 2003); Jonathan Symonds, Chief Financial Officer; Bruno Angelici, Executive Vice-President, Europe, Japan, Asia Pacific and ROW; David Brennan, Executive Vice-President, North America and President and CEO, AstraZeneca LP; Jan Lundberg, Executive Vice-President, Discovery Research; John Patterson, Executive Vice-President, Product Strategy & Licensing and Business Development; Martin Nicklasson, Executive Vice-President, Development; Barrie Thorpe, Executive Vice-President, Operations; and Tony Bloxham, Executive Vice-President, Human Resources. Dr Lundberg and Dr Nicklasson succeeded Dr Wilhelmsson who retired in June 2002.

The Senior Executive Team normally meets once a month to consider and decide all major business issues. It also usually reviews those matters which are of a size or importance to require the attention of, or which are reserved to, the Board before such matters are submitted to the Board for review and decision.

Each business function is subject to an annual budget and target-setting process including forecasts for the following two years together with a sensitivity and risk analysis, quarterly updates of the forecast for the current year and regular reporting. Performance reviews are undertaken in each part of the business regularly. The Company’s

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46	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Directors’ Report

Directors’ Report continued

quarterly business performance management system uses a broad range of measures that link directly to the achievement of key business priorities. Treasury operations are centralised, operate within defined limits and are subject to regular reporting requirements and Audit Committee reviews.

Audit Committee, Internal Controls and Management of Risk
Audit Committee
The members of the Audit Committee are Karl von der Heyden (Chairman of the Committee), John Buchanan, Jane Henney, Dame Bridget Ogilvie and Marcus Wallenberg. They are all Non-Executive Directors.

The core remit of the Audit Committee is to review and report to the Board on the annual and other published financial reporting carried out by the Company, its accounting policies, the scope and audit programmes of its internal and external auditors and any material issues arising from these audits, the effectiveness of its systems of financial reporting and internal financial controls and the framework for risk management, with particular emphasis on financial risks.

The Audit Committee met four times in 2002 and is currently scheduled to meet at least four times in 2003. All of the members of the Audit Committee attended each meeting in 2002. The Chairman of the Board, a Non-Executive Director, attended two of the meetings held in 2002.

During 2002, the business considered and discussed by the Audit Committee included the financial disclosures contained in the Company’s annual and quarterly reports to shareholders and other interested parties; various accounting matters raised in the context of the financial disclosures, including reports from management and the external auditor concerning those accounting matters; reports from management and the internal audit function on the Company’s risk profile and the assessment and management of risk; reports from management, the internal audit function and the external auditor on the effectiveness of the Company’s system of internal controls and, in particular, internal financial controls; proposals from the internal audit function and the external auditor about their audit programmes for 2002; a report from the Company’s treasury function about its operations and approach to risk management; the amount of audit and non-audit fees of the external auditor; the appointment of a new Chief Internal Auditor; and the impact of the US Sarbanes-Oxley Act of 2002 on the Company and, in particular, on the operation of the Audit Committee and its relationship with the external auditor. More information about the work of the internal audit function and the Company’s external auditor is given below.

At the scheduled meeting of the Audit Committee held at the end of January 2003, the Chief Executive and the Chief Financial Officer presented to Audit Committee members their conclusions following the evaluation of the effectiveness of the Company’s disclosure controls and procedures required by Item 15(a) of Form 20-F. Based on their evaluation, the Chief Executive and the Chief Financial Officer concluded that the Company maintains an effective system of disclosure controls and procedures.

There have been no significant changes in the Company’s internal controls or other factors that could significantly affect internal controls subsequent to the date of their evaluation.

During the year, in line with its normal practice, the Audit Committee also held a number of private meetings, without management present, with both the Company’s Chief Internal Auditor and the lead partner from the Company’s external audit firm. The purpose of these meetings was to facilitate free and open discussions between the Audit Committee members and the Chief Internal Auditor and the external lead audit partner, independent of the main sessions of the Audit Committee attended by the Chief Financial Officer and the Group Financial Controller.

Internal Controls and Management of Risk
The Board has overall responsibility for the Company’s system of internal controls which aims to safeguard shareholders’ investments and the Company’s assets, ensure that proper accounting records are maintained and that the financial information used within the business and for publication is accurate, reliable and fairly presents the financial position of the Company and the results of its business operations. The Board is also responsible for reviewing the effectiveness of the system of internal controls. The system is designed to provide reasonable assurance of effective operations and compliance with laws and regulations, although any system of internal controls can only provide reasonable, not absolute, assurance against material misstatement or loss.

Since the publication in September 1999 by the Institute of Chartered Accountants in

England and Wales of the Turnbull Report, ‘Internal Control: Guidance for Directors on the Combined Code’, the Directors have continued to review the effectiveness of the Group’s system of non-financial controls, including operational and compliance controls, risk management and the Company’s high level internal control arrangements. These reviews have included an assessment of internal controls, and in particular internal financial controls, by the internal audit function, management assurance of the maintenance of control and reports from the external auditor on matters identified in the course of its statutory audit work. A key part of these reviews is an annual‘letter of assurance’ process by which responsible managers confirm the adequacy of their systems of internal financial and non-financial controls, their compliance with Company policies (including those relating to safety, health and the environment), local laws and regulations (including the industry’s regulatory requirements) and report any control weaknesses identified in the past year. The Directors believe that the Company maintains an effective embedded system of internal controls and complies with the Turnbull Report guidance.

The Company views the careful management of risk as a key management activity. A significant part of all of its activities is to deliver opportunities by managing business risks in a simple, flexible and sustained way which is consistent with the Company’s values. These risks, which may be strategic, operational, reputational, financial or environmental, should be understood and visible and the business context should determine the level of acceptable risk and control.

Much of the Company’s work in the area of risk management is facilitated by the Risk Advisory Group consisting of representatives from each business function. Its role is advisory and is to assist senior management to identify and assess the main risks faced by the Company’s business in a co-ordinated manner, to assess, identify and document the Company’s risk profile and to ensure that the business focuses on critical business issues. It is chaired by the Chief Financial Officer and reports twice a year to the Senior Executive Team. The Risk Advisory Group’s reports on the Company’s risk profile are reviewed by both the Audit Committee and the Board.

Under the auspices of the Risk Advisory Group, the Company has developed and is establishing an integrated risk management framework with the aim of ensuring that the

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business understands the key risks it faces, especially cross-functional risks, has an embedded risk management approach to all of its activities, links risk management to business performance reporting and seeks continuous improvement in the management of risk by sharing best practice throughout the organisation.

Code of Conduct
The policy of the Company is that all of its subsidiaries and their employees observe high standards of integrity and act with due skill, care, diligence and fairness in the conduct of business. The Company’s management recognises that such standards make a significant contribution to the overall control environment and seeks, by its words and actions, to reinforce them throughout the business. In particular, all employees are required to comply with the letter and spirit of the AstraZeneca Code of Conduct and with the detailed standards issued in support of it. The AstraZeneca Code of Conduct is set out on page 137. The current version of the Code of Conduct was first published in June 2000 and will be reviewed during 2003. The review will include consideration of the relevant requirements of the US Sarbanes-Oxley Act of 2002, such as those concerning a code of ethics for senior financial officers.

Group Internal Audit
Group Internal Audit (GIA) is an independent appraisal function which derives its authority from the Board through the Audit Committee. Its primary role is to provide reasonable and objective assurance about the adequacy and effectiveness of the Company’s financial control framework and risk management. It also assists senior management with its responsibility to improve the processes by which business risks are identified and managed and to report and advise on the proper and effective use of resources.

GIA seeks to discharge the responsibilities set down in its charter by reviewing the processes which ensure that business risks are effectively managed; reviewing the financial and operational controls which help to ensure that the Company’s assets are properly safeguarded from losses, including fraud; reviewing the controls which help to ensure the reliability and integrity of management information systems; reviewing the processes which ensure compliance with corporate objectives, policies and procedures and external legislation and regulation (other than those relating to safety, health and the environment and regulatory compliance which are the responsibility of other audit functions); and on an ad hoc basis, reviewing that value for money is obtained. GIA also acts as a source of constructive advice and best practice.

External Auditor
A resolution will be proposed at the Annual General Meeting on 30 April 2003 for the reappointment of KPMG Audit Plc, London as auditor of the Company.

The external auditor has undertaken various non-audit work for the Company during 2002. More information about this work and the fees paid by the Company for it are set out in Note 36 to the Financial Statements on page 107. The external auditor is not engaged by the Company to carry out any non-audit work on which it might, in the future, be required to express an audit opinion. The Audit Committee has determined policies as to what non-audit work can be undertaken by the Company’s external auditor. Any item of non-audit work proposed to be undertaken for which its fees may exceed $500,000 must be approved in advance by the Audit Committee. The Audit Committee also monitors the level of audit and non-audit fees on a quarterly basis.

The US Sarbanes-Oxley Act of 2002 is likely to lead to changes in the Company’s relationship with the external auditor, such as greater involvement of the Audit Committee in managing the relationship and the pre-approval by the Audit Committee of all non-audit work. Certain provisions of the Act are also likely to lead to changes in how the external auditor conducts its business, such as the mandatory rotation of the principal audit partners.

Other Board Committees
Remuneration Committee
The members of the Remuneration Committee are Sir Peter Bonfield (Chairman of the Committee), John Buchanan and Erna Möller. They are all Non-Executive Directors.

The remit of the Remuneration Committee is, primarily, to recommend for decision by the Board the fundamental remuneration policy for the Company and to ensure the proper operation of all plans for employees involving the Company’s shares. More particularly, it makes specific proposals in respect of the remuneration packages of individual Executive Directors and the Company’s most senior executives.

Further information about the membership and work of the Remuneration Committee and the Company’s remuneration policy and practice is set out in the Directors’ Remuneration Report on pages 49 to 54.

Nomination Committee
The members of the Nomination Committee are Percy Barnevik (Chairman of the Committee), Håkan Mogren, Sir Peter Bonfield and Jane Henney. With the exception of Dr Mogren, they are all Non-Executive Directors.

The remit of the Nomination Committee is, primarily, to make proposals to the Board for any new appointments as Directors of the Company.

Shareholders
In its financial reporting to shareholders and other interested parties by means of annual and quarterly reports, the Board aims to present a balanced and understandable assessment of the Company’s financial position and prospects.

The Company maintains a corporate website containing a wide range of information of interest to institutional and private investors: www.astrazeneca.com.

The Company has frequent discussions with institutional shareholders on a range of issues affecting its performance. These include meetings following the announcement of the annual results with the Company’s largest institutional shareholders on an individual basis. In addition, the Company responds to individual ad hoc requests for discussions from institutional shareholders.

All shareholders, including private investors, have an opportunity to put questions to members of the Board on matters relating to the Company’s operation and performance at the Annual General Meeting.

Employees
The Company maintains an open management style and involves its employees both in daily decisions which affect them and longer term matters. The Company is fully committed to keeping all of its employees informed about their work unit and the wider business, as well as discussing the implications of major business changes and other relevant matters. Key business priorities are communicated throughout the organisation and form part of the basis for the Company’s employee incentive plans. Details of employees’ share plans appear in Note 33 to the Financial Statements.

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Directors’ Report continued

In line with legal requirements and cultural standards, more formal national and business level employee consultation arrangements exist in some countries, including the UK. There is a forum for employee consultation at European level, chaired by the Chief Executive, in which employee representatives from 19 countries participate. The Company also has a variety of constructive relationships with trade unions across its worldwide operations including formal recognition and active dialogue where appropriate.

The Company believes that every employee should be treated with the same respect and dignity. It values the rich diversity and creative potential of people with differing backgrounds and abilities and encourages a culture of equal opportunities in which personal success depends on personal merit and performance. It is Company policy that there should be no discrimination against any person for any reason. All judgements about people for the purposes of recruitment, development and promotion are made solely on the basis of their ability and potential in relation to the needs of the job. Every manager is responsible for implementing this policy.

It is Company policy that people with disabilities should have the same consideration as others with respect to recruitment, retention and personal development. Depending on their skills and abilities, people with disabilities enjoy the same career prospects as other employees and the same scope for realising potential. The Company also takes all reasonable steps to ensure that its working environments can accommodate special needs.

Other Stakeholders
The Company aims to set, promote and maintain high standards of corporate responsibility wherever it operates. Dame Bridget Ogilvie, a Non-Executive Director, is the Board member responsible for this area and oversees the work of a cross-functional committee. The Company has established systems to monitor its performance. Policies and standards relating to corporate responsibility are maintained and widely communicated within the organisation. In 2002, the Company was again included in the FTSE4Good and the Dow Jones Sustainability Indices. The Company publishes and sends to shareholders a separate Corporate Responsibility Summary Report. More detailed information about the Company’s approach to this area of its business can be found on its website: www.astrazeneca.com.

It is not Company policy formally to comply with the Confederation of British Industry’s code of practice on the prompt payment of suppliers. It is, however, Company policy to agree appropriate payment terms with all suppliers when agreeing the terms of each transaction, to ensure that those suppliers are made aware of the terms of payment and, subject to their compliance, abide by the terms of payment. The total amount of money owed by the Company’s subsidiaries to trade creditors at the balance sheet date was equivalent to 83 days’ average purchases. No equivalent disclosure is provided in respect of the Company as it has no external creditors.

Purchase of Own Shares
The Company’s stated distribution policy contains both a regular dividend cash flow and a share re-purchase component to give the Company more flexibility in managing its capital structure over time. In August 1999, the Company announced a $2 billion share re-purchase programme to be completed by the end of 2002. This programme was completed ahead of schedule in the second quarter of 2002. In January 2002, the Company announced an additional $2 billion re-purchase programme to be completed by the end of 2003.

During 2002, the Company purchased 28.4 million of its own Ordinary Shares with a nominal value of $0.25 each for an aggregate cost of $1,190 million. Following the purchase of these shares, they were all cancelled as required by applicable English law. This number of shares represents 1.65% of the Company’s total issued share capital at 31 December 2002.

Since the beginning of the re-purchase programme in 1999, the Company has purchased for cancellation in total 65.6 million of its own Ordinary Shares with a nominal value of $0.25 each for an aggregate cost of $2,805 million. This number of shares represents 3.82% of the Company’s total issued share capital at 31 December 2002.

The Company continues to maintain robust controls in respect of all aspects of the share re-purchase programme to ensure compliance with English law and the Listing Rules of the UK Listing Authority. In particular, the Company’s Disclosure Committee meets to ensure that the Company does not purchase its own shares during prohibited periods.

At the Annual General Meeting on 30 April 2003, the Company will seek a renewal of its current permission from shareholders to purchase its own shares.

Political Donations
Under the UK’s Political Parties, Elections and Referendums Act 2000, shareholder authority is required for political donations to be made or political expenditure to be incurred by the Company or its subsidiaries in the European Union. Neither the Company nor its subsidiaries made any donations or incurred any expenditure in 2002 in the European Union in respect of which shareholder authority or disclosure in this Directors’ Report is required under the Act. Neither the Company nor its subsidiaries intend to make any such donations or incur any such expenditure in the European Union in the foreseeable future. However, the Act defines‘political organisation’ widely and, for example, interest groups or lobbying organisations concerned with the review of government policy or law reform may be caught by the definition.

To enable the Company to continue to support such organisations without inadvertently breaching the Act, a resolution will, in the same way as last year, be proposed at the Annual General Meeting on 30 April 2003 authorising the Company to make donations or incur expenditure in the European Union up to an aggregate limit of $150,000.

In 2002, AstraZeneca’s US legal entities made contributions amounting in aggregate to $275,000 to state and national political party committees and to campaign committees of various state candidates affiliated with the major parties. This total includes $54,500 in national political party committee donations made prior to the implementation of the US Bipartisan Campaign Reform Act. All contributions were made only where allowed by state and federal law. American nationals exercised decision-making over the contributions and the funds were not provided or reimbursed by any non-US corporation.

On behalf of the Board
G H R Musker
Group Secretary and Solicitor
30 January 2003

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Directors’ Remuneration Report	49

Directors’ Remuneration Report

At the Annual General Meeting on 30 April 2003, a resolution will be proposed to approve the Directors’ Remuneration Report.

Remuneration Committee
The members of the RemunerationCommittee are Sir Peter Bonfield (Chairman of the Committee), John Buchanan and Erna Möller. They are all Non-Executive Directors. Sir Peter became Chairman of the Remuneration Committee in April 2002 in succession to Lars Ramqvist following Dr Ramqvist’s retirement from the Board. Dr Buchanan became a member of the Remuneration Committee following his election as a Non-Executive Director at the Annual General Meeting in April 2002.

The remit of the Remuneration Committee is, primarily, to recommend for decision by the Board the fundamental remuneration policy for the Company and to ensure the proper operation of all plans for employees involving the Company’s shares. More particularly, it makes specific proposals in respect of the remuneration packages of individual Executive Directors and the Company’s most senior executives.

The Remuneration Committee met six times during 2002. At its request, Peter Brown, Vice-President, Global Compensation and Benefits, attended a number of the meetings and provided advice and services which materially assisted the Remuneration Committee during 2002. In doing so, Mr Brown drew on various sources of data concerning directors’ and executives’ salaries, bonus levels and other incentives including general pharmaceutical industry reports and surveys, as well as surveys specifically carried out for the Company. These included certain surveys prepared for the Company by Towers Perrin. During 2002, Towers Perrin also provided consultancy and share plan administration services to the Company.

Overall Remuneration Policy and Purpose
The Company is committed to maintaining a dynamic performance culture in which every employee champions the growth of shareholder value, is clear about the Company’s objectives, knows how their work impacts on those objectives and that they will benefit from achieving high levels of performance.

The Board has confirmed that the Company’s overall remuneration policy and purpose is:

> to attract and retain people of the quality necessary to sustain the Company as one of the best pharmaceutical companies in the world; and
>	to motivate them to achieve the level of performance necessary to create sustained growth in shareholder value.

In order to achieve this, remuneration policy and practice is designed:

>	to closely align individual and team reward with business performance at each level;
>	to encourage employees to perform to their fullest capacity;
>	to encourage employees to align their interests with those of shareholders;
>	to support managers’ responsibility to achieve business performance through people and for them to recognise superior performance, in the short and longer term;
>	to be as locally focused and flexible as is practicable and beneficial;
>	to be competitive and cost-effective in each of the relevant employment markets; and
>	to be as internally consistent as is practicable and beneficial taking due account of market need.

The cost and value of the components of the remuneration package are considered as a whole and are designed:

>	to ensure a proper balance of fixed and variable performance related components, linked to short and longer term objectives; and
>	to reflect market competitiveness taking account of the total value of all of the benefit components.

The benefit components contained in the total remuneration package are:

>	annual salary – based on conditions in the relevant geographic market, with the provision to recognise, in addition, the value of individuals’ sustained personal performance, resulting from their ability and experience;
>	ad hoc rewards – special payments and other measures available to reward individuals (other than Executive Directors) and teams following a particular and outstanding business contribution;
>	short term bonus – a lump sum payment related to the targeted achievement of identified business drivers and, where appropriate, personal performance goals, measured over a year within a specific plan;
>	share participation – various plans provide the opportunity for employees to take a personal stake in the Company’s wealth as shareholders; and
>	other benefits such as holidays, sickness benefit and pensions which are cost-effective and compatible with the relevant national welfare arrangements.

The way in which these elements are combined and applied varies depending, for example, on market need and practice in various countries.

For Executive Directors, the individual components are:

>	annual salary – the actual salary for each of the Executive Directors is determined on behalf of the Board by the Remuneration Committee; these salaries reflect the experience and sustained performance of the individuals to whom they apply, as judged annually by the Remuneration Committee, taking account also of market competitiveness;

>	short term bonus – the Deputy Chairman and the Chief Executive are entitled to bonuses related solely to the achievement of the targeted performance of earnings per share; other Executive Directors are entitled to annual bonuses related to the achievement of both the targeted performance of earnings per share and the achievement of functional measures relevant to their particular area of responsibility; the bonus payable for Executive Directors is on a scale of 0-100% of salary and 50% of salary is payable for the achievement of target business performance; 80% of the bonus relates to the achievement of the earnings per share target and 20% to the individual measures;

>	longer term bonus – Executive Directors are also rewarded for improvement in the share price performance of the Company over a period of years by the grant of share options; the grant of options under the AstraZeneca Share Option Plan is supervised by the Remuneration Committee which also determines whether any performance targets will apply to the grant and/or exercise of options; the exercise of options previously granted under the Zeneca 1994 Executive Share Option Scheme is currently subject to the performance condition that before any exercise, earnings per share must grow by at least

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50	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Directors’ Remuneration Report

Directors’ Remuneration Report continued

the increase in the UK retail prices index plus 3% per annum over a continuous three year period following grant; and

> pension arrangements – these are described in more detail below.

Other customary benefits (such as a car and health benefits) are also made available. In the UK, this happens by way of the Executive Directors’ participation in the Company’s flexible benefits arrangements which apply to the vast majority of the Company’s UK employees. A similar programme was introduced in Sweden in January 2003.

Executive Directors’ Service Contracts
As stated in the Directors’ Report, during 2002 the Company did not comply with provision B.1.7 of the code of best practice in Part 2, Section 1 of the Combined Code published by the Hampel Committee on Corporate Governance and appended to the Listing Rules of the UK Listing Authority, relating to the notice period of Executive Directors’ service contracts.

During 2002, the service contracts provided for a notice period of two years. However, in January 2003, all the Executive Directors agreed to reduce the notice periods of their service contracts to one year. For new Executive Directors, the Board would aim to negotiate a one year notice period. In exceptional circumstances, the initial notice period may be for longer than one year. In those circumstances, the Board would explain to shareholders the reasons why it believed a longer notice period was necessary and it would be the Board’s intention that it should be reduced to one year subsequently.

At the time of the Annual General Meeting on 30 April 2003, the unexpired term of Executive Directors’ service contracts will be a maximum of one year. The details of the Executive Directors’ individual service contracts are set out in the table below. In the event of the termination of an Executive Director’s service contract, depending upon the circumstances the Company may be liable to provide compensation to the Executive Director equivalent to the benefits which he or she would have received during the contractual notice period. The Company’s policy in the event of the termination of an Executive Director’s service contract is to avoid any liability to the Executive Director in excess of his or her contractual entitlement and aim to ensure that any liability is mitigated to the fullest extent possible.

The Company announced in November 2002 that Åke Stavling, Executive Director, would be leaving the Company at the end of January 2003. Mr Stavling will receive compensation from the Company, to be paid on a monthly basis, equivalent to two years base annual salary.

Position of the Non-Executive Directors
None of the Non-Executive Directors has a service contract. They are not eligible for performance-related bonuses or the grant of share options. No pension contributions are made on their behalf.

AstraZeneca Share Option Plan
As stated above, the Remuneration Committee determines the grant of options under the AstraZeneca Share Option Plan and ensures that, on every occasion before the grant of any option, the performance of the Company and the performance and contribution of each participant is fully taken into account when determining the number of shares to be put under option and the number of options to be granted. In respect of the grants of options under the Plan in March and August 2002, the Remuneration Committee considered the fact that business targets had been met in 2001, Nexium sales continued to grow strongly, the Respiratory, Central Nervous System and Oncology product portfolios continued to grow strongly, key products were progressing well through late stage development and the R&D pipeline remained strong and concluded a grant of options was justified. The Remuneration Committee also received assurances from each member of the Senior Executive Team that the participants for whom they were recommending a grant of options had achieved the appropriate level of performance.

In respect of the grants of options under the Plan in March 2002 to each individual Executive Director, the Remuneration Committee considered the performance factors described above and also received an appraisal from the Chief Executive in respect of the performance of each Executive Director. In each case, the Remuneration Committee concluded a grant of options was justified.

Although the Company does not use total shareholder return (TSR) as a measure of performance for its share plans, a graph is set out on page 53 illustrating the Company’s TSR performance over the last five years against the FTSE 100 index.

External Appointments
With the specific approval of the Board in each case, Executive Directors may accept external appointments as non-executive directors of other companies and retain any related fees paid to them.

Directors’ Emoluments in 2002
The Directors’ emoluments in 2002 are disclosed on pages 51 and 52.

Directors’ Interests in Shares
Details of the Directors’ interests in the Company’s Ordinary Shares are disclosed on pages 53 and 54.

Audit
The Directors’ emoluments in 2002 and the details of the Directors’ interests in the Company’s Ordinary Shares disclosed on pages 51 to 54 have been audited by the Company’s external auditor.

Details of Executive Directors’ Service Contracts

Executive Director	Date of service contract	Unexpired term at 31 December 2002	Notice period

Håkan Mogren	14.12.98	Two years*	One year

Sir Tom McKillop	11.01.96	Two years*	One year

Jonathan Symonds	20.05.98	Two years*	One year

Åke Stavling	28.06.93	Leaving the Company on 31.01.03

* Reduced to one year subsequently

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Directors’ Remuneration Report	51

Directors’ Emoluments in 2002
The aggregate remuneration, excluding pension contributions, paid to or accrued for all Directors and officers of the Company for services in all capacities during the year ended 31 December 2002 was $16 million (including $373,000 to the Chairman). Remuneration of individual Directors was as follows:

	Salary and fees		Bonuses	Taxable benefits		Other		Total 2002	Total 2001	Total 2000
	$’000		$’000	$’000		$’000		$’000	$’000	$’000

Percy Barnevik	373		–	–		–		373	368	385

Håkan Mogren	1,032		660	146	‡	172	ø	2,010	1,623	1,564

Sir Tom McKillop	1,277		816	3		112	*	2,208	1,918	1,917

Åke Stavling	674		405	101	‡	66	ø	1,246	1,047	934

Jonathan Symonds	774		450	9		124	†	1,357	1,199	1,245

Sir Peter Bonfield	68		–	–		–		68	56	59

John Buchanan	49	**	–	–		–		49	–	–

Jane Henney	60		–	–		30	#	90	13	–

Karl von der Heyden	70		–	–		–		70	60	63

Erna Möller	63		–	–		30	#	93	81	69

Dame Bridget Ogilvie	63		–	–		30	#	93	81	69

Marcus Wallenberg	63		–	–		–		63	56	59

Former Directors Claes Wilhelmsson	683	+	211	10		–		904	938	1,074

Lars Ramqvist	23		–	–		–		23	60	63

Others	–		–	–		–		–	34	1,466

Total	5,272		2,542	269		564		8,647	7,534	8,967

*	Relates to relocation allowances
†	Payment for pension related tax liabilities
#	Fees for AstraZeneca Scientific Advisory Board
+	Includes settlement on retirement of accrued holiday entitlement
‡	Includes provision for accommodation in the UK
ø	Payment for accommodation related tax liabilities
**	Part year only

The remuneration of Directors is or was in the case of former Directors (with minor exceptions) established and paid in either Swedish kronor (Claes Wilhelmsson) or pounds sterling (other Directors) and has been converted into US dollars in the table above at the average exchange rate for the year in question. These rates were:

	GBP/USD	SEK/USD

2000	0.65	8.91

2001	0.68	10.79

2002	0.67	9.86

The movement of exchange rates affects the year on year comparison of the dollar amounts.

Some Directors and officers were also granted options to subscribe for Ordinary Shares under the Company’s share option plans. Details of share options granted to, and exercised by, Directors and the aggregate of gains realised on exercised options in the year are given on page 54.

No Director or officer has a family relationship with any other Director or officer.

Transactions with Directors
During the year there were no material recorded transactions between the Company and the Directors.

Transactions with Former Directors
Following his retirement as a Director in June 2002 and pursuant to the terms of an agreement dated 31 March 1999, Claes Wilhelmsson purchased an apartment in Stockholm from the Company. The price paid for the apartment, the Swedish kronor equivalent of $963,000 at the average exchange rate for 2002 set out above, was an arm’s length market value, as determined by independent third party valuations of the property carried out in 2002.

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52	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Directors’ Remuneration Report

Directors’ Remuneration Report continued

Directors’ Emoluments in 2002 (continued)

Executive Directors’ Pension Arrangements		Sir Tom McKillop	Jonathan Symonds	Håkan Mogren		Åke Stavling		Claes Wilhelmsson
(per annum)		$’000	$’000	$’000		$’000		$’000

Defined Benefit Arrangements
1.	Accrued pension at 1 January 2002	745	267	873		356		583

2.	Increase in accrued pension during year as a result of inflation	12	5	19		8		7

3.	Adjustment to accrued pension as a result of salary increase relative to inflation	23	6	–		49		65

4.	Increase in accrued pension as a result of additional service	28	16	–		44		–

5.	Accrued pension at 31 December 2002	808	294	892	†	457	†	655	*†

6.	Employee contributions during year	–	29	–		–		–

7.	Transfer value of accrued pension at 31 December 2001	12,364	2,343	7,784		3,042		5,482

8.	Transfer value of accrued pension at 31 December 2002	14,480	2,300	8,465		4,188		6,031	*

9.	Change in transfer value during the period less employee contributions	2,116	(72)	681		1,146		549

10.	Age at 31 December 2002	59 9/12	43 10/12	58 3/12		57 11/12		63 3/12	*

11.	Pensionable service (years)	33 3/12	22 4/12	30 3/12		29 11/12		35 3/12	*

†	Accrued pension payable between the age of 60 and 65. Once 65 the pension payable is reduced by 2/7ths (or 28.6%) from the figures shown.
*	At retirement on 30 June 2002

Pensions are payable to Directors in either Swedish kronor or pounds sterling. For ease of understanding, the above table has been presented using the exchange rates for 2002 set out on page 51.

UK Executive Directors’ Pension Arrangements
Sir Tom McKillop is a member of the Company’s main UK defined benefit pension plan. The normal pension age under this plan is 62. However, a member’s accrued pension is available from age 60 without any actuarial reduction. In addition the accrued pension is available, unreduced, from age 57 if the Company consents to a request for early retirement and from age 50 if the retirement is at the Company’s request.

On death in retirement, the accrued pension shown is guaranteed payable for the first five years of retirement and then reduces to two-thirds of this amount should there be a surviving spouse or other dependant. Any member may choose higher or lower levels of survivor’s pensions at retirement, subject to Inland Revenue limits, in return for an adjustment to their own pension of equivalent actuarial value. Pensions are also payable to dependent children. In the event of a senior employee becoming incapacitated from performing his work then a pension is payable immediately as if such person had reached normal retirement age (subject to a maximum of 10 years additional service), based on current pensionable salary. In the event of death prior to retirement, dependants are entitled to a pension of two-thirds of the pension that would have been earned had such person remained in service to age 62 plus a capital sum of four times pensionable pay. Pensions in payment are increased annually in line with inflation, as measured by the retail prices index, up to a maximum of 5%.

In respect of UK Executive Directors whose pensionable earnings are capped by the earnings limit imposed by the Finance Act 1989, unapproved defined contribution schemes are made available. Currently, only Jonathan Symonds is affected by this limit. The Company has agreed to pay annually 50% of base salary in excess of the statutory earnings cap for the pension and associated tax liability, with the intention of providing equivalence of benefits with non-capped UK Directors. If this does not provide equivalence, the Company has agreed to make up the difference. The benefits derived from equivalence are shown above as if the scheme was a defined benefit arrangement. The Company contribution in 2002 in respect of the pension element was $171,000.

Swedish Executive Directors’ Pension Arrangements
Normally, Swedish Executive Directors participate in the collectively bargained ITP pension plan, which provides pensions, dependants’pensions and lump sums on death in service. In respect of those Swedish Directors or former Directors, namely Håkan Mogren, Åke Stavling and Claes Wilhelmsson, whose pensionable earnings are or were in excess of the earnings limit imposed by the Swedish Communal Tax Law (Kommunalskattelagen), supplementary pension commitments are made. The Company has agreed to pay 70% of pensionable salary from age 60 to age 65 and 50% of such earnings from age 65. The ITP provisions are included in this additional commitment. Paid in pension capital may also be used in the event of retirement or termination before the age of 60. In the event of long term illness then a pension is payable immediately as if such person had reached the normal retirement age, of 70% of current pensionable salary. On death in retirement the accrued pension shown is payable to a surviving spouse or other dependant. In the event of death prior to retirement the accrued pension shown is payable to a surviving spouse or other dependant plus a capital sum of three times pensionable salary less $100,000 if married or two times pensionable salary less $100,000 if not.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Directors’ Remuneration Report	53

Graph Showing Total Shareholder Return
The UK Directors’ Remuneration Report Regulations 2002 require the inclusion in the Directors’ Remuneration Report of a graph showing total shareholder return (TSR) over a five year period in respect of a holding of the Company’s shares, plotted against TSR in respect of a hypothetical holding of shares of a similar kind and number by reference to which a broad equity market index is calculated. This illustrates the Company’s TSR performance against the broad equity market index selected and is required even though the Company does not use TSR as a measure of performance for its share plans. For the purposes of this graph, set out below, we have selected the FTSE 100 Index as the appropriate index.

Directors’ Interests in Shares
The interests at 31 December 2002 or on date of retirement of the persons who on that date were Directors (including the interests of their families) in shares and debentures of AstraZeneca PLC are shown below, all of which were beneficial except as otherwise stated. None of the Directors has a beneficial interest in the shares of any of the Company’s subsidiaries.

	Interest in		Interest in
	Ordinary Shares,		Ordinary Shares,
	including shares		including shares	Shares held	Shares held
	held in trust, at	Net	held in trust, at	in trust at	in trust at
	1 Jan 2002	shares	31 Dec 2002	1 Jan 2002	31 Dec 2002
	or appointment	acquired/	or resignation	or appointment	or resignation
	date	(disposed)	date	date	date

Percy Barnevik	100,000	–	100,000	–	–

Håkan Mogren	65,706	268	65,974	9,966	10,234

Sir Tom McKillop	74,443	–	74,443	16,824	13,424

Åke Stavling	8,929	210	9,139	8,041	8,157

Jonathan Symonds	14,314	(486)	13,828	10,774	7,788

Sir Peter Bonfield	500	–	500	–	–

John Buchanan	–	500	500	–	–

Jane Henney	500	–	500	–	–

Karl von der Heyden	20,000	–	20,000	–	–

Erna Möller	2,718	–	2,718	–	–

Dame Bridget Ogilvie	500	–	500	–	–

Marcus Wallenberg	74,504	–	74,504	–	–

Former Directors
Claes Wilhelmsson	27,462	1,059	28,521	8,774	8,897

Lars Ramqvist	500	–	500	–	–

No Director or senior executive beneficially owns, or has options over, 1% or more of the outstanding shares of the Company, nor do they have different voting rights to other shareholders.

Shares held in trust above include both long term incentive bonus shares appropriated under the Zeneca Executive Performance Bonus Scheme and also shares allocated on the demerger of Zeneca Agrochemicals, in respect of executive share options held on 10 November 2000, and which have not yet been released. In respect of the latter, the shares generally will not become beneficially owned by Directors until 13 November 2003.

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54	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Directors’ Remuneration Report

Directors’ Remuneration Report continued

Directors’ Interests in Shares (continued)
The interests of Directors and former Directors in options to subscribe for Ordinary Shares of the Company, which include options granted under the AstraZeneca Savings-Related Share Option Scheme, together with options granted and exercised during the year are included in the following table:

		No. of shares under option		Exercise price per share	†	Market price at date of exercise	First date exercisable	*	Last date exercisable	*

Håkan Mogren	At 1 Jan 2002	137,417		2947	p		13.12.02		28.03.11
	Granted	41,928		3487	p		28.03.05		27.03.12
	At 31 Dec 2002	179,345		3073	p		13.12.02		27.03.12

Sir Tom McKillop	At 1 Jan 2002	259,256		2332	p		05.04.97		28.03.11
	Granted	79,812		3487	p		28.03.05		27.03.12
	At 31 Dec 2002	339,068		2604	p		05.04.97		27.03.12

Åke Stavling	At 1 Jan 2002	84,197		2862	p		26.05.02		28.03.11
	Granted	27,020		3487	p		28.03.05		27.03.12
	At 31 Dec 2002	111,217		3014	p		26.05.02		27.03.12

Jonathan Symonds	At 1 Jan 2002	130,561		2678	p		01.10.00		28.03.11
	Granted	29,815		3487	p		28.03.05		27.03.12
	At 31 Dec 2002	160,376		2828	p		01.10.00		27.03.12

Claes Wilhelmsson	At 1 Jan 2002	92,593		2855	p		26.05.02		28.03.11
	Granted	27,824	#	3487	p		28.03.05		27.03.12
	At 30 Jun 2002	120,417		3001	p		26.05.02		29.06.04

† Exercise prices at 1 January and 31 December are weighted averages.
* First and last exercise dates of groups of options, within which periods there are shorter exercise periods.
# Amends the Company’s announcement dated 2 April 2002 stating option granted over 27,983 shares which resulted from an exchange rate discrepancy.

In addition to the above the following Directors or former Directors held options under the Astra Shareholder Value Incentive Plan which were converted into options over AstraZeneca shares on completion of the merger based on an exchange ratio of 0.5045 AstraZeneca options for each Astra option held. No further options have been or will be granted under the scheme:

Håkan Mogren	At 1 Jan 2002	37,480	359SEK		06.04.99	23.01.06
	Sold	12,400	298.28SEK	345SEK	06.04.99	03.01.03
	At 31 Dec 2002	25,080	389.68SEK		06.04.99	23.01.06

Åke Stavling	At 1 Jan 2002	16,193	369SEK		06.04.99	23.01.06
	Sold	3,655	298.28SEK	533SEK	06.04.99	03.01.03
	Sold	4,395	316.13SEK	533SEK	06.04.99	09.01.04
	At 31 Dec 2002	8,143	429.38SEK		06.04.99	23.01.06

Claes Wilhelmsson	At 1 Jan 2002	17,168	365SEK		06.04.99	23.01.06
	Sold	4,630	298.28SEK	518SEK	06.04.99	03.01.03
	Sold	4,395	316.13SEK	518SEK	06.04.99	09.01.04
	At 30 Jun 2002	8,143	429.38SEK		06.04.99	23.01.06

The aggregate amount of gains made by Directors on the exercise of share options during the year amounted to $0.4 million (2001 $0.02 million, 2000 $0.8 million) and the gains made by the highest paid Director were $nil (2001 $13,000, 2000 $nil). The market price of shares trading on the London Stock Exchange at 31 December 2002 was 2220 pence and the range during 2002 was 1799 pence to 3625 pence. The market price of shares trading on the Stockholm Stock Exchange at 31 December 2002 was 306SEK and the range during 2002 was 255SEK to 541SEK. The Register of Directors’ Interests (which is open to inspection) contains full details of Directors’ shareholdings and options to subscribe for Ordinary Shares.

On behalf of the Board
G H R Musker
Group Secretary and Solicitor
30 January 2003

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	55

AstraZeneca Financial Statements

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56	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Preparation of the Financial Statements and
Directors’ Responsibilities

The Directors are required by UK company law to prepare for each accounting period financial statements which give a true and fair view of the state of affairs of the Group and the Company as at the end of the accounting period and of the profit or loss for that period. In preparing the financial statements, the Directors are required to select and apply consistently suitable accounting policies and make reasonable and prudent judgements and estimates. Applicable accounting standards also have to be followed and a statement made to that effect in the financial statements, subject to any material departures being disclosed and explained in the notes to the financial statements. The Directors are required to prepare the financial statements on a going concern basis unless it is inappropriate to presume that the Group will continue in business. The Directors are responsible for ensuring proper accounting records are kept which disclose with reasonable accuracy at any time the financial position of the Company and enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for taking reasonable steps to safeguard the assets of the Company and prevent and detect fraud and other irregularities.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	57

Independent Auditor’s Report to the Members
of AstraZeneca PLC

We have audited the Financial Statements on pages 58 to 122. We have also audited the information in the Directors’ Remuneration Report that is described as having been audited.

This report is made solely to the Company’s members, as a body, in accordance with section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of Directors and Auditor
The Directors are responsible for preparing the Annual Report and Form 20-F and the Directors’ Remuneration Report. As described on page 56 this includes responsibility for preparing the Financial Statements in accordance with applicable UK law and accounting standards; the Directors have also presented additional information under US requirements. Our responsibilities, as independent auditor, are established in the UK by statute, the Auditing Practices Board, the Listing Rules of the Financial Services Authority, and by our profession’s ethical guidance.

We report to you our opinion as to whether the Financial Statements give a true and fair view and whether the Financial Statements and the part of the Directors’ Remuneration Report to be audited have been properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the Directors’ Report is not consistent with the Financial Statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding Directors’ remuneration and transactions with the Group is not disclosed.

We review whether the statement on page 46 reflects the Company’s compliance with the seven provisions of the Combined Code specified for our review by the Listing Rules, and we report if it does not. We are not required to consider whether the Board’s statements on internal control cover all risks and controls, or form an opinion on the effectiveness of the Group’s corporate governance procedures or its risk and control procedures.

We read the other information contained in the Annual Report and Form 20-F, including the corporate governance statement and consider whether it is consistent with the audited Financial Statements. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the Financial Statements.

Basis of audit opinion
We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the Financial Statements and the part of the Directors’ Remuneration Report to be audited. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the Financial Statements and of whether the accounting policies are appropriate to the Group’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the Financial Statements and the part of the Directors’ Remuneration Report to be audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the Financial Statements and the part of the Directors’ Remuneration Report to be audited.

Opinion
In our opinion

> the Financial Statements give a true and fair view of the state of affairs of the Company and the Group as at 31 December 2002 and of the profit of the Group for the year then ended; and

> the Financial Statements and the part of the Directors’ Remuneration Report to be audited have been properly prepared in accordance with the Companies Act 1985.

30 January 2003

KPMG Audit Plc Chartered Accountants Registered Auditor 8 Salisbury Square London EC4Y 8BB

The above opinion is provided in compliance with UK requirements. An opinion complying with auditing standards generally accepted in the US will be included in the Annual Report on Form 20-F filed with the US Securities and Exchange Commission.

Generally accepted accounting principles in the UK vary in certain significant respects from generally accepted accounting principles in the US. Application of generally accepted accounting principles in the US would have affected results of operations for each of the years in the three-year period ended 31 December 2002 and consolidated shareholders’ equity at 31 December 2002 and 2001, to the extent summarised on pages 113 to 122.

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58	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Group Profit and Loss Account for the year ended 31 December

	Notes	Continuing operations $m	Exceptional items $m	2002 Total $m

Turnover: Group and share of joint ventures		18,032	–	18,032

Less: Share of joint venture turnover		(191)	–	(191)

Group turnover	3	17,841	–	17,841

Operating costs	3	(13,728)	(350)	(14,078)

Other operating income	3	243	–	243

Group operating profit	3	4,356	(350)	4,006

Share of operating (loss) of joint ventures and associates	4	–	–	–

Profits less losses on sale, closure, or demerger of operations	5	–	–	–

Profits on sale of fixed assets	5	–	–	–

Dividend income		1	–	1

Profit on ordinary activities before interest		4,357	(350)	4,007

Net interest	6	30	–	30

Profit on ordinary activities before taxation		4,387	(350)	4,037

Taxation	7	(1,177)	–	(1,177)

Profit on ordinary activities after taxation		3,210	(350)	2,860

Attributable to minorities		(24)	–	(24)

Net profit for the financial year		3,186	(350)	2,836

Dividends to shareholders
Cash	8			(1,206)

Dividend in specie – demerger of Zeneca Agrochemicals	8			–

Profit/(loss) retained for the financial year				1,630

Earnings per $0.25 Ordinary Share before
exceptional items	9	$1.84	–	$1.84

Earnings per $0.25 Ordinary Share (basic)	9	$1.84	($0.20)	$1.64

Earnings per $0.25 Ordinary Share (diluted)	9	$1.84	($0.20)	$1.64

Weighted average number of
Ordinary Shares in issue (millions)	9			1,733

Group Statement of Total Recognised Gains and Losses for the year ended 31 December

	Notes	2002 $m

Net profit for the financial year		2,836

Exchange adjustments on net assets	22	1,106

Translation differences on foreign currency borrowings	22	6

Tax on translation differences on foreign currency borrowings	22	(2)

Total recognised gains and losses relating to the financial year		3,946

Prior year adjustment (page 62)		(200)

Total recognised gains and losses since the last annual report		3,746

$m means millions of US dollars

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	59

Continuing operations (restated) $m	Exceptional items (restated) $m	2001 Total (restated) $m	Continuing operations (restated) $m	Discontinued operations (restated) $m	Exceptional items (restated) $m	2000 Total (restated) $m

16,405	–	16,405	15,778	2,299	–	18,077

(183)	–	(183)	(195)	–	–	(195)

16,222	–	16,222	15,583	2,299	–	17,882

(12,434)	(202)	(12,636)	(11,822)	(1,996)	(322)	(14,140)

368	–	368	223	43	–	266

4,156	(202)	3,954	3,984	346	(322)	4,008

–	–	–	(12)	–	(137)	(149)

–	–	–	–	–	(150)	(150)

–	10	10	–	–	–	–

8	–	8	3	–	–	3

4,164	(192)	3,972	3,975	346	(609)	3,712

105	–	105	135	–	–	135

4,269	(192)	4,077	4,110	346	(609)	3,847

(1,214)	54	(1,160)	(1,453)	(135)	28	(1,560)

3,055	(138)	2,917	2,657	211	(581)	2,287

(11)	–	(11)	(9)	(1)	–	(10)

3,044	(138)	2,906	2,648	210	(581)	2,277

		(1,225)				(1,236)

		–				(1,669)

		1,681				(628)

$1.73	–	$1.73	$1.50	$0.12	–	$1.62

$1.73	($0.08)	$1.65	$1.50	$0.12	($0.32)	$1.30

$1.73	($0.08)	$1.65	$1.50	$0.12	($0.32)	$1.30

		1,758				1,768

		2001 (restated) $m				2000 (restated) $m

		2,906				2,277

		(502)				(870)

		18				154

		(6)				(42)

		2,416				1,519

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60	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Group Balance Sheet at 31 December

	Notes	2002 $m	2001 (restated) $m

Fixed assets
Tangible fixed assets	11	6,597	5,409

Goodwill and intangible assets	12	2,807	2,700

Fixed asset investments	13	46	23

		9,450	8,132

Current assets
Stocks	14	2,593	2,402

Debtors	15	4,845	4,139

Short term investments	16	3,962	3,118

Cash	30	726	705

		12,126	10,364

Total assets		21,576	18,496

Creditors due within one year
Short term borrowings	17	(202)	(214)

Current instalments of loans	19	(314)	(107)

Other creditors	18	(7,699)	(6,159)

		(8,215)	(6,480)

Net current assets		3,911	3,884

Total assets less current liabilities		13,361	12,016

Creditors due after more than one year
Loans	19	(328)	(635)

Other creditors	18	(34)	(152)

		(362)	(787)

Provisions for liabilities and charges	21	(1,773)	(1,600)

Net assets		11,226	9,629

Capital and reserves
Called-up share capital	38	429	436

Share premium account	23	403	334

Capital redemption reserve	23	16	9

Merger reserve	23	433	433

Other reserves	23	1,440	1,470

Profit and loss account	23	8,451	6,904

Shareholders’ funds – equity interests	22	11,172	9,586

Minority equity interests		54	43

Shareholders’ funds and minority interests		11,226	9,629

The Financial Statements on pages 58 to 122 were approved by the Board of Directors on 30 January 2003 and were signed on its behalf by:

Sir Tom McKillop	Jonathan Symonds
Director	Director

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	61

Statement of Group Cash Flow for the year ended 31 December

	Notes	2002 $m	2001 $m	2000 $m

Cash flow from operating activities
Net cash inflow from trading operations	24	5,686	4,130	4,992

Outflow related to exceptional items	25	(93)	(368)	(809)

Net cash inflow from operating activities		5,593	3,762	4,183

Dividends received from joint ventures		–	–	–

Returns on investments and servicing of finance
Interest received		142	232	180

Interest paid		(96)	(84)	(145)

Dividends received		–	8	–

Dividends paid by subsidiaries to minority interests		(11)	–	(16)

		35	156	19

Tax paid		(795)	(792)	(648)

Capital expenditure and financial investment
Cash expenditure on tangible fixed assets	11	(1,340)	(1,385)	(1,347)

Cash expenditure on intangible assets and goodwill		(268)	(197)	(113)

Cash expenditure on fixed asset investments		(1)	(5)	(3)

Disposals of fixed assets		66	44	37

		(1,543)	(1,543)	(1,426)

Acquisitions and disposals
Acquisitions of subsidiaries and purchases of minority interests	26	–	(44)	(167)

Net repayment of debt by Zeneca Agrochemicals	27	–	–	909

Disposals of business operations	28	–	–	–

Disposals of investments in joint ventures and associates		–	–	(2)

		–	(44)	740

Equity dividends paid to Shareholders		(1,234)	(1,236)	(1,220)

Net cash inflow before management of liquid resources and financing	30	2,056	303	1,648

Management of liquid resources and financing
Movement in short term investments and fixed deposits (net)		(806)	260	(608)

Financing	31	(118)	35	(66)

Net share re-purchases		(1,154)	(994)	(334)

(Decrease)/increase in cash in the year	29	(22)	(396)	640

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62	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Basis of Consolidation and Presentation of Financial Information

The preparation of the Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

As part of AstraZeneca’s objective to align with accounting best practice, cash discounts arising from prompt payment of invoices have been reclassified from cost of sales to sales. Comparatives have also been reclassified for consistency of presentation. Both sales and cost of sales have been reduced by $287m in the current year (2001 $258m, 2000 $221m). The change has minimal impact on previously stated sales growth rates. Furthermore, neither profits nor net assets have been affected.

Discontinued operations
Following the demerger of the Zeneca Agrochemicals business on 13 November 2000 and its subsequent merger with Novartis’ agribusiness to form Syngenta AG, Zeneca Agrochemicals’ results have been reported as discontinued operations.

New accounting standards
The following new accounting standard was adopted during the year:

UK Financial Reporting Standard 19 (FRS 19) – ‘Deferred Tax’ is applicable for accounting periods ending on or after 23 January 2002. It requires full provision to be made for deferred tax assets and liabilities arising from timing differences between the recognition of gains and losses in the Financial Statements and their recognition in a tax computation except for certain exemptions set out in the standard. The impact of adoption in the year ended 31 December 2002 has been to reduce net profit by $19m. Compliance with FRS 19 at 31 December 2001 reduced net assets by $193m, being an increase in assets of $511m and an increase in liabilities of $704m. The net profit for the year ended 31 December 2001 decreased by $61m (2000 $261m), resulting in an effective tax rate of 28.5% (2000 40.6%) compared with the previously reported 27% (2000 33.8%). The adjustments did not change the tax effects on exceptional items. Basic earnings per share for the year ended 31 December 2001 have been restated from $1.69 to $1.65 (2000 $1.44 to $1.30) whilst earnings per share before exceptional items have fallen from $1.77 to $1.73 (2000 $1.76 to $1.62). Comparative periods have been restated.

In addition, the following new accounting standard had been issued but has not yet been fully adopted:

UK Financial Reporting Standard 17 (FRS 17) – ‘Retirement Benefits’ becomes fully effective for accounting periods beginning on or after 1 January 2005, with increasing levels of disclosure required for each accounting period ending on or after 22 June 2001. It sets out the requirements for accounting for retirement benefits, including the fair value of assets and liabilities arising from employers’ obligations, the treatment of related costs and level of disclosure. AstraZeneca has adopted FRS 17 to the extent of the mandated disclosure requirements for the year ended 31 December 2002 and these are included in Note 32 to the Financial Statements.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	63

Accounting Policies

Basis of accounting
The Financial Statements are prepared under the historical cost convention, modified to include the revaluation to market value of certain current asset investments held by Group subsidiaries as described below, in accordance with the Companies Act 1985 and UK generally accepted accounting principles (UK GAAP). Where there are significant differences to US GAAP these have been described in the US GAAP section on pages 113 to 122. The following paragraphs describe the main accounting policies under UK GAAP. The accounting policies of some overseas subsidiaries and associated undertakings do not conform with UK GAAP and, where appropriate, adjustments are made on consolidation in order to present the Group Financial Statements on a consistent basis.

On 13 November 2000, AstraZeneca demerged Zeneca Agrochemicals, which was merged with the Novartis agribusiness to form Syngenta AG. The impact of the demerger on the AstraZeneca Financial Statements for the year ended 31 December 2000 is shown in Note 27.

Critical accounting policies
AstraZeneca’s management considers the following to be the most important accounting policies in the context of the Group’s operations. The impact of these policies and management judgements made when applying them are discussed in the Financial Review.

Turnover
Turnover excludes intercompany turnover and value added taxes and represents net invoice value less estimated rebates, returns and settlement discounts. Revenue is recognised at the point at which title passes.

Research and development
Research and development expenditure is charged to profit in the year in which it is incurred.

Goodwill
On the acquisition of a business, fair values are attributed to the net assets acquired. Goodwill arises where the fair value of the consideration given for a business exceeds the fair value of such net assets. Goodwill arising on acquisitions since 1998 is capitalised and amortised over its estimated useful life (generally not exceeding 20 years). Goodwill is reviewed for impairment when there are indications that the carrying value may not be recoverable. The Group’s policy up to and including 1997 was to eliminate goodwill arising upon acquisitions against reserves. Such goodwill will remain eliminated against reserves until disposal or termination of the previously acquired business (including the planned disposal or termination when there are indications that the value of the goodwill has been permanently impaired), when the profit or loss on disposal or termination will be calculated after charging the gross amount, at current exchange rates, of any such goodwill.

Post-retirement benefits
The pension costs relating to UK retirement plans are assessed in accordance with the advice of independent qualified actuaries. The amounts so determined include the regular cost of providing the benefits under the plans which it is intended should remain as a level percentage of current and expected future earnings of the employees covered under the plans. Variations from the regular pension cost are spread on a systematic basis over the estimated average remaining service lives of current employees in the plans. Retirement plans of non-UK subsidiaries are accounted for in accordance with local conditions and practice. With minor exceptions, these subsidiaries recognise the expected cost of providing pensions on a systematic basis over the average remaining service lives of employees in accordance with the advice of independent qualified actuaries. The costs of providing post-retirement benefits other than pensions, principally healthcare, are charged to the profit and loss account on a consistent basis over the average service lives of employees. Such costs are assessed in accordance with the advice of independent qualified actuaries. AstraZeneca has adopted the disclosure requirements of FRS 17.

Other accounting policies

Foreign currencies
Profit and loss accounts in foreign currencies are translated into US dollars at average rates for the relevant accounting periods. Assets and liabilities are translated at exchange rates prevailing at the date of the Group balance sheet.

Exchange gains and losses on short term foreign currency borrowings and deposits are included within net interest payable. Exchange differences on all other transactions, except relevant foreign currency loans, are taken to operating profit. In the consolidated Financial Statements exchange differences arising on consolidation of the net investments in overseas subsidiaries, joint ventures and associates together with those on relevant foreign currency loans are taken directly to reserves via the statement of total recognised gains and losses.

Taxation
The charge for taxation is based on the profits for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and for accounting purposes. Full provision is made for the tax effects of these differences. No provision is made for unremitted earnings of foreign subsidiaries where there is no commitment to remit such earnings, nor is provision made for rolled over capital gains. The deferred tax balances are not discounted.

Fixed assets, depreciation and amortisation
AstraZeneca’s policy is to write off the difference between the cost of each tangible fixed asset and its residual value evenly over its estimated remaining life. Reviews are made periodically of the estimated remaining lives of individual productive assets, taking account of commercial and technological obsolescence as well as normal wear and tear. Under this policy it becomes impracticable to calculate average asset lives exactly. However, the total lives range from approximately 13 to 50 years for buildings, and 3 to 15 years for plant and equipment. Intangible assets, including patents acquired, are capitalised and amortised over their estimated useful lives (generally not exceeding 20 years), in line with the benefits accruing. If related products fail, the remaining unamortised amounts are immediately written off to revenue expense. Finance costs and internally developed intangible assets are not capitalised. All fixed assets are reviewed for impairment when there are indications that the carrying value may not be recoverable.

Leases
Assets held under finance leases are capitalised and included in tangible fixed assets at fair value. Each asset is depreciated over the shorter of the lease term or its useful life. The obligations related to finance leases, net of finance charges in respect of future periods, are included, as appropriate, under creditors due within, or creditors due after, one year. The interest element of the rental obligation is allocated to accounting periods during the lease term to reflect a constant rate of interest on the remaining balance of the obligation for each accounting period. Rentals under operating leases are

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64	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Accounting Policies continued

charged to the profit and loss account as incurred.

Investments
An associate is an undertaking, not being a subsidiary or joint venture, in which AstraZeneca has a participating interest and over whose commercial and financial policy decisions AstraZeneca exercises significant influence.

A joint venture is an entity in which AstraZeneca holds an interest on a long term basis and which is jointly controlled by AstraZeneca and one or more other venturers under a contractual arrangement.

AstraZeneca’s share of the profits less losses of all significant joint ventures and associates is included in the Group profit and loss account on the equity accounting basis or, in the case of joint ventures, the gross equity accounting basis. The holding value of significant associates and joint ventures in the Group balance sheet is calculated by reference to AstraZeneca’s equity in the net assets of such associates and joint ventures, as shown by the most recent accounts available, adjusted where appropriate and including goodwill on acquisitions made since 1 January 1998.

Fixed asset investments are stated at cost and reviewed for impairment if there are indications that the carrying value may not be recoverable.

Current asset investments held by the Group’s insurance company subsidiaries, to the extent that they are actively matched against insurance liabilities, are valued at market value and unrealised gains and losses are taken directly to reserves via the statement of total recognised gains and losses. Realised gains and losses are taken to the profit and loss account.

Contingent liabilities
Through the normal course of business, AstraZeneca is involved in legal disputes the settlement of which may involve cost to the Group. Provision is made where the outcome and associated costs can be estimated reliably.

AstraZeneca is exposed to environmental liabilities relating to its past operations, principally in respect of soil and groundwater remediation costs. Provisions for these costs are made when there is a present obligation, it is probable that expenditure on remedial work will be required and a reliable estimate can be made of the cost.

Stock valuation
Finished goods are stated at the lower of cost or net realisable value and raw materials and other stocks at the lower of cost or replacement price. The first in, first out or an average method of valuation is used. In determining cost, depreciation is included but selling expenses and certain overhead expenses (principally central administration costs) are excluded. Net realisable value is determined as estimated selling price less costs of disposal.

Principal financial instruments
Forward foreign exchange contracts for existing transactions are revalued to year end spot rates and the gains/losses arising are recognised in the Group profit and loss account. Interest differentials are amortised on a straight line basis over the life of the contract.

The gains/losses on forward foreign exchange contracts and currency option contracts hedging anticipated exposures are deferred until the date the underlying transaction being hedged is completed.

Interest rate swaps are accounted for on an accruals basis. Cross-currency swaps are translated at year end exchange rates; gains/losses arising are included in the measurement of the related liabilities and dealt with in the Group profit and loss account or reserves as appropriate.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	65

Notes to the Financial Statements

1 Composition of the Group

The Group Financial Statements consolidate the financial statements of AstraZeneca PLC and its subsidiaries, of which there were 235, at 31 December 2002. Owing to local conditions and to avoid undue delay in the presentation of the Group Financial Statements, Salick Health Care prepares its financial statements to 30 November.

2 Note of historical cost profits and losses

There were no material differences between reported profits and losses and historical cost profits and losses on ordinary activities before taxation.

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66	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

3 Group operating profit
	Continuing operations

	Pre exceptional items	Exceptional items	2002 Total
	$m	$m	$m

Group turnover	17,841	–	17,841

Operating costs
Cost of sales	(4,520)	–	(4,520)

Distribution costs	(141)	–	(141)

Research and development	(3,069)	–	(3,069)

Selling, general and administrative expenses	(5,998)	(350)	(6,348)

	(13,728)	(350)	(14,078)

Other operating income
Royalties	113	–	113

Other income	130	–	130

	243	–	243

Other income includes gains arising from disposals under ongoing product rationalisation programmes.

Group operating profit	4,356	(350)	4,006

Charges included above
– for depreciation	(705)	–	(705)

– for amortisation	(255)	–	(255)

– for impairment	–	–	–

Gross profit, as defined by the Companies Act 1985	13,321	–	13,321

4 Share of operating profits/(losses) of joint ventures and associates
	Continuing operations

	Pre exceptional items	Exceptional items	2002 Total
	$m	$m	$m

Share of operating (loss)/profit of joint ventures	–	–	–

Share of operating profit of associates	–	–	–

	–	–	–

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	67

Continuing operations			Continuing operations		Discontinued operations

Pre exceptional items (reclassified )	Exceptional items (reclassified )	2001 Total (reclassified )	Pre exceptional items (reclassified )	Exceptional items (reclassified )	Pre exceptional items (reclassified )	Exceptional items (reclassified	)	2000 Total (reclassified )
$m	$m	$m	$m	$m	$m	$m		$m

16,222	–	16,222	15,583	–	2,299	–		17,882

(4,198)	(34)	(4,232)	(3,960)	(11)	(1,299)	–		(5,270)

(122)	–	(122)	(210)	–	(76)	–		(286)

(2,687)	(86)	(2,773)	(2,620)	(51)	(222)	–		(2,893)

(5,427)	(82)	(5,509)	(5,032)	(260)	(399)	–		(5,691)

(12,434)	(202)	(12,636)	(11,822)	(322)	(1,996)	–		(14,140)

154	–	154	160	–	33	–		193

214	–	214	63	–	10	–		73

368	–	368	223	–	43	–		266

4,156	(202)	3,954	3,984	(322)	346	–		4,008

(605)	(12)	(617)	(585)	–	(102)	–		(687)

(255)	–	(255)	(281)	–	(14)	–		(295)

–	–	–	(6)	(18)	–	–		(24)

12,024	(34)	11,990	11,623	(11)	1,000	–		12,612

Continuing operations			Continuing operations		Discontinued operations

Pre exceptional items	Exceptional items	2001 Total	Pre exceptional items	Exceptional items	Pre exceptional items	Exceptional items		2000 Total
$m	$m	$m	$m	$m	$m	$m		$m

–	–	–	(12)	(137)	–	–		(149)

–	–	–	–	–	–	–		–

–	–	–	(12)	(137)	–	–		(149)

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68	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

5 Exceptional items
	2002	2001	2000
	$m	$m	$m

Accrual related to Zoladex investigation	(350)	–	–

Integration and synergy costs	–	(202)	(322)

Exceptional items included in operating profits	(350)	(202)	(322)

Continuing operations
Provision of impairment of investment in Advanta BV (after charging $49m of goodwill previously written off to reserves)	–	–	(137)

Share of operating losses of joint ventures and associates	–	–	(137)

Discontinued operations
Costs related to the demerger of Zeneca Agrochemicals and formation of Syngenta AG	–	–	(150)

Profits less losses on sale, closure, or demerger of operations	–	–	(150)

Profit on sale of fixed assets	–	10	–

Total exceptional items before taxation	(350)	(192)	(609)

Net taxation credit	–	54	28

Total exceptional items after taxation	(350)	(138)	(581)

The US Department of Justice has been conducting an investigation into the sale and marketing of Zoladex (goserelin acetate implant). This investigation was prompted by the filing of a qui tam complaint by a private party in 1997 and involves allegations of improper submissions of claims to the Medicare and Medicaid programmes. The Company and federal and state authorities are in the process of negotiating a potential settlement of the civil and criminal claims at issue in the investigation. As a result, although no final agreement has been concluded, the Company believes it appropriate to accrue $350m to cover estimated settlement costs.

The integration and synergy programme initiated in 1999 was completed during 2001, with further exceptional charges of $202m (2000 $322m), principally for manpower related costs, IT costs, and contractors. The cumulative charges were $1,388m.

The Group took an exceptional charge of $137m in 2000 to provide for impairment of its 50% interest in the seeds company Advanta BV, including a write off of $49m of related goodwill previously taken to reserves.

The costs related to the demerger of Zeneca Agrochemicals and formation of Syngenta AG included advisors’ fees, the costs of separating computer systems, employee related costs and environmental and occupational health provisions. The exceptional charge was reduced by the gain on disposal of products whose sale was required by the competition authorities as a condition of the creation of Syngenta AG. Tax relief on the net exceptional costs was more than offset by the provision for capital taxes arising out of the restructuring of the business in preparation for demerger, resulting in a net tax cost of $50m.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	69

6 Net interest
	2002	2001	2000
	$m	$m	$m

Interest receivable and similar income from investments
Securities	21	19	30

Short term deposits	90	179	192

Exchange gain	6	1	46

Joint ventures	–	–	1

	117	199	269

Interest payable and similar charges
Loan interest	(10)	(32)	(50)

Interest on short term borrowings and other financing costs	(51)	(35)	(62)

Discount on liability	(10)	(15)	(19)

Exchange losses	(16)	(12)	–

Joint ventures	–	–	(3)

	(87)	(94)	(134)

Net interest receivable	30	105	135

The discounting charge above relates to amounts owed in respect of the re-acquisition of certain distribution rights, the final instalment of which is payable in 2003. In prior years, all interest has been classified within continuing operations as the management of the Group’s liquidity and funding is carried out by the central treasury function and it is not practicable to allocate interest to the different reporting segments.

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70	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

7   Taxation

Profit on ordinary activities before taxation, as shown in the Group profit and loss account, was as follows:

	2002 $m	2001 (restated) $m	2000 (restated) $m

UK	741	618	808

Overseas	3,296	3,459	3,039

	4,037	4,077	3,847

Taxes on profit on ordinary activities were as follows:
UK taxation

Corporation tax	165	147	130

Double taxation relief	(29)	(37)	(42)

Deferred taxation	24	53	(3)

	160	163	85

Overseas taxation

Overseas taxes	929	739	1,066

Adjustments in respect of prior periods	(51)	(17)	4

Deferred taxation	139	275	402

	1,017	997	1,472

Share of taxation of joint ventures and associates	–	–	3

Tax on profit on ordinary activities	1,177	1,160	1,560

In prior years, the charge for taxation has been allocated between continuing operations and discontinued operations based on the effective tax rates for the Group in the territories in which these operations are based.

UK and overseas taxation has been provided at current rates on the profits earned for the periods covered by the Group financial statements. To the extent that dividends remitted from overseas subsidiaries, joint ventures and associates are expected to result in additional taxes, appropriate amounts have been provided. No deferred tax has been provided for unremitted earnings of Group companies overseas as these are, in the main, considered permanently employed in the businesses of these companies and, in the case of joint ventures and associates, the taxes would not be material. Cumulative unremitted earnings of overseas subsidiaries and related undertakings totalled approximately $9,141m at 31 December 2002. Unremitted earnings may be liable to overseas taxes and/or UK taxation (after allowing for double taxation relief) if they were to be distributed as dividends.

Exceptional items included in tax on ordinary activities

		2002 $m	2001 $m	2000 $m

Tax credit on exceptional items*		–	(54)	(28)

*	Includes deferred tax relief of $nil (2001 $23m, 2000 $66m).

Statement of total recognised gains and losses
In certain circumstances, tax charges or credits on currency differences on borrowings are taken to reserves via the statement of total recognised gains and losses. The tax charge on such currency translation differences amounted to $2m in 2002 (2001 $6m, 2000 $42m), and has been reported in the statement of total recognised gains and losses.

Factors affecting future tax charges
As a group involved in worldwide operations, AstraZeneca is subject to several factors that may affect future tax charges, principally the levels and mix of profitability in different jurisdictions, transfer pricing policies and tax levels imposed.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	71

7   Taxation (continued)

Tax reconciliation to UK statutory rate
The table shown below reconciles the UK statutory tax charge to the Group’s current tax charge on profit on ordinary activities before taxation.

	2002 $m	2001 (restated) $m	2000 (restated) $m

Profit on ordinary activities before taxation	4,037	4,077	3,847

Notional taxation charge at UK corporation tax rate
of 30% (30% for 2001, 30% for 2000)	1,211	1,223	1,154

Differences in effective overseas tax rates	141	108	215

Capital allowances/tax reliefs in excess of depreciation	(291)	(401)	(235)

Other timing differences	(40)	(99)	(134)

Items not deductible for tax purposes	49	48	37

Items not chargeable for tax purposes	(110)	(58)	(54)

Adjustments in respect of prior periods	(51)	(17)	4

Exceptional items	105	28	171

Current ordinary tax charge for the year	1,014	832	1,158

Balance sheet	2002	2001	2000
	$m	$m	$m

Deferred taxation (liability)/asset movement
At beginning of year	(212)	96	369

Prior year adjustment (page 62)	–	–	(33)

	(212)	96	336

Profit and loss account	(163)	(328)	(399)

Statement of total recognised gains and losses	155	(19)	83

Exchange	(139)	39	76

At end of year	(359)	(212)	96

Debtors – amount due within one year (Note 15)	625	550	541

Debtors – amount due after more than one year (Note 15)	226	146	189

Provisions (Note 21)	(1,210)	(908)	(634)

	(359)	(212)	96

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72	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

7 Taxation (continued)

Deferred taxation
The amounts of deferred taxation accounted for in the Group balance sheet comprised the following deferred tax liabilities and assets:

	2002	2001
		(restated)
	$m	$m

Deferred tax liabilities
UK fixed assets	429	332

Non-UK fixed assets	570	455

Interest accruals	13	72

Untaxed reserves	86	11

Pension and post-retirement benefits	46	–

Other	53	150

	1,197	1,020

Deferred tax assets
Intercompany inventory transfers	496	413

Merger, integration and restructuring charges	16	121

Accrued expenses	243	161

Pension and post-retirement benefits	26	91

Other	57	22

	838	808

Deferred tax liability	(359)	(212)

No provision has been made, in accordance with FRS19, for rolled over gains amounting to $126m (2001 $75m, 2000 $79m).

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	73

8 Dividends
	2002	2001	2000	2002	2001	2000
	Per Share	Per Share	Per Share	$m	$m	$m

Interim, paid on 7 October 2002	$0.23	$0.23	$0.23	398	405	406

Second interim, to be confirmed as final, payable 7 April 2003	$0.47	$0.47	$0.47	808	820	830

	$0.70	$0.70	$0.70	1,206	1,225	1,236

Dividend in specie – demerger of Zeneca Agrochemicals				–	–	1,669

The demerger of Zeneca Agrochemicals in 2000 was recorded in the Group accounts at the book value of the net assets which were deconsolidated, $2,059m (net of minority interest), together with $813m of related goodwill which had previously been written off to reserves, less debt and liabilities assumed by Zeneca Agrochemicals, $1,203m, giving a dividend in specie of $1,669m.

9 Earnings per $0.25 Ordinary Share
	2002	2001	2000
		(restated)	(restated)
	$m	$m	$m

Net profit for the financial year before exceptional items ($m)	3,186	3,044	2,858

Exceptional items after tax ($m) (see Note 5)	(350)	(138)	(581)

Net profit for the financial year ($m)	2,836	2,906	2,277

Earnings per Ordinary Share before exceptional items ($)	$1.84	$1.73	$1.62

Loss per Ordinary Share on exceptional items ($)	($0.20)	($0.08)	($0.32)

Earnings per Ordinary Share ($)	$1.64	$1.65	$1.30

Diluted earnings per Ordinary Share before exceptional items ($)	$1.84	$1.73	$1.62

Diluted loss per Ordinary Share on exceptional items ($)	($0.20)	($0.08)	($0.32)

Diluted earnings per Ordinary Share ($)	$1.64	$1.65	$1.30

Weighted average number of Ordinary Shares in issue for basic earnings (millions)	1,733	1,758	1,768

Dilutive impact of share options outstanding (millions)	2	3	2

Diluted average number of Ordinary Shares in issue (millions)	1,735	1,761	1,770

There are no options, warrants or rights outstanding in respect of unissued shares except for employee share option schemes.

The number of options outstanding and the weighted average exercise price of these options is shown in Note 33. The earnings figures used in the calculations above are unchanged for diluted earnings per Ordinary Share. Earnings per Ordinary Share before exceptional items have been calculated to eliminate the impact of exceptional items on the results of the business.

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74	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

10 Segment information

Classes of Business
			Turnover

	2002	2001	2000
		(reclassified)	(reclassified)
	$m	$m	$m

Continuing operations	17,841	16,222	15,583

Discontinued operations – Agrochemicals	–	–	2,299

Group turnover	17,841	16,222	17,882

Share of joint venture turnover	191	183	195

Group turnover and share of joint venture turnover	18,032	16,405	18,077

The Group’ s policy is to transfer products internally at external market prices.
		Operating profit after exceptionals			Profit/(loss) before interest and taxation

	2002	2001	2000	2002	2001	2000
	$m	$m	$m	$m	$m	$m

Profit arising in
Continuing operations	4,006	3,954	3,662	4,007	3,972	3,665

Discontinued operations – Agrochemicals	–	–	346	–	–	196

	4,006	3,954	4,008	4,007	3,972	3,861

Share of operating loss of joint ventures and associates				–	–	(149)

				4,007	3,972	3,712

In prior years, corporate overheads have been allocated to each business segment on a consistent basis. The effect of these allocations was not material.

		Net assets/(liabilities)				Total assets

	2002	2001	2000	2002	2001	2000
		(restated)	(restated)		(restated)	(restated)
	$m	$m	$m	$m	$m	$m

Continuing operations	9,868	8,808	7,604	16,212	14,158	13,658

Discontinued operations – Specialties	–	–	(126)	–	–	3

	9,868	8,808	7,478	16,212	14,158	13,661

Intra-Group eliminations	–	–	–	–	–	(12)

Non-operating assets*	1,358	821	1,938	5,364	4,338	5,208

Investments in joint ventures and associates	–	–	–	–	–	–

	11,226	9,629	9,416	21,576	18,496	18,857

* Non-operating assets include short term investments and cash, short term borrowings, loans, and non-operating debtors and creditors not attributable to individual business segments.

		Capital expenditure		**		Depreciation, amortisation and impairment

	2002	2001	2000		2002	2001	2000
	$m	$m	$m		$m	$m	$m

Continuing operations	1,463	1,501	1,248		960	872	890

Discontinued operations – Agrochemicals	–	–	153		–	–	121

	1,463	1,501	1,401		960	872	1,011

** Capital expenditure includes expenditure on goodwill and intangible assets.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	75

10 Segment information (continued)

Geographic areas
The tables below show information by geographic area and, for turnover and tangible fixed assets, material countries. The figures for each area show the turnover, operating profit and profit on ordinary activities before interest and taxation made by companies located in that area/country, together with net operating assets and tangible fixed assets owned by the same companies; export sales and the related profit are included in the areas from which those sales were made.

	Turnover

	2002 $m	2001 (reclassified) $m	2000 (reclassified) $m

UK
External	872	954	989

Intra-Group	3,092	2,449	2,155

	3,964	3,403	3,144

Continental Europe
France	1,111	928	861

Germany	682	666	767

Italy	676	576	532

Netherlands	226	307	297

Spain	461	352	402

Sweden	619	559	601

Others	1,253	1,091	891

Intra-Group	1,646	1,494	1,371

	6,674	5,973	5,722

The Americas
Canada	570	525	479

United States	9,325	8,465	7,935

North America	9,895	8,990	8,414

Brazil	97	102	133

Others	237	213	185

Intra-Group	235	223	183

	10,464	9,528	8,915

Asia, Africa & Australasia
Japan	960	830	813

Others	752	654	698

Intra-Group	30	160	177

	1,742	1,644	1,688

Continuing operations	22,844	20,548	19,469

Discontinued operations – Agrochemicals	–	–	3,396

	22,844	20,548	22,865

Intra-Group eliminations	(5,003)	(4,326)	(4,983)

	17,841	16,222	17,882

Export sales from the UK totalled $3,368m for the year ended 31 December 2002 (2001 $2,664m, 2000 $3,429m).

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76	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

10 Segment information (continued)
	Operating profit after exceptional items			Profit on ordinary activities before interest and taxation

	2002 $m	2001 $m	2000 $m	2002 $m	2001 $m	2000 $m
Profit from

UK	672	520	666	673	523	661

Continental Europe	1,689	1,400	1,084	1,689	1,405	943

The Americas	1,473	1,904	1,740	1,473	1,914	1,740

Asia, Africa & Australasia	172	130	172	172	130	172

Continuing operations	4,006	3,954	3,662	4,007	3,972	3,516

Discontinued operations – Agrochemicals	–	–	346	–	–	196

	4,006	3,954	4,008	4,007	3,972	3,712

		Net operating assets

	2002	2001	2000
	$m	$m	$m

UK	3,101	2,558	2,037

Continental Europe	4,805	4,940	4,649

The Americas	1,004	614	184

Asia, Africa & Australasia	958	696	734

Continuing operations	9,868	8,808	7,604

Discontinued operations – Specialties	–	–	(126)

	9,868	8,808	7,478

		Tangible fixed assets

	2002	2001	2000
	$m	$m	$m

UK	2,319	1,881	1,631

Sweden	1,626	1,251	1,327

US	1,031	895	818

Others	1,621	1,382	1,181

Continuing operations	6,597	5,409	4,957

	6,597	5,409	4,957

Employees	2002	2001	2000

Average number of people employed by the Group in UK	10,700	10,200	10,000

Continental Europe	22,600	19,900	20,400

The Americas	17,800	16,700	14,200

Asia, Africa & Australasia	6,400	5,800	5,500

Continuing operations	57,500	52,600	50,100

Discontinued operations – Agrochemicals	–	–	6,900

	57,500	52,600	57,000

The number of people employed by the Group at the end of 2002 was 58,700 (2001 54,600, 2000 52,300).

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	77

10 Segment information (continued)
	2002	2001 (reclassified)	2000 (reclassified)
	$m	$m	$m

Geographic markets
Turnover in each geographic market in which customers located

UK	623	759	787

Continental Europe	5,072	4,477	4,359

The Americas	10,287	9,353	8,799

Asia, Africa & Australasia	1,859	1,633	1,638

Continuing operations	17,841	16,222	15,583

Discontinued operations – Agrochemicals	–	–	2,299

	17,841	16,222	17,882

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78	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

11 Tangible fixed assets
	Land and buildings $m	Plant and equipment $m	Capital expenditure and assets in course of construction $m	Total tangible assets $m

Cost
At beginning of year	2,490	5,295	1,119	8,904

Exchange adjustments	292	612	139	1,043

Capital expenditure	48	212	1,082	1,342

Transfer of assets into use	387	631	(1,018)	–

Disposals and other movements	(72)	(150)	(24)	(246)

At end of year	3,145	6,600	1,298	11,043

Depreciation
At beginning of year	753	2,742	–	3,495

Exchange adjustments	87	354	–	441

Charge for year	104	601	–	705

Disposals and other movements	(49)	(146)	–	(195)

At end of year	895	3,551	–	4,446

Net book value at 31 December 2002	2,250	3,049	1,298	6,597

Net book value at 31 December 2001	1,737	2,553	1,119	5,409

Capital expenditure in the year of $1,342m (2001 $1,393m) did not include any capitalised finance leases (2001 $nil). Cash expenditure on tangible fixed assets was $1,340m (2001 $1,385m, 2000 $1,347m).

	2002 $m	2001 $m

The net book value of land and buildings comprised Freeholds	2,220	1,690

Long leases (over 50 years unexpired)	29	45

Short leases	1	2

	2,250	1,737

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	79

12 Goodwill and intangible assets
	Goodwill $m	Intangible assets $m	Total $m

Cost
At beginning of year	1,000	2,727	3,727

Exchange adjustments	85	311	396

Additions	17	104	121

Disposals and other movements	–	(25)	(25)

At end of year	1,102	3,117	4,219

Amortisation
At beginning of year	166	861	1,027

Exchange adjustments	28	128	156

Charge for year	55	200	255

Disposals and other movements	–	(26)	(26)

At end of year	249	1,163	1,412

Net book value at 31 December 2002	853	1,954	2,807

Net book value at 31 December 2001	834	1,866	2,700

13 Fixed asset investments
	Joint ventures $ m	Other investments $ m	Total $ m

Cost
At beginning of year	134	23	157

Additions	–	25	25

Disposals and other movements, including exchange	–	(2)	(2)

At end of year	134	46	180

Share of post-acquisition reserves
At beginning and end of year	(134)	–	(134)

Net book value at 31 December 2002	–	46	46

Net book value at 31 December 2001	–	23	23

The fair values of other investments are not materially different from their carrying values. At 31 December 2002, the Company’s share ownership trust held 885,425 Ordinary Shares.

Share of joint venture assets and liabilities
	2002 $m	2001 $m

Gross assets	107	99

Gross liabilities	(107)	(99)

	–	–

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80	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

14 Stocks
	2002 $m	2001 $m

Raw materials and consumables	992	796

Stocks in process	1,062	720

Finished goods and goods for resale	539	886

	2,593	2,402

15 Debtors
	2002 $m	2001 (restated) $m

Amounts due within one year
Trade debtors	2,701	2,430

Less: Amounts provided for doubtful debts	(56)	(42)

	2,645	2,388

Deferred taxation (Note 7)	625	550

Other debtors	658	641

Prepayments and accrued income*	519	274

	4,447	3,853

Amounts due after more than one year
Deferred taxation (Note 7)	226	146

Other debtors	16	23

Prepayments and accrued income*	156	117

	398	286

	4,845	4,139

* Figures include prepaid pension costs (Note 32).

Provisions for doubtful debts
	2002 $m	2001 $m	2000 $m

Balance at beginning of year	42	39	118

Profit and loss account charge	11	4	34

Amounts utilised and other movements (incl. Agrochemicals demerger in 2000)	3	(1)	(113)

Balance at end of year	56	42	39

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	81

16 Short term investments
	2002 $m	2001 $m

Listed debt securities	144	288

Other listed investments	46	45

Investment securities	190	333

Fixed deposits	3,772	2,785

	3,962	3,118

The Group’s insurance subsidiaries hold cash and short term investments totalling $173m (2001 $186m), of which $120m (2001 $105m) is required to meet insurance solvency requirements and which, as a result, is not readily available for the general purposes of the Group. In addition, some $126m (2001 $236m) of short term investments shown above are committed as security against deferred payments due under a contractual obligation of the Group (see Note 34). The market value of other listed investments was $137m (2001 $145m) at the year end.

17 Short term borrowings
	2002 $m	2001 $m

Bank borrowings
Fixed securities	11	22

Secured by floating charge	–	8

Unsecured	191	183

	202	213

Other borrowings (unsecured)	–	1

	202	214

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82	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

18 Other creditors
	2002 $m	2001 $m

Amounts due within one year Trade creditors
	3,171	2,385

Corporate taxation	1,191	1,018

Value added and payroll taxes and social security	167	173

Other creditors	1,507	1,219

Accruals	855	544

Dividends to shareholders	808	820

	7,699	6,159

Amounts due after more than one year Other creditors	34	152

Included in other creditors are amounts totalling $189m (2001 $104m) to meet insurance obligations of the Group’s insurance subsidiaries. Also included in other creditors are amounts due within one year in connection with the Group’s exceptional charges as detailed in Note 5. The amounts comprise $350m (2001 $nil) in respect of the accrual related to theZoladex investigation in the US, $36m (2001 $116m) in respect of synergy and integration costs, $14m (2001 $21m) in respect of the Agrochemicals demerger and $48m (2001 $64m) in respect of the Specialties disposal and other minor restructurings.

19 Loans
	Repayment Dates	2002 $m	2001 $m

Secured loans Secured by fixed charge	2003/2007	19	48

Total secured		19	48

Unsecured loans US dollars 6.3% Guaranteed notes	2003	284	284

7% Guaranteed debentures	2023	295	295

Others	2003/2013	44	115

Total unsecured		623	694

Total loans		642	742

Less: current instalments of loans		(314)	(107)

Loans due after more than one year		328	635

In the above table loans are shown after taking account of associated cross-currency swaps (see Note 20).

Loans from banks included in the table above amounted to $61m (2001 $156m) of which $40m (2001 $48m) was secured.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	83

20   Financial instruments

A discussion of the Group’s objective, policy and strategy in respect of risk management and the use of financial instruments is included in the Financial Review on pages 30 to 43. The following disclosures exclude all short term trade related debtors and creditors.

Interest rate risks of financial assets and liabilities
The interest rate profile, after taking account of interest and currency swaps, of the financial assets and liabilities of the Group as at 31 December 2002 was:

	Floating rate $m	Fixed rate $m	Financial assets/liabilities on which no interest is paid/received $m	Total $m	Weighted average fixed interest rate %	Weighted average period for which rate is fixed Years

Financial liabilities US dollar	782	8	126	916	12.8	9.6

Sterling	–	–	–	–	–	–

Euro	–	–	–	–	–	–

Other	35	19	–	54	6.3	2.2

	817	27	126	970	–	–

Financial assets
US dollar	4,354	–	–	4,354	–	–

Euro	71	–	–	71	–	–

Sterling	114	–	46	160	–	–

SEK	33	–	–	33	–	–

Other	70	–	22	92	–	–

	4,642	–	68	4,710	–	–

Financial liabilities on which no interest is paid comprise deferred payments due relating to the reacquisition of certain marketing rights.

The floating rate financial liabilities comprise largely of fixed rate debt that has been swapped into floating rate debt. One long dated $300m USD bond reverts back to a fixed rate in 2009. The financial liabilities also include $202m of short term bank borrowings and overdrafts, bearing interest at rates fixed by reference to local interbank rates.

Financial assets on which no interest is received comprise equity investments held by the Group.

The financial assets principally comprise cash on overnight deposit and short term investments with an average maturity of 67 days. These include deposits where the interest rate is fixed until maturity but, as the original maturity is less than one year, they are classified as floating rate financial instruments. The benchmark rates for financial assets are the LIBID rate for euro and US dollar liquidity balances and the average Federal Funds effective rate for US dollar overnight balances. Financial assets include $46m of other fixed asset investments on which no interest is received.

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84	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

20 Financial instruments (continued)

Currency exposures
100% of the Group’s transactional currency exposures on working capital balances, which typically extend for up to three months, are hedged using forward foreign exchange contracts. As a result, as at 31 December 2002, there were no material monetary assets or liabilities in currencies other than the functional currencies of the Group companies concerned, having taken into account the effect of forward exchange currency contracts that have been utilised to match foreign currency exposures.

Additionally, approximately 50% of forecast future foreign currency transaction exposures extending for 12 months are selectively hedged. The principal currency exposures (sterling, Swedish kronor, euro, Australian dollars, Canadian dollars and yen) are hedged using a mixture of purchased currency options and forward foreign exchange contracts. As at 31 December 2002 the Group held forward and option contracts to hedge the following forecast foreign currency transaction exposures:

	2002 Hedged amount $m	2001 Hedged amount $m

Sterling payables	1,316	1,324

SEK payables	503	401

Euro receivables	713	591

Yen receivables	153	89

AUD receivables	81	73

CAD receivables	168	128

Maturity of financial liabilities
The maturity profile of the Group’s financial liabilities, other than short term creditors such as trade creditors and accruals, at 31 December 2002 was as follows:

			2002			2001

Analysis by year of repayment	Loans $m	Other $m	Total $m	Loans $m	Other $m	Total $m

After five years	308	–	308	314	–	314

From five to four years	13	–	13	14	–	14

From four to three years	–	–	–	9	–	9

From three to two years	–	–	–	7	–	7

From two to one years	7	–	7	291	120	411

Due after more than one year	328	–	328	635	120	755

Due within one year	314	328	642	107	356	463

	642	328	970	742	476	1,218

Other financial liabilities comprise deferred payments to re-acquire certain distribution rights, short term borrowings and finance leases.

Borrowing facilities
The Group has various borrowing facilities available to it, the majority of which offer a currency option of US dollars, euros or sterling. Unused short term credit facilities (both committed and uncommitted) totalled approximately $0.5bn at 31 December 2002. Included in this were undrawn committed facilities in respect of which all conditions precedent had been met at that date as follows:

	2002 $m	2001 $m

Expiring in one year or less	75	375

Expiring in more than one year but not more than two years	–	–

Expiring in more than two years	–	–

	75	375

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	85

20 Financial instruments (continued)

Fair values of financial assets and financial liabilities
Set out below is a comparison by category of carrying values and fair values of all the Group’s financial assets and financial liabilities as at 31 December 2002 and 2001.

	2002 Carrying value $m	2002 Fair value $m	2001 Carrying value $m	2001 Fair value $m

Primary financial instruments
Short term borrowings	(202)	(202)	(214)	(214)

Loans	(657)	(733)	(759)	(805)

Cash	726	726	705	705

Short term investments	3,962	4,067	3,118	3,192

Fixed asset investments	46	46	23	23

Derivative financial instruments held to manage
the interest rate and currency profile
Cross-currency swaps and interest rate swaps	15	82	17	70

Derivative financial instruments held or issued
to hedge the currency exposure on existing transactions
Forward foreign exchange contracts	(9)	(9)	11	9

Foreign currency option contracts	–	–	1	–

Derivative financial instruments held or issued to hedge
the currency exposure on expected future transactions
Forward foreign exchange contracts	–	–	–	1

Foreign currency option contracts	56	97	82	81

In addition to the primary financial instruments above, the Group has financial liabilities of $126m comprising deferred payments due ($129m before discounting). The Group has a standby letter of credit covering these financial liabilities which is collateralised by high grade government securities.

The methods and assumptions used to estimate the fair values of financial instruments are as follows:

a.	Short term investments – the fair value of listed investments is based on year end quoted market prices. For unlisted investments carrying values approximate fair value.

b.	Fixed asset investments (excluding equity investments in joint ventures and associates) – the fair value of listed investments is based on year end quoted market prices. For unlisted investments carrying values approximate fair value.

c.	Loans – the fair value of publicly traded debt is based on year end quoted market prices; the fair value of floating rate debt is nominal value, as market to market differences would be minimal given frequency of resets; the fair value of remaining debt is estimated using appropriate zero coupon valuation techniques based on rates current at year end.

d.	Forward foreign exchange contracts – the Group has forward foreign exchange contracts to sell currency for the purpose of hedging non-dollar commercial transaction exposures which existed at the date of the balance sheet and to hedge anticipated, but not firmly committed, non-dollar commercial transactions for 2003. The majority of the contracts for existing transactions had a maturity of six months or less from year end. The fair value of forward foreign exchange contracts is based on market forward foreign exchange rates at year end.

e.	Foreign currency option contracts – the Group has foreign currency option contracts to hedge anticipated, but not firmly committed, non-dollar commercial transactions for 2003. The fair value of option contracts is estimated using Black-Scholes valuation techniques as adapted by Garman and Kohlhagen.

f.	Interest rate and cross-currency swaps – AstraZeneca uses interest rate and cross-currency swaps to hedge the Group’s exposure to fluctuations in interest rates and foreign exchange movements on borrowings in accordance with a formal risk management strategy. The fair value is estimated using appropriate zero coupon valuation techniques based on rates current at year end.

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86	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

20 Financial instruments (continued)

The above financial instruments are subject to credit and market risk. AstraZeneca contains credit risk through the use of counterparty and product specific credit limits and by ongoing review procedures. All financial instruments except the letter of credit are transacted with commercial banks and, in line with standard market practice, are not backed with cash collateral. The notional principal values of off balance sheet financial instruments do not represent amounts exchanged by the parties and are not a measure of the credit risk to the Group of these instruments. The credit risk of these instruments is limited to the positive fair values of such contracts.

Market risk is the sensitivity of the value of financial instruments to changes in related currency and interest rates. The Group is not exposed to material market risk because gains and losses on the derivative financial instruments are largely offset by gains and losses on the underlying assets, liabilities and transactions subject to hedge.

Hedges
The Group’s policy is to hedge 100% of transactional currency exposures and 50% of forecast future transaction exposures using forward foreign exchange contracts and foreign currency option contracts. It also uses cross-currency and interest rate swaps to manage its borrowings’profile.

Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. Unrecognised gains and losses on instruments used for hedging are as follows:

	Gains	Losses	Total net gains
	$m	m	$m

Unrecognised gains and losses on hedges at 1 January 2002	54	(4)	50

Gains and losses arising in previous years that were recognised in 2002	31	(4)	27

Gains and losses arising in previous years that were not recognised in 2002	23	–	23

Unrecognised gains and losses on hedges at 31 December 2002	108	–	108

Gains and losses expected to be recognised in 2003	56	–	56

Gains and losses expected to be recognised in 2004 or later	52	–	52

21 Provisions for liabilities and charges

	Integration and synergies	Employee benefits	Environmental litigation and other provisions	Deferred taxation (restated)	Total (restated)
	$m	$m	$m	$m	$m

At 1 January 2001 as previously reported	25	754	204	85	1,068

Prior year adjustment (page 62)	–	–	–	549	549

	25	754	204	634	1,617

Profit and loss account	156	103	14	329	602

Net amounts paid or becoming current	(148)	(306)	(55)	–	(509)

Acquisitions	–	1	–	–	1

Other movements, including exchange	(18)	(23)	(15)	(55)	(111)

At 31 December 2001 (restated)	15	529	148	908	1,600

Profit and loss account	–	89	43	305	437

Net amounts paid or becoming current	(11)	(279)	(31)	–	(321)

Other movements, including exchange	10	34	16	(3)	57

At 31 December 2002	14	373	176	1,210	1,773

Employee benefit provisions comprise pension, post-retirement and other employee benefit provisions. These will crystallise, in the main, over the estimated working lives of the employees concerned. The environmental provisions are principally in respect of sites in the US, further details of which are given in Note 34.

No provision has been released or applied for any purpose other than that for which it was established.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	87

22 Reconciliation of movements in shareholders’ funds
	2002	2001 (restated)	2000 (restated)
	$m	$m	$m

Shareholders’ funds at beginning of year	9,586	9,389	10,302

Prior year adjustment (page 62)	–	–	(39)

	9,586	9,389	10,263

Net profit for the financial year	2,836	2,906	2,277

Dividends
Cash	(1,206)	(1,225)	(1,236)
Dividend in specie	–	–	(1,669)

	1,630	1,681	(628)

Issues of AstraZeneca PLC Ordinary Shares	36	86	19

Re-purchase of AstraZeneca PLC Ordinary Shares	(1,190)	(1,080)	(353)

Astra AB minority interest buyout	–	–	(8)

Goodwill written back	–	–	862

Exchange adjustments on net assets	1,106	(502)	(870)

Translation differences on foreign currency borrowings	6	18	154

Tax on translation differences on foreign currency borrowings	(2)	(6)	(42)

Other movements	–	–	(8)

Net addition to/(reduction in) shareholders’ funds	1,586	197	(874)

Shareholders’ funds at end of year	11,172	9,586	9,389

Shareholders’ funds at the beginning of the year were originally $9,786m before deducting the prior year adjustment of $200m in respect of deferred tax under FRS 19 (2001 $9,521m before deduction of $132m).

23 Reserves
	Share premium account	Capital redemption reserve	Merger reserve	Other reserves	Joint ventures and associates	Profit and loss account (restated)	Total (restated)
	$m	$m	$m	$m	$m	$m	$m

At 31 December 1999 as previously reported	202	1	441	703	(27)	8,538	9,858

Prior year adjustment (page 62)	–	–	–		–	(39)	(39)

	202	1	441	703	(27)	8,499	9,819

Loss retained for year					(157)	(471)	(628)

Share premiums	19						19

Transfer between reserves	14					(14)	–

Re-purchase of shares		2				(353)	(351)

Astra AB minority interest buyout			(8)				(8)

Goodwill written back				862			862

Exchange adjustments:
Goodwill				67		(67)	–

Net assets					1	(871)	(870)

On foreign currency borrowings						154	154

Foreign currency borrowings tax effect						(42)	(42)

				67	1	(826)	(758)

Other movements						(10)	(8)

Net movements	33	2	(8)	931	(156)	(1,674)	(872)

At 31 December 2000 (restated)	235	3	433	1,634	(183)	6,825	8,947

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88	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

23 Reserves (continued)
	Share premium account $m	Capital redemption reserve $m	Merger reserve $m	Other reserves $m	Joint ventures and associates $m	Profit and loss account (restated) $m	Total (restated) $m

At 31 December 2000 (restated)	235	3	433	1,634	(183)	6,825	8,947

Profit retained for year						1,681	1,681

Share premiums	86						86

Transfer between reserves	13					(13)	–

Re-purchase of shares		6				(1,080)	(1,074)

Exchange adjustments:
Goodwill				19		(19)	–

Net assets						(502)	(502)

On foreign currency borrowings						18	18

Foreign currency borrowings tax effect						(6)	(6)

				19		(509)	(490)

Net movements	99	6	–	19	–	79	203

At 31 December 2001 (restated)	334	9	433	1,653	(183)	6,904	9,150

Profit retained for year						1,630	1,630

Share premiums	36						36

Transfer between reserves	33					(33)	–

Re-purchase of shares		7				(1,190)	(1,183)

Exchange adjustments:
Goodwill				(30)		30	–

Net assets						1,106	1,106

On foreign currency borrowings						6	6

Foreign currency borrowings tax effect						(2)	(2)

				(30)		1,140	1,110

Net movements	69	7	–	(30)	–	1,547	1,593

At 31 December 2002	403	16	433	1,623	(183)	8,451	10,743

The prior year adjustment arises as a result of the adoption of FRS19 ‘Deferred Tax’, as explained in more detail on page 62.

The movement in other reserves in 2000 relates to the realisation of goodwill in respect of the demerger of Zeneca Agrochemicals ($813m) and the impairment of the Advanta seeds business goodwill ($49m).

The cumulative amount of goodwill resulting from acquisitions, net of disposals, prior to the adoption of FRS 10 in 1998, amounted to $617m (2001 $587m, 2000 $606m) using year end rates of exchange.

There are no significant statutory or contractual restrictions on the distribution of current profits of subsidiaries, joint ventures or associates; undistributed profits of prior years are, in the main, permanently employed in the businesses of these companies. The undistributed income of AstraZeneca companies overseas may be liable to overseas taxes and/or UK taxation (after allowing for double taxation relief) if they were to be distributed as dividends (see Note 7).

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	89

24 Net cash inflow from trading operations
	2002 $m	2001 $m	2000 $m

Operating profit before exceptional items	4,356	4,156	4,330

Depreciation and amortisation	960	860	988

Stocks decrease/(increase)	101	(417)	(670)

Debtors (increase)/decrease	(198)	138	(987)

Creditors increase/(decrease)	402	(727)	1,317

Other non-cash movements	65	120	14

	5,686	4,130	4,992

25   Cash flows related to exceptional items

Current period cash flow related to exceptional items and merger related payments, before associated tax charge/relief	2002 $m	2001 $m	2000 $m

Merck trigger event payment	–	–	(93)

Merger, integration and synergy costs	(68)	(312)	(532)

Salick Health Care rationalisation	–	–	(11)

Agrochemicals restructuring	–	–	(46)

Costs relating to the disposal of Specialties business	(21)	(22)	(62)

Demerger of Zeneca Agrochemicals and formation of Syngenta AG	(4)	(34)	(65)

Outflow related to exceptional charges	(93)	(368)	(809)

Repayment of debt by Zeneca Agrochemicals (included in ‘Acquisitions and disposals’ )	–	–	909

Proceeds from disposal of fixed assets accounted for as exceptional	–	10	–

Exceptional item cash flow	(93)	(358)	100

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90	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

26 Acquisitions of subsidiaries and purchases of minority interests

There were no significant business acquisitions in any of the years presented. All acquisitions have been accounted for by the acquisition method of accounting.

	2002 Total fair value $m	2001 Total fair value $m	2000 Total fair value $m

Fixed assets	–	4	–

Current assets	–	26	–

Creditors due within one year	–	(16)	–

Provisions for liabilities and charges	–	(1)	–

Fair value of net assets acquired	–	13	–

Goodwill acquired	–	41	32

Consideration for subsidiaries and operations acquired	–	54	32

Purchases of minority interests	–	(7)	135

	–	47	167

Less:
Cash included in undertaking acquired	–	(3)	–

Net cash consideration	–	44	167

Assets and liabilities were adjusted to their fair values based on external valuations and internal assessments. There were no significant differences between book and fair values in respect of the acquisitions made in any of the years presented.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	91

27 Zeneca Agrochemicals demerger

On 13 November 2000 Zeneca Agrochemicals was demerged from the Group and merged with the agribusiness of Novartis to form Syngenta AG. The Zeneca Agrochemicals results for the period to 13 November 2000 have been reported as discontinued in the AstraZeneca accounts for the year ended 31 December 2000. The demerger of Zeneca Agrochemicals was accounted for as a dividend in specie. The impact of the demerger on the year ended 31 December 2000 is set out below.

$m

Fixed assets	1,491

Current assets	2,130

Creditors due within one year	(1,306)

Creditors due after more than one year and provisions	(246)

Book value of Zeneca Agrochemicals net assets disposed	2,069

Minority interest share of net assets	(10)

Goodwill previously charged to reserves written back	813

2,872

Repayment of debt by Zeneca Agrochemicals
Net repayment of debt per Cash Flow Statement	(909)

Net financial liabilities demerged	(294)

(1,203)

Dividend in specie	1,669

In the year ended 31 December 2000, prior to its demerger, the Agrochemicals business contributed $173m to operating cash flows before exceptional items, and absorbed $78m in respect of exceptional items and $149m in respect of capital expenditure.

28   Disposals

There were no significant disposals in any of the years presented.

29   Reconciliation of net cash flow to movement in net funds

	2002 $m	2001 $m	2000 $m

(Decrease)/increase in cash	(22)	(396)	640

Cash outflow/(inflow) from decrease/(increase) in loans and
short term borrowings	118	(35)	66

Cash outflow/(inflow) from increase/(decrease)
in short term investments	806	(260)	608

Change in net funds resulting from cash flows	902	(691)	1,314

Debt released on disposals	–	–	127

Other non-cash changes	–	–	48

Exchange movements	75	(47)	(53)

Movement in net funds	977	(738)	1,436

Net funds at 1 January	2,867	3,605	2,169

Net funds at 31 December	3,844	2,867	3,605

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92	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

30   Analysis of net funds

	At 1 Jan 2002 $m	Cash flow $m	Other non-cash $m	Exchange movements $m	At 31 Dec 2002 $m

Loans due after one year	(635)	28	279	–	(328)

Current instalments of loans	(107)	77	(279)	(5)	(314)

Total loans	(742)	105	–	(5)	(642)

Short term investments	3,118	806	–	38	3,962

Cash	705	(18)	–	39	726

Overdrafts	(195)	(4)	–	(3)	(202)

Short term borrowings, excluding overdrafts	(19)	13	–	6	–

	3,609	797	–	80	4,486

Net funds	2,867	902	–	75	3,844

Financing items included in cash movements above:
Issue of shares		(36)

Re-purchase of shares		1,190

Net cash inflow before management of
liquid resources and financing		2,056

31   Financing

	Notes	2002 $m	2001 $m	2000 $m

Issues of AstraZeneca PLC Ordinary Shares	30	36	86	19

Re-purchase of AstraZeneca PLC Ordinary Shares	30	(1,190)	(1,080)	(353)

		(1,154)	(994)	(334)

Repayment of lease finance		–	–	(2)

New loans		–	220	39

Loans repaid		(105)	(192)	(36)

Net (decrease)/increase in short term borrowings	30	(13)	7	(67)

		(118)	35	(64)

Net cash outflow from financing		(1,272)	(959)	(400)

There were no major non-cash financing transactions in any year.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	93

32 Post-retirement benefits

Pensions

Background
The Group continues to account for pension costs in its primary Financial Statements in accordance with the UK Statement of Standard Accounting Practice No.24 “Pension Costs” (SSAP 24). In addition, disclosures have been presented below in accordance with Financial Reporting Standard No.17 “Retirement Benefits” (FRS 17).

The Company and most of its subsidiaries offer retirement plans which cover the majority of employees in the Group. Many of these plans are “defined contribution” where the company contribution and resulting profit and loss account charge is fixed at a set level or is a set percentage of employees’ pay. However, several plans, mainly in the UK, US and Sweden, are “defined benefit”, where benefits are based on employees’ length of service and final pensionable pay. All of the major plans are funded through legally separate trustee administered funds. The major defined benefit plans, apart from the Swedish plan, have been closed to new entrants since 2000. The cash funding of the plans, which may from time to time involve special payments, is designed, in consultation with independent qualified actuaries, to ensure that present and future contributions should be sufficient to meet future liabilities.

SSAP 24
The cost of defined benefit plan pensions in a year can notionally be divided into the regular cost and variations from the regular cost. Under SSAP 24 the regular cost is based on actuarial assumptions and charged to the profit and loss account in the year it is paid whilst any variations, which arise where the experience of the scheme varies from the assumptions made by the actuary, are charged or credited over the estimated remaining service lives of the employees. Costs of defined contribution plan pensions are charged to the profit and loss account immediately. On these bases, the total pension cost for the Group under SSAP 24 for 2002 was $220m (2001 $194m, 2000 $184m). In the Group balance sheet at 31 December 2002, accrued pension costs included in other creditors amounted to $53m (2001 $76m); prepaid pension costs of $114m (2001 $47m) are included in debtors. Provisions for unfunded pension obligations, included in provisions, amounted to $235m (2001 $357m).

With regard to the Group’s main UK defined benefit fund, the latest actuarial valuation was carried out at 31 March 2002 and the pension cost assessed using the projected unit credit method. The key accounting assumptions for the purposes of SSAP 24 were that, against a background long term UK price inflation averaging 2.5% pa, investment returns would average 6.5% pa, salary increases 4.3% pa and pension increases 2.5% pa. The market value of the fund’s assets at the valuation date was £2,161m ($3,477m equivalent), representing 94.6% of the liabilities using these assumptions. The regular cost for accounting purposes equates to 18.8% of pensionable salaries. At the same time, the valuation was carried out for ongoing funding purposes, with assumptions slightly more conservative than those used for SSAP 24 purposes. The market value of the fund’s assets at the valuation date represent 90.1% of the liabilities on a funding basis. The Company has indicated to the trustee of the UK fund its intention to target a solvency ratio of 91% following the 2003 actuarial valuation, with a longer term aim of restoring solvency over a period of around 15 years. Any cash contributions made to the fund would be treated as a prepayment and taken into account in the actuarially assessed contributions to the fund charged to the profit and loss account.

The US defined benefits programme was actuarially revalued at 31 December 2002 when plan obligations were estimated to amount to $812m and plan assets were $665m. The US typically makes contributions to provide for plan benefit deficits on a regular basis.

PRI Pensionstjänst AB, a joint company for Swedish industry, administers the Swedish plan for salaried employees and Alecta establishes benefit levels and actuarial assumptions. During 2002 AstraZeneca AB has established separate trustee administered funds to support its pension liabilities; prior to 2002 the plan was unfunded.

Post-retirement benefits other than pensions
In the US, and to a lesser extent in some other countries, AstraZeneca’s employment practices include the provision of healthcare and life insurance benefits for retired employees. Some 6,920 retired employees and covered dependants currently benefit from these provisions and some 13,383 current employees will be eligible on retirement. AstraZeneca accrues for the present value of such retiree obligations over the working life of the employee.

The cost of post-retirement benefits other than pensions for the Group in 2002 was $22m (2001 $16m, 2000 $25m). Provisions and creditors set aside for the benefit obligations at 31 December 2002 amounted to $32m (2001 $248m, 2000 $233m). Other than this provision there were plan assets amounting to $133m in the US at 31 December 2002. These benefit plans have been included in the disclosure of post-retirement benefits under FRS17.

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94	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

32 Post-retirement benefits (continued)

FRS 17
Full implementation of FRS 17 had originally been intended for accounting periods ending on or after 22 June 2003 but has been deferred by the Accounting Standards Board until accounting periods commencing on or after 1 January 2005. However, the requirements for disclosure under FRS 17 between its issue and full implementation dates remain and this information is set out below. When fully adopted, the objective of FRS 17 is to reflect the fair value of post-retirement plan assets and liabilities and associated charges in the Financial Statements. FRS 17 specifies how key assumptions should be formulated and applied; these assumptions are often different to the funding bases established by the pension funds’ trustees or actuaries. The accounting requirements of FRS 17 are broadly as follows:

>	Post-retirement scheme assets are valued at market values at the balance sheet date;
>	Post-retirement scheme liabilities are measured using a projected unit method and discounted at the current rate of return on high quality corporate bonds of equivalent term and currency to the liability; and
>	The movement in the scheme surplus/deficit will be split between operating charges and financing items in the profit and loss account and, in the statement of total recognised gains and losses, actuarial gains and losses.

Financial assumptions
Qualified independent actuaries have updated the actuarial valuations of the major defined benefit schemes operated by the Group to 31 December 2002. The assumptions used by the actuaries are the best estimates chosen from a range of possible actuarial assumptions which, due to the long term nature of the scheme, may not necessarily be borne out in practice. These assumptions were as follows:

		2002		2001

	UK	Rest of Group	UK	Rest of Group

Inflation assumption	2.2%	2.1%	2.5%	2.7%

Rate of increase in salaries	4.0%	4.0%	4.3%	4.6%

Rate of increase in pensions in payment	2.2%	0.5%	2.5%	0.5%

Discount rate	5.6%	5.8%	5.8%	6.2%

Long term rate of return expected at 31 December
Equities	8.3%	8.4%	7.6%	9.7%

Bonds	4.9%	6.1%	5.3%	6.1%

Others	3.7%	3.6%	4.0%	8.7%

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	95

32 Post-retirement benefits (continued)

Post-retirement scheme deficit
The post-retirement scheme deficit set out below under FRS 17 is as if this standard were fully applied. However, under the current accounting methodology (SSAP 24) there are prepayments and provisions (including deferred tax) within the balance sheet at 31 December 2002 that would offset the effect on net assets of this deficit in the event of a restatement under FRS 17.

The assets and liabilities of the major defined benefit schemes operated by the Group at 31 December 2002 as calculated in accordance with FRS 17 are shown below. The fair values of the schemes’ assets are not intended to be realised in the short term and may be subject to significant change before they are realised. The present value of the scheme’s liabilities is derived from cash flow projections over long periods and are thus inherently uncertain. If FRS 17 had been adopted for the year ended 31 December 2002 the Group’s reported net assets (see page 60) would be reduced by $637m (5.7%) to $10,589m. Further explanation of this adjustment is included below:

	Value at 31 December 2002			Value at 31 December 2001

	UK	Rest of Group	Total	UK	Rest of Group	Total
	$m	$m	$m	$m	$m	$m

Scheme assets
Equities	1,186	708	1,894	1,255	409	1,664

Bonds	2,097	464	2,561	1,831	214	2,045

Others	75	102	177	59	131	190

Total fair value of assets	3,358	1,274	4,632	3,145	754	3,899

Present value of scheme liabilities	(4,200)	(1,665)	(5,865)	(3,569)	(1,472)	(5,041)

Deficit in the scheme	(842)	(391)	(1,233)	(424)	(718)	(1,142)

Related deferred tax asset	253	151	404	127	248	375

Net post-retirement deficit under FRS 17	(589)	(240)	(829)	(297)	(470)	(767)

Adjustments for assets and provisions under SSAP 24
Prepayment, net of related deferred tax			(177)			(56)

Accrual, net of deferred tax			36			143

Provision, net of deferred tax			333			296

Adjusted post-retirement deficit, net of related deferred tax			(637)			(384)

Net assets as currently disclosed (restated) (see page 60)			11,226			9,629

Net assets as adjusted if FRS 17 were fully adopted			10,589			9,245

Profit and loss account disclosures
On full compliance with FRS 17, on the basis of the above assumptions, the amounts that would have been charged to the consolidated profit and loss account and statement of total recognised gains and losses in respect of defined benefit schemes for the year ended 31 December 2002 are set out below:

	UK	Rest of Group	Total
	$m	$m	$m

Operating profit
Current service cost	(100)	(69)	(169)

Past service costs	(2)	8	6

Settlement and curtailment	–	24	24

Total operating charge	(102)	(37)	(139)

Finance expense
Expected return on post-retirement scheme assets	197	52	249

Interest on post-retirement scheme liabilities	(210)	(98)	(308)

Net return	(13)	(46)	(59)

Loss before taxation	(115)	(83)	(198)

Consolidated statement of total recognised gains and losses
Actual return less expected return on the post-retirement schemes’ assets	(301)	(91)	(392)

Experience (losses)/gains arising on the post-retirement schemes’ liabilities	(108)	8	(100)

Changes in assumptions underlying the present value of the post-retirement schemes’ liabilities	58	(27)	31

Actuarial loss recognised	(351)	(110)	(461)

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96	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

32 Post-retirement benefits (continued)

Additional disclosures for the year ended 31 December 2002

	UK $m	Rest of Group $m	Total $m

Difference between the expected and actual return on scheme assets:
Amount	(301)	(91)	(392)

Percentage of scheme assets	9.0%	7.1%	8.5%

Experience gains and losses on scheme liabilities:
Amount	(108)	8	(100)

Percentage of the present value of scheme liabilities	2.6%	0.5%	1.7%

Total amount recognised in statement of total recognised gains and losses:
Amount	(351)	(110)	(461)

Percentage of the present value of scheme liabilities	8.4%	6.6%	7.9%

Movement in post-retirement deficit during the year ended 31 December 2002

	UK $m	Rest of Group $m	Total $m

Deficits in schemes at beginning of the year	(424)	(718)	(1,142)

Current service cost	(100)	(69)	(169)

Contributions	125	567	692

Past service costs	(2)	8	6

Settlement and curtailment	–	24	24

Other finance income	(13)	(46)	(59)

Actuarial loss	(351)	(110)	(461)

Exchange	(77)	(47)	(124)

Deficits in schemes at end of the year	(842)	(391)	(1,233)

Adjusted post-retirement deficit, net of deferred tax			(637)

The increase in the deficit during 2002 is due principally to shortfalls on returns of post-retirement scheme assets and exchange, offset by funding of Sweden’s pension scheme and the US’s non-pension post-retirement schemes for the first time in 2002.

Reserves note for the year ended 31 December 2002
Total $m

Profit and loss reserve excluding post-retirement (liability)	8,451

Post-retirement reserve	(637)

Profit and loss reserve under FRS17	7,814

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	97

33   Employee costs and share option plans for employees

Employee costs
The average number of people employed by the Group in 2002 was 57,500 (2001 52,600, 2000 57,000) and the costs incurred during the year in respect of these employees were:

	2002 $m	2001 $m	2000 $m

Salaries	3,049	2,701	2,862

Social security costs	505	465	464

Pension costs	193	194	184

Other employment costs	246	182	170

	3,993	3,542	3,680

Employee costs above do not include severance costs.

The Directors believe that, together with the basic salary system, the Group’s employee incentive schemes provide competitive and market-related packages to motivate employees. They should also align the interests of employees with those of shareholders, as a whole, through long term share ownership in the Company. The Group’s current UK, Swedish and US schemes are described below; other arrangements apply elsewhere.

The AstraZeneca UK Performance Bonus Plan
Employees of participating AstraZeneca UK companies are invited to participate in this bonus plan which rewards good performance at corporate, function/business and individual/team levels. Depending upon performance and upon which level it is measured, bonuses may be paid partly in the form of free Ordinary Shares in the Company (under the Inland Revenue approved AstraZeneca All-Employee Share Plan and up to a maximum annual value of £3,000) and partly in cash. A tax efficient share retention scheme, under which employees leave their bonus shares in trust for three to five years, forms part of the All-Employee Share Plan. In 2002, for the first time the Company offered UK employees the opportunity to buy Partnership Shares (Ordinary Shares) under the All-Employee Share Plan. Employees may invest up to £125 per month over a 12 month accumulation period and purchase Partnership Shares in the Company with the total proceeds at the end of the period. The purchase price for the shares is the lower of the price at the beginning or the end of the 12 month period. A tax efficient share retention scheme is also available in respect of Partnership Shares. At the Company’s AGM in 2002, shareholders approved the issue of new shares for the purposes of the All-Employee Share Plan.

The AstraZeneca Executive Annual Bonus Scheme
This scheme is a performance bonus scheme for Directors and senior employees who do not participate in the AstraZeneca UK Performance Bonus Plan. Annual bonuses are paid in cash and reflect both corporate and individual performance measures. The Remuneration Committee has discretion to reduce or withhold bonuses if business performance falls sufficiently short of expectations in any year such as to make the payment of bonuses inappropriate.

The AstraZeneca Savings-Related Share Option Scheme
UK employees may make regular monthly savings contributions over a three or five year period and may apply for options to acquire AstraZeneca shares. Further details are set out below.

The AstraZeneca Share Option Plan
 This is a share option plan for employees of participating AstraZeneca Group companies which was approved by shareholders at the Company’s AGM in 2000. The first grant of options occurred in August 2000. The main grant of options in 2002 under the plan was in March, with a further, smaller grant in August. The Remuneration Committee sets the policy for the Company’s operation of the plan. Further details are set out below.

Sweden
In Sweden an all employee performance bonus plan is in operation. The plan rewards good performance at corporate, function and individual/team level. Bonuses for corporate and function performance are always paid in the form of AstraZeneca Ordinary Shares. Bonuses for individual/team performance may be paid in Ordinary Shares or in cash, at the employee’s discretion. Existing Ordinary Shares are used to pay bonuses awarded under the plan. These are purchased in the market. They must be left in trust for three years. The AstraZeneca Executive Annual Bonus Scheme and the AstraZeneca Share Option Plan both operate in respect of relevant AstraZeneca employees in Sweden.

US
In the US, there are four senior staff incentive schemes, under which either AstraZeneca ADSs or stock appreciation rights related to AstraZeneca ADSs are awarded to participants. There are currently approximately 146 participants in these schemes. AstraZeneca ADSs necessary to satisfy the awards under these schemes are purchased in the market and no subscriptions for new Ordinary Shares have been involved. The AstraZeneca Share Option Plan operates in respect of relevant AstraZeneca employees in the US.

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98	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

33 Employee costs and share option plans for employees (continued)

Share Option Plans
At 31 December 2002, there were options outstanding under the Zeneca 1993 Senior Staff Share Option Scheme, the Zeneca 1994 Executive Share Option Scheme, the Astra Shareholder Value Incentive Plan, the AstraZeneca Savings-Related Share Option Scheme and the AstraZeneca Share Option Plan.

(1) Summary of the Zeneca 1993 Senior Staff Share Option Scheme

The Zeneca 1993 Senior Staff Share Option Scheme was introduced at the time of the demerger of Zeneca from ICI in 1993. The last date for the grant of options was 19 May 1994 and the scheme was replaced by the Zeneca 1994 Executive Share Option Scheme.

(2) Summary of the Zeneca 1994 Executive Share Option Scheme

The Zeneca 1994 Executive Share Option Scheme was introduced in 1994. The last date for the grant of options was 16 March 2000 and the scheme has been replaced by the AstraZeneca Share Option Plan.

Options granted under the 1994 scheme will normally be exercisable between three and 10 years following grant, provided the relevant performance condition has been satisfied. Options may be satisfied by the issue of new shares or by existing shares purchased in the market.

Options will not normally be exercisable unless a performance condition set by the Remuneration Committee has been satisfied. The performance condition is that earnings per share must grow by at least the increase in the UK Retail Price Index over three years plus 3% per annum. Satisfaction of this condition is tested annually by reference to the audited financial statements. Once the condition is satisfied in respect of any rolling three year period beginning no earlier than the end of the financial year prior to the grant of the option, then it need not be satisfied again in respect of that option. The Remuneration Committee reviews the performance conditions at intervals to ensure that they continue to be appropriate.

(3) Summary of the Astra Shareholder Value Incentive Plan

In 1996, Astra established a stock option plan for some 100 Astra employees in key senior positions. The plan is no longer used for the grant of options and has been superseded by the AstraZeneca Share Option Plan.

On completion of the merger with Zeneca, options in Astra shares granted under the plan were replaced by options to acquire a number of AstraZeneca shares based on the exchange ratio used in the exchange offers used to effect the AstraZeneca merger. The ratio of AstraZeneca options granted in respect of former Astra options was 0.5045 AstraZeneca options for each Astra option held and the table shown on page 100 has been restated throughout accordingly.

(4) Summary of the AstraZeneca Savings-Related Share Option Scheme

Eligibility
UK resident employees of participating AstraZeneca companies are automatically eligible to participate.

Grant of options
Invitations to apply for options may be issued within six weeks after the announcement by the Company of its results for any period and at other times in circumstances considered to be exceptional by the Directors. No invitations may be issued later than 10 years after the approval of the scheme by shareholders.

Options may only be granted to employees who enter into UK Inland Revenue approved savings contracts with the savings body nominated by the Company, under which monthly savings of a fixed amount (currently not less than £5 nor more than £250) are made over a period of three or five years. The number of shares over which an option is granted will be such that the total amount payable on its exercise will be the proceeds on maturity of the related savings contract. No payment will be required for the grant of an option. Options are not transferable.

Individual participation
Monthly savings by an employee under all savings contracts linked to options granted under any SAYE scheme may not exceed £250 or such lower amounts as may be determined by the Directors.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	99

33 Employee costs and share option plans for employees (continued)

Acquisition price
The price per Ordinary Share payable upon the exercise of an option will not normally be less than the higher of:

(a)	90% of the arithmetical average of the middle-market quotations for an Ordinary Share on the London Stock Exchange on three consecutive dealing days shortly before the date on which invitations to apply for options are issued (provided that no such day may fall before the Company last announced its results for any period) or such other dealing day or days falling within the six week period for the issue of invitations as the Directors may decide; and

(b)	the nominal value of an Ordinary Share (unless the option is expressed to relate only to existing shares).

Exercise of options
An option will normally be exercisable only for six months commencing on the third or fifth anniversary of the commencement of the related savings contract. Options may be satisfied by the issue of new shares or by existing shares purchased in the market.

Options normally lapse on cessation of employment. Exercise is, however, permitted for a limited period (irrespective of the period during which the option has been held) following cessation of employment in certain compassionate circumstances or where an option has been held for more than three years (except on dismissal for misconduct) and on an amalgamation, take-over or winding-up of the Company.

AstraZeneca has chosen to avail itself of the exemption to application of UITF17 (revised) to its SAYE scheme.

(5) Summary of the AstraZeneca Share Option Plan

Eligibility
Any AstraZeneca employee may be recommended from time to time for the grant of an option. The Remuneration Committee sets the policy for the Company’s operation of the plan including as regards which employees will be eligible to participate.

Grant of options
Options may be granted at any time other than during a close period. No options may be granted after the fifth anniversary of the approval of the plan by shareholders until the Remuneration Committee has reviewed the plan.

The grant of options is supervised by the Remuneration Committee which is comprised wholly of Non-Executive Directors. No payment is required for the grant of an option. Options are not transferable.

Options may be granted over Ordinary Shares in AstraZeneca PLC or over the Company’s ADSs.

Acquisition price
The price per Ordinary Share payable upon the exercise of an option will not be less than an amount equal to the average of the middle-market closing price on the date of grant for an Ordinary Share of the Company on the London Stock Exchange on the three consecutive dealing days immediately before the date of grant (or as otherwise agreed with the Inland Revenue). Where the option is an option to subscribe, the price payable upon exercise cannot be less than the nominal value of an Ordinary Share of the Company.

Exercise of options
An option will normally be exercisable between three and 10 years following its grant provided any relevant performance condition has been satisfied. Options may be satisfied by the issue of new shares or by existing shares purchased in the market.

The Remuneration Committee sets the policy for the Company’s operation of the plan including as regards whether any performance target(s) will apply to the grant and/or exercise of each eligible employee’s option.

Options normally lapse on cessation of employment. Exercise is, however, permitted for a limited period following cessation of employment either for reasons of injury or disability, redundancy or retirement, or at the discretion of the Remuneration Committee, and on an amalgamation, take-over or winding-up of the Company.

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100	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

33 Employee costs and share option plans for employees (continued)

	AstraZeneca Share Option Plan		1994 Scheme		SAYE Scheme			ASVIP
	Options	WAEP*	Options	WAEP*	Options	WAEP*	Shares under option	WAEP*
	‘000	pence	‘000	pence	‘000	pence	‘000	SEK

At 1 January 2000
Options outstanding	Nil	Nil	3,001	1934	4,388	1708	1,249	361

Movements during 2000
Options granted	712	3093	8,885	2714	723	2806	Nil	–

Options exercised	Nil	Nil	(800)	1525	(1,078)	1117	(159)	303

Options forfeited	Nil	Nil	(99)	2675	(207)	1843	Nil	–

Options lapsed	Nil	Nil	Nil	–	Nil	–	Nil	–

Weighted average fair value of options granted during the year		809		712		396

At 31 December 2000
Options outstanding	712	3093	10,987	2588	3,826	2074	1,090	370

Movements during 2001
Options granted	10,984	3245	–	–	649	2971	–	–

Options exercised	(1)	3093	(592)	1687	(1,125)	1583	(117)	328

Options forfeited	(296)	3231	(457)	2709	(551)	2181	(8)	306

Options lapsed	–	–	–	–	–	–	–	–

Weighted average fair value of options granted during the year		653				495

At 31 December 2001
Options outstanding	11,399	3236	9,938	2636	2,799	2459	965	375

Movements during 2002
Options granted	10,658	3462	–	–	2,721	1756	–	–

Options exercised	(22)	3214	(243)	2175	(469)	1888	(206)	317

Options forfeited	(637)	3298	(406)	2654	(986)	2735	–	–

Options lapsed	–	–	–	–	–	–	–	–

Weighted average fair value of options granted during the year		1186				559

At 31 December 2002
Options outstanding	21,398	3347	9,289	2647	4,065	1987	759	391

Range of exercise prices		1913p to 3487p		826p to 2749p		1756p to 2971p		298SEK to 442SEK

Weighted average remaining contractual life		3,183 days		2,542 days		1,439 days		746 days

Options exercisable	351	3303	1786	2367	130	2070	759	391

*	Weighted Average Exercise Price

In addition to the schemes disclosed above at 31 December 2002 there were 5,000 options outstanding issued under the Zeneca 1993 Senior Staff Share Option Scheme with a weighted average exercise price of 717p.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	101

34 Assets pledged, commitments and contingent liabilities
	2002	2001	2000
	$m	$m	$m

Assets pledged
Mortgages and other assets pledged	90	118	51

Commitments
Contracts placed for future capital expenditure not provided for in these accounts	500	515	604

Included in the above total are contracts related to certain product purchase and licence agreements with deferred consideration obligations, the amounts of which are variable depending upon particular ‘milestone’ achievements. Sales of the products to which these ‘milestones’ relate could give rise to additional payments, contingent upon the sales levels achieved. Guarantees and contingencies arising in the ordinary course of business, for which no security has been given, are not expected to result in any material financial loss.

Commitments
AstraZeneca is required to pay approximately $800m over at least a five-year period which commenced in 1999, under the terms of an agreement with Schering-Plough. With effect from 1 January 1999, in connection with this agreement, AstraZeneca obtained a stand-by letter of credit in the amount of $608m. This letter of credit is collateralised by high-grade government securities which are not available to AstraZeneca to the extent of the outstanding balance of the letter of credit. The amount outstanding under the letter of credit is automatically reduced with each payment made by AstraZeneca to Schering-Plough. Under the terms of this agreement AstraZeneca reacquired the rights to market omeprazole under theLosectrade mark and felodipine under the Prevex and Perfudal trade marks in Italy and Spain. The total discounted liability and associated asset were recognised in 1999. Payments under this agreement in 2002 totalled approximately $146m. The final payment will be made in 2003.

In 1998, Astra and Merck & Co., Inc restructured their joint venture (the “restructuring”) which had been established some years earlier for the purpose of selling and marketing certain Astra products in the US.

Under the terms of the 1998 restructuring, the merger between Astra and Zeneca in 1999 triggered two one-time payments from AstraZeneca to Merck:

>	a Lump Sum Payment of $809m, which was charged to profit and loss account, as a result of which Merck relinquished any rights to Zeneca products; and

>	an Advance Payment of $967m. This Advance Payment was calculated as the then net present value of $2.8bn discounted from 2008 to the date of payment at a rate of 13% per annum and led Merck to relinquish any rights to future Astra products with no existing or pending US patents at the time of the merger.

AstraZeneca makes ongoing payments to Merck based on sales of certain AstraZeneca products in the US (the “contingent payments” on the “agreement products”) as well as certain other partnership distributions, the latter of which are not material to the Group. As a result of the 1999 merger, these contingent payments (excluding those in respect of Prilosec and Nexium) are subject to defined minimum amounts ranging from $125m to $225m between 2002 and 2007. Payments under these arrangements have exceeded the minimum level in 2002.

The terms of the 1998 restructuring also provide for the following events:

>	Partial Redemption
>	First Option
>	Second Option

Partial Redemption
In 2008, there will be a partial redemption of Merck’s limited partnership interest – which will end Merck’s rights to contingent payments in respect of certain of the agreement products – by distribution to Merck of an amount calculated as a multiple of the previous three years’ contingent payments on the relevant products, plus $750m.

First Option
In 2008 a calculation will be made of the Appraised Value, being the net present value of the future contingent payments in respect of all other agreement products not covered by the Partial Redemption other than Prilosec and Nexium. Payment of this amount to Merck in 2008 is, however, contingent on Merck’s exercise of the First Option. Exercise of the First Option will require AstraZeneca to re-purchase Merck’s interest in these products. Should Merck not exercise this option in 2008, AstraZeneca may exercise it in 2010 for a sum equal to the 2008 Appraised Value. If neither Merck nor AstraZeneca exercise the option, the contingent payment arrangements in respect of these agreement products will continue and the Appraised Value will not be paid.

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102	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

34   Assets pledged, commitments and contingent liabilities (continued)
In addition, in 2008 there will be a true up of the Advance Payment. The calculation of this will be based on a multiple of the previous three years’ contingent payments in respect of all the agreement products with the exception of Prilosec and Nexium, plus other defined amounts, which are then reduced by the Appraised Value (whether paid or not), the Partial Redemption and the Advance Payment. This could result in a further payment by AstraZeneca to Merck or a payment by Merck to AstraZeneca.

The precise amount of settlements with Merck under the Partial Redemption and the First Option cannot be determined at this time, as some of the payments are based on calculations based on sales between 2005 and 2007, and another is contingent upon Merck exercising the First Option. However, if Merck does exercise this option, the combined effect will involve a minimum amount payable to Merck in 2008 of approximately $4.7bn. If AstraZeneca exercises this option in 2010, the combined effect will involve a minimum aggregate payable to Merck in 2008 and 2010 of approximately $4.7bn.

Finally, in 2008 Merck will repay to AstraZeneca a loan in the amount of $1.4bn made at the time of the restructuring.

Second Option
A Second Option exists whereby AstraZeneca has the option to re-purchase Merck’s interests in Prilosec and Nexium in the US. This option is exercisable by AstraZeneca two years after the exercise of the First Option in either 2008 or 2010. Exercise of the Second Option by AstraZeneca at a later date is also provided for in 2017 or if combined annual sales of the two products fall below a minimum amount provided, in each case only so long as the First Option has been exercised. The exercise price for the Second Option is the fair value of these product rights as determined at the time of exercise. If the Second Option is exercised, Merck will have no further rights to contingent payments from AstraZeneca.

Environmental costs and liabilities
The Group’s expenditure on environmental protection, including both capital and revenue items, relates to costs which are necessary for meeting current good practice standards and regulatory requirements for processes and products.

They are an integral part of normal ongoing expenditure for maintaining the Group’s manufacturing capacity and product ranges and are not separated from overall operating and development costs. There are no known changes in environmental, regulatory or other requirements resulting in material changes to the levels of expenditure for 2000, 2001 or 2002.

In addition to expenditure for meeting current and foreseen environmental protection requirements, the Group incurs substantial costs in investigating and cleaning up land and groundwater contamination. In particular, AstraZeneca has environmental liabilities at some currently or formerly owned, leased and third party sites in the US and Europe. AstraZeneca, or its indemnitees, have been named under US legislation (the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended) as potentially responsible parties (PRP) in respect of 32 sites (although AstraZeneca expects to be indemnified against liabilities associated with nine of these sites by the seller or owner of the businesses associated with such sites) and, where appropriate, actively participates in or monitors the clean-up activities at sites in respect of which it is a PRP. Stauffer Management Company, a subsidiary of AstraZeneca established in 1987 to own and manage certain assets of Stauffer Chemical Company which was acquired that year, has identified 28 sites (including 18 for which an AstraZeneca indemnitee has been named a PRP) for which it may have responsibility that will, in aggregate, require significant expenditure on clean-up and monitoring.

Liabilities are generally more likely to crystallise where a contaminated site is to be sold, its use changed or where a regulatory authority imposes a particular remedial measure. Costs of these liabilities may be offset by amounts recovered from third parties, such as previous owners of the sites in question or through insurance.

The future level of investigation and clean up costs will depend on a number of factors, including the nature and extent of any contamination that may ultimately be found to exist, the need for and type of any remedial work to be undertaken and the standards required by applicable current and future environmental laws and regulations and the number and financial viability of other PRPs. The relative importance of these factors varies significantly from site to site. Many sites are at different stages in the regulatory process or at different stages in the process of evaluating environmental damage or alternative remediation methods. It is therefore difficult to form meaningful ranges of estimates for such costs.

AstraZeneca had provisions at 31 December 2002 in respect of such costs in accordance with the accounting policies on page 64. Although there can be no assurance, management believes that, taking account of these provisions, the costs of addressing currently identified environmental obligations, as AstraZeneca currently views those obligations, is unlikely to impair materially AstraZeneca’s financial position.

Such contingent costs, to the extent that they exceed applicable provisions, could have a material adverse effect on AstraZeneca’s results of operations for the relevant period.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	103

Legal proceedings
Losec/Prilosec (omeprazole)
In June 1997, the German Federal Patent Court declared invalid a previously granted supplementary protection certificate which extended protection for omeprazole, the active ingredient contained in Losec, from 1999 to 2003. The decision was appealed and on 1 February 2000, at AstraZeneca’s request, the German Supreme Court decided to refer the case to the European Court of Justice for a preliminary ruling. The court heard the case on 8 November 2001 and its decision is pending. The case does not involve any financial claims.

In March 2000, the German Federal Patent Court declared that AstraZeneca’s formulation patent for omeprazole was invalid. The decision has been appealed to the German Supreme Court. As a consequence, all pending infringement actions in Germany have been stayed awaiting the outcome of the appeal. There is one interlocutory injunction in force against ratiopharm GmbH based on the formulation patent. If the final decision on the validity of the formulation patent goes against AstraZeneca, ratiopharm may claim damages for lost sales due to the interlocutory injunction.

In 1998, Astra filed suits in the US against Andrx Pharmaceuticals, Inc. and Genpharm, Inc. This followed the filing of abbreviated new drug applications by Andrx and Genpharm with the US Food and Drug Administration (FDA) concerning the two companies’ intention to market generic omeprazole products in the US. During 1999, Astra also filed suits against Kremers Urban Development Company and Schwarz Pharma, Inc., and against Cheminor Drugs Ltd., Reddy-Cheminor Inc. and Schein Pharmaceuticals, Inc. During 2000, AstraZeneca filed further suits against Lek Pharmaceutical and Chemical Company d.d, Impax Laboratories Inc., Eon Labs Manufacturing Inc. and Mylan Pharmaceuticals Inc. During 2001, AstraZeneca filed further suits against Torpharm, Inc. and Zenith Goldline Pharmaceuticals, Inc. (Ivax). The basis for the proceedings is that the actions of all the companies infringe several patents relating to omeprazole (Prilosec in the US). The cases are proceeding under the US Hatch-Waxman legislation. AstraZeneca filed additional patent infringement suits during 2001 against Andrx and Genpharm in respect of one other omeprazole patent outside the Hatch-Waxman legislation. The trial against Andrx, Genpharm, Kremers Urban Development Company and Cheminor started in December 2001 and ended in July 2002.

In October 2002, the US District Court for the Southern District of New York ruled that two AstraZeneca patents (‘230 and ‘505) relating to the formulation of omeprazole are valid until 2007, that Andrx, Genpharm and Cheminor all infringed both patents but that Kremers Urban Development Company did not infringe either patent. The court did not rule on the ‘281 patent relating to a manufacturing process for omeprazole formulations in respect of which AstraZeneca has sued Andrx only. AstraZeneca has appealed the judgement with regard to non-infringement and Kremers Urban Development Company. Andrx, Genpharm and Cheminor have appealed the decision with regard to infringement and validity of the patents.

In April 2001, Andrx filed a case in the US District Court for the Southern District of New York against AstraZeneca, Merck & Co., Inc. and the FDA alleging that the listing of certain patents in the FDA’s Orange Book was improper and constituted violations of certain provisions of the Sherman Act, the US federal anti-trust legislation, and a state statute analogous to the federal anti-trust laws. Andrx seeks injunctive relief compelling the parties to delist omeprazole-related patents it claims were improperly listed in the Orange Book and prohibiting the defendants from using patents to delay the effective date of the FDA’s approval of Andrx’s ANDA for omeprazole. AstraZeneca and Merck have filed motions to dismiss the case, which are pending.

AstraZeneca and Merck & Co., Inc. were named as defendants in three class actions; two in the US District Court for the Southern District of New York and one in the US District Court for the District of New Jersey. The plaintiffs are consumers and third party payers who have alleged that they and others who are similarly situated have been forced to pay higher prices for omeprazole as a result of agreements that AstraZeneca and Merck entered into that resulted in ‘unreasonable restraints of trade and competition’. Furthermore, the plaintiffs have alleged that AstraZeneca and Merck engaged in conduct designed to extend their monopoly power ‘beyond the lawful boundaries of their patents’. The plaintiffs are seeking declarative, equitable and injunctive relief enjoining AstraZeneca and Merck from continuing their alleged illegal activities, costs of suit, reasonable attorney’s fees and expenses and any other relief determined by the court. AstraZeneca filed a motion in March 2002 to dismiss the two class actions before the US District Court for the Southern District of New York, which was granted in June 2002. The plaintiffs did not appeal. The plaintiffs voluntarily dismissed the New Jersey case also in June 2002.

In October 2000, the Federal Court of Australia (Full Court) handed down a patent ruling pertaining to omeprazole in connection with a dispute between AstraZeneca and the generic company, Alphapharm Pty Ltd. The court declared that AstraZeneca’s formulation patent was invalid. In November 2001, AstraZeneca applied for special leave to appeal the decision to the High Court of Australia and this application was granted in December 2001. The appeal was heard by the High Court in May 2002 and in December 2002 the High Court reversed the judgement of the lower court. The High Court ruled that AstraZeneca’s formulation patent is valid and that the case should be returned to the lower court for determination of the remaining issues.

During 2000, AstraZeneca was granted interlocutory injunctions based on certain of AstraZeneca’s omeprazole patents and supplementary protection certificates against the generic company, Scandinavian Pharmaceuticals-Generics AB (Scand Pharm), in Sweden, Denmark and Norway. In October 2000, the District Court of Stockholm ruled that Scand Pharm had infringed one of AstraZeneca’s supplementary protection certificates for omeprazole. Scand Pharm has appealed this decision. In October 2001, Oslo City Court in Norway found that Scand Pharm had infringed AstraZeneca’s formulation patent for omeprazole. At the same time, the court declared AstraZeneca’s formulation patent valid. As a result of the Norwegian case, Scand Pharm cannot sell its omeprazole product in Norway, nor can it do so in Sweden or Denmark pending the outcome of the main actions in the cases in these countries. If the final decisions in these cases are against AstraZeneca, Scand Pharm may claim damages for lost sales due to the interlocutory injunctions.

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104	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

34   Assets pledged, commitments and contingent liabilities (continued)
In March 2002, the Patents Court in the UK handed down a ruling invalidating certain of AstraZeneca’s formulation patents for omeprazole. AstraZeneca applied for leave to appeal the decision to the Court of Appeal and this application was granted. The appeal was heard by the Court of Appeal in October 2002 and the court affirmed the original decision of the Patents Court invalidating the formulation patents.

In the Netherlands, Pharmachemie BV has filed a claim against two AstraZeneca companies alleging that AstraZeneca has misused its exclusive rights in the Netherlands in relation to the expiration date for AstraZeneca’s supplementary protection certificate for omeprazole. AstraZeneca denies the allegations and is defending the case.

Other court cases relating to omeprazole patents are pending worldwide. However, the financial impact if AstraZeneca loses is not considered to be material.

In February 2000, the European Commission commenced an investigation relating to certain omeprazole intellectual property rights, and associated regulatory and patent infringement litigation. The investigation is pursuant to Article 82 of the EC Treaty, which prohibits an abuse of a dominant position. The investigation was precipitated by a complaint by a party to a number of patent and other proceedings involving AstraZeneca and relates to a limited number of European countries. AstraZeneca has, in accordance with its corporate policy, co-operated with the Commission. AstraZeneca remains of the view that the complaint is unfounded and that it has complied with all relevant competition laws. In particular, it considers that the matters raised by the complaint are more properly dealt with by the courts in the context of the litigation in which the complainant is involved. The Commission has recently requested certain factual patent and regulatory information from AstraZeneca and AstraZeneca will continue to co-operate with the Commission.

Zoladex (goserelin acetate implant) investigation
The US Department of Justice has been conducting a civil and criminal investigation into the sale and marketing of Zoladex (goserelin acetate implant). The investigation was prompted by the filing of a qui tam complaint by a private party in 1997 and involves allegations of improper submissions of claims to the Medicare and Medicaid programmes. The Company and federal and state authorities are in the process of negotiating a potential settlement of the civil and criminal claims at issue in the investigation. As a result, although no final agreement has been concluded, the Company believes it appropriate to accrue $350m to cover estimated settlement costs.

Plendil (felodipine)
In August 2000, AstraZeneca LP received a letter from Mutual Pharmaceutical Co., Inc. informing AstraZeneca of Mutual’s intention to market a generic version of AstraZeneca’s felodipine extended release tablets (Plendil) prior to the expiration of AstraZeneca’s patent covering the extended release formulation. AstraZeneca filed a patent infringement action against Mutual in the US District Court for the Eastern District of Pennsylvania. Mutual responded and filed counterclaims alleging non-infringement and invalidity. Expert discovery is due to close in March 2003. A trial date has not yet been set.

In May 2001, AstraZeneca Pharmaceuticals LP received a similar letter from Zenith Goldline Pharmaceuticals, Inc. and in July 2001, AstraZeneca filed a patent infringement action against Zenith in the US District Court for the District of New Jersey. Zenith responded and filed counterclaims alleging non-infringement. Fact discovery is due to close in May 2003. A trial date has not yet been set.

Nolvadex (tamoxifen)
AstraZeneca is a co-defendant with Barr Laboratories, Inc. in numerous purported class actions filed in federal and state courts throughout the US. All of the state court actions were removed to federal court and have been consolidated, along with all of the cases originally filed in federal court, in a federal multi-district litigation proceeding pending in the US District Court for the Eastern District of New York. Some of the cases were filed by plaintiffs representing a putative class of consumers who purchased tamoxifen. The other cases were filed on behalf of a putative class of ‘third party payers’ (including health maintenance organisations, insurers and other managed care providers and health plans) that have reimbursed or otherwise paid for prescriptions of tamoxifen. The plaintiffs allege that they paid ‘supra-competitive and monopolistic prices’ for tamoxifen as a result of the settlement of patent litigation between Zeneca and Barr in 1993. The plaintiffs seek injunctive relief, treble damages under the anti-trust laws, disgorgement and restitution. In April 2002, AstraZeneca filed a motion to dismiss the cases for failure to state a cause of action. The court’s decision is awaited.

In August 2002, AstraZeneca’s US distribution agreement with Barr Laboratories, Inc. for non-branded tamoxifen expired, as did AstraZeneca’s patent for Nolvadex (tamoxifen). At the same time, a six month period of market exclusivity, awarded by the US Food and Drug Administration in connection with the successful completion of certain paediatric testing with the product, commenced. Barr thereafter commenced litigation against the FDA in the US District Court for the District of Columbia, challenging the FDA’s refusal to grant Barr final approval for its own generic tamoxifen prior to expiration of AstraZeneca’s exclusivity period. Barr also declined AstraZeneca’s offer to extend the distribution agreement through the end of the exclusivity period. Therefore, in October 2002, AstraZeneca began shipping its own non-branded tamoxifen to customers to ensure an uninterrupted supply to patients. In December 2002, the Court held that Barr could not obtain final FDA approval for its own generic tamoxifen prior to the expiration of AstraZeneca’s paediatric exclusivity for Nolvadex. In January 2003, Barr made a claim that AstraZeneca improperly thwarted Barr’s entry into the tamoxifen market and caused Barr monetary damages. AstraZeneca disputes the claim.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	105

Zestril (lisinopril)
In 1986, AstraZeneca’s predecessor company and Merck & Co., Inc. entered into licence agreements under which AstraZeneca was granted the right to make, use and sell lisinopril (Zestril), in return for which AstraZeneca agreed to pay royalties to Merck. In April 2002, AstraZeneca commenced arbitration proceedings against Merck under one of the licence agreements. In the arbitration, AstraZeneca is seeking repayment of approximately $38m of prior royalty amounts and a prospective reduction in the royalty rate going forward, based on a provision of the licence agreement which reduces the royalty rate if sales of lisinopril by third parties exceed a certain level. The case is currently progressing under the arbitration rules of the International Chamber of Commerce.

Retail pharmacies’/drug purchasers’ actions
Since October 1993, several thousand retail pharmacies and certain retail drug purchasers have commenced purported class actions and individual actions in various federal and state courts throughout the US alleging that, with respect to brand name prescription drugs, manufacturers and wholesalers engaged in discriminatory pricing practices, discriminatory discounting and rebate practices, and/or conspired with one another to fix prices and artificially maintain high prices to the plaintiffs in restraint of trade and commerce. More than 20 brand name prescription drug manufacturers and eight wholesalers have been named defendants in some or all of these suits.

AstraZeneca entered into a settlement agreement with the retail class plaintiffs whose anti-trust claims were consolidated in a federal multi-district litigation proceeding pending in the US District Court for the Northern District of Illinois. AstraZeneca also reached settlements with numerous independent and chain pharmacies that opted out of the federal class action, although there are still actions brought by certain chain and independent pharmacies pending in federal court. AstraZeneca has settled or been dismissed from all of the state cases except for a consumer case pending in state court in Alabama. AstraZeneca has consistently denied liability and continues to believe it has meritorious defences to all of these claims. However, it believes that entering into these settlements is the prudent course of action given the inherent risks and costs of litigation and to avoid further business disruption.

Average wholesale price class action litigation
In January 2002, AstraZeneca was named as a defendant along with 24 other pharmaceutical manufacturers in a class action suit, in Massachusetts, brought on behalf of a putative class of plaintiffs alleged to have overpaid for prescription drugs as a result of inflated wholesale list prices. The suit seeks to recover unspecified damages. AstraZeneca has also been named as a co-defendant with various other pharmaceutical manufacturers in similar class action suits filed in five other states. Most of these suits have been consolidated with the Massachusetts action for pre-trial purposes pursuant to federal multi-district litigation procedures. AstraZeneca believes that it has meritorious defences to all of these claims.

Additional government investigations into drug marketing practices
As is true for most, if not all, major prescription pharmaceutical companies operating in the US, AstraZeneca is currently involved in multiple additional US federal and state criminal and civil investigations into drug marketing and pricing practices. AstraZeneca has received subpoenas from the US Attorney’s Office in Boston requesting production of documents relating to the sale and promotion of Prilosec to the New England Medical Center in Boston. A separate subpoena from the same office requests documents relating to Prilosec purchasing and services agreements with AdvancePCS, the pharmacy benefits management company. AstraZeneca has also received a subpoena from the Massachusetts Attorney General’s Office seeking documents relating to the sale and promotion of five products (Prilosec, Seroquel, Rhinocort Aqua, Toprol-XL and Zestril) within Massachusetts. AstraZeneca has received an investigative demand from the Missouri Attorney General’s Office seeking documents and information relating to agreements with drug retailers doing business within Missouri. Most recently, AstraZeneca has received a Civil Investigative Demand from the US Federal Trade Commission for certain information concerning AstraZeneca’s advertising and marketing of Nexium. AstraZeneca is cooperating with these investigations. It is not possible to predict the outcome of any of these investigations, which could include the payment of damages and the imposition of fines, penalties and administrative remedies.

General
AstraZeneca is also involved in various other legal proceedings considered typical to its businesses, including some remaining US retail pharmacy anti-trust class and individual actions outside the scope of the settlements described above and litigation relating to employment, product liability, commercial disputes, infringement of intellectual property rights and the validity of certain patents. Although there can be no assurance regarding the outcome of any of the legal proceedings or investigations referred to in this Note 34 to the Financial Statements, AstraZeneca does not expect them to have a materially adverse effect on AstraZeneca’s financial position or profitability.

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106	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

35 Leases

Total rentals under operating leases charged to profit and loss account were as follows:

	2002 $m	2001 $m	2000 $m

Hire of plant and machinery	23	25	15

Other	96	76	74

	119	101	89

Commitments under operating leases to pay rentals during the year following the year of these Financial Statements analysed according to the period in which each lease expires were as follows:

	Land and buildings		Other assets
	2002 $m	2001 $m	2002 $m	2001 $m

Expiring within one year	5	5	11	12

Expiring in years two to five	25	37	15	13

Expiring thereafter	32	25	2	2

	62	67	28	27

The future minimum lease payments under operating leases that have initial or remaining terms in excess of one year at 31 December 2002 were as follows:

	Operating leases
	2002 $m	2001 $m

Obligations under leases comprise
Rentals due within one year	90	94

Rentals due after more than one year
After five years from balance sheet date	94	97

From four to five years	21	20

From three to four years	27	21

From two to three years	38	25

From one to two years	47	35

	227	198

	317	292

The Group had no commitments (2001 $nil) under finance leases at the balance sheet date which were due to commence thereafter.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	107

36 Statutory and other information

		2002 $m	2001 $m	2000 $m

Statutory audit fees
KPMG Audit Plc		3.5	2.5	3.2

Others		0.1	0.1	–

		3.6	2.6	3.2

Fees for other services
KPMG Audit Plc and associates	– UK	0.4	3.2	8.9

	– Worldwide	3.1	2.0	5.0

		3.5	5.2	13.9

Non statutory audit fees paid to KPMG Audit Plc and its associates were in relation to other assurance services $1.5m (2001 $1.8m); taxation $1.8m (2001 $2.1m); and other non audit services $0.2m (2001 $1.3m).

In addition to the above, in 2000 KPMG Audit Plc and its associates charged fees for other services of $8.0m that were borne by Syngenta AG in relation to its demerger from AstraZeneca.

The charge for the statutory audit of the Company, AstraZeneca PLC, was $1,600 (2001 $1,600, 2000 $1,600). KPMG Audit Plc were sole auditors to AstraZeneca in 2002 and 2001.

The bulk of fees for other services charged by KPMG Audit Plc and its associates (aside from the Zeneca Agrochemicals demerger and associated restructuring work) were incurred in the early months of 2000, completing 1999 integration projects.

Related party transactions
The Group had no material related party transactions which might reasonably be expected to influence decisions made by the users of these Financial Statements.

Subsequent events
No significant change has occurred since the date of the annual Financial Statements.

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108	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

37 Company information

Company Balance Sheet

At 31 December	Notes	2002 $m	2001 $m

Fixed assets
Fixed asset investments	37	7,236	6,736

		7,236	6,736

Current assets
Debtors – amounts owed by subsidiaries		27,104	27,998

Total assets		34,340	34,734

Creditors due within one year
Non-trade creditors	37	(2,961)	(835)

		(2,961)	(835)

Net current assets		24,143	27,163

Total assets less current liabilities		31,379	33,899

Creditors due after more than one year
Loans – owed to subsidiaries	37	(295)	(590)

Net assets		31,084	33,309

Capital and reserves
Called-up share capital	38	429	436

Share premium account	37	403	334

Capital redemption reserve	37	16	9

Other reserves	37	1,841	2,239

Profit and loss account	37	28,395	30,291

Shareholders’ funds – equity interests		31,084	33,309

The financial statements on pages 58 to 122 were approved by the Board of Directors on 30 January 2003 and were signed on its behalf by:

Sir Tom McKillop	Jonathan Symonds
Director	Director

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	109

37 Company information (continued)
Deferred taxation

The parent company had no deferred tax assets or liabilities (actual or potential) at 31 December 2002.

	Investments in subsidiaries

Fixed asset investments	Shares $m	Loans $m	Total $m

Cost at beginning of year	6,145	591	6,736

Additions	500	–	500

Net book value at 31 December 2002	6,645	591	7,236

Net book value at 31 December 2001	6,145	591	6,736

Non-trade creditors		2002 $m	2001 $m

Amounts due within one year
Short term borrowings (unsecured)		3	3

Other creditors		50	4

Amounts owed to subsidiaries		2,100	8

Dividends to Shareholders		808	820

		2,961	835

Loans – owed to subsidiaries	Repayment Dates	2002 $m	2001 $m

Loans (unsecured)
US dollars
6.58% loan	2003	295	295

7.2% loan	2023	295	295

Total loans		590	590

Loans or instalments thereof are repayable
After five years from balance sheet date		295	295

From two to five years		–	–

From one to two years		–	295

Total unsecured		295	590

Total due within one year		295	–

Total loans		590	590

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110	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Notes to the Financial Statements continued

37 Company information (continued)
Reserves	Share premium account $m	Capital redemption reserve $m	Other reserves $m	Profit and loss account $m	2002 Total $m	2001 Total $m

At beginning of year	334	9	2,239	30,291	32,873	32,759

Net profit for the year	–	–	–	102	102	2,314

Dividends	–	–	(398)	(808)	(1,206)	(1,225)

Share re-purchase	–	7	–	(1,190)	(1,183)	(1,074)

Share premiums	69	–	–	–	69	99

At end of year	403	16	1,841	28,395	30,655	32,873

Distributable reserves at end of year	–	–	443	1,614	2,057	1,623

As permitted by section 230 of the Companies Act 1985, the Company has not presented its profit and loss account.

At 31 December 2002 $26,781m (31 December 2001 $29,440m) of the profit and loss account reserve was not available for distribution. The majority of this non-distributable amount relates to profit arising on the sale of Astra AB to a subsidiary in 1999, which becomes distributable as the underlying receivable is settled in cash. During 2002, $2,659m of the profit was realised by repayment. Subsequent to the year end a further $825m was repaid on 23 January 2003 resulting in additional distributable reserves not included in the figures above. Included in other reserves is a special reserve of $157m, arising on the redenomination of share capital in 1999.

Reconciliation of movement in shareholders’ funds	2002 $m	2001 $m

Shareholders’ funds at beginning of year	33,309	33,201

Net profit for the financial year	102	2,314

Dividends	(1,206)	(1,225)

Issues of AstraZeneca PLC Ordinary Shares	69	99

Re-purchase of AstraZeneca PLC Ordinary Shares	(1,190)	(1,080)

Net (reduction in)/addition to shareholders’ funds	(2,225)	108

Shareholders’ funds at end of year	31,084	33,309

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements	111

38 Called-up share capital of parent company

	Authorised	Allotted, called-up and fully paid

	2002 $m	2002 $m	2001 $m

Ordinary Shares ($0.25 each)	429	429	436

Unissued Ordinary Shares ($0.25 each)	171	–	–

Redeemable Preference Shares (£50,000)	–	–	–

	600	429	436

The Redeemable Preference Shares carry limited class voting rights and no dividend rights. This class of shares is capable of redemption at par at the option of the Company on the giving of seven days’ written notice to the registered holder of the shares.

The movements in share capital during the year can be summarised as follows:

	No. of shares (million)	$m

At beginning of year	1,745	436

Issues of shares	2	–

Re-purchase of shares	(28)	(7)

At 31 December 2002	1,719	429

Share buy-back
During the year the Company purchased, and subsequently cancelled, 28,386,560 Ordinary Shares at an average price of 2785 pence per share for a consideration, including expenses, of $1,190m. The excess of the consideration over the nominal value has been charged against the profit and loss account reserve.

Share schemes
A total of 1,737,401 shares were issued during the year in respect of share schemes. Details of movements in the number of shares under option are shown in Note 33; details of options granted to Directors are shown in the Directors’ Remuneration Report.

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112	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Financial Statements

Principal Subsidiaries, Joint Ventures and Associates

		Percentage of voting
At 31 December 2002	Country	share capital held		Principal activity

UK
AstraZeneca UK Limited	England	100	#	Research, production, marketing

AstraZeneca Insurance Company Limited	England	100		Insurance and reinsurance underwriting

AstraZeneca Treasury Limited	England	100		Treasury

Continental Europe
NV AstraZeneca SA	Belgium	100		Marketing

ASP SA	France	100		Production

AstraZeneca Pharma SA	France	100		Research, production, marketing

AstraZeneca GmbH	Germany	100		Development, production, marketing

AstraZeneca Holding GmbH	Germany	100		Production, marketing

AstraZeneca SpA	Italy	100		Production, marketing

AstraZeneca Farmaceutica Spain SA	Spain	100		Production, marketing

AstraZeneca AB	Sweden	100		Research and development,
				production, marketing

Astra Tech AB	Sweden	100		Research and development,
				production, marketing

AstraZeneca BV	The Netherlands	100		Marketing

The Americas
AstraZeneca do Brasil Ltda.	Brazil	100		Production, marketing

AstraZeneca Canada Inc.	Canada	100		Research, production, marketing

IPR Pharmaceuticals Inc.	Puerto Rico	100		Development, production, marketing

AstraZeneca LP	US	99		Development, production, marketing

AstraZeneca Pharmaceuticals LP	US	100		Development, production, marketing

Salick Health Care, Inc.	US	100		Provision of disease-specific
				healthcare services

Zeneca Holdings Inc.	US	100		Production, marketing

Asia, Africa & Australasia
AstraZeneca Pty Limited	Australia	100		Research, production, marketing

AstraZeneca Pharmaceutical Co., Limited	China	100		Production, marketing

AstraZeneca Hong Kong Limited	Hong Kong	100		Production

AstraZeneca KK	Japan	80		Production, marketing

# shares held directly

The companies and other entities listed above are those whose results or financial position principally affected the figures shown in the Group’s annual financial statements. A full list of subsidiaries, joint ventures and associates will be annexed to the Company’s next annual return filed with the Registrar of Companies. The country of registration or incorporation is stated alongside each company. The accounting dates of principal subsidiaries and associates are 31 December, except for Salick Health Care, Inc. which is 30 November. AstraZeneca operates through 235 subsidiary companies worldwide. Products are manufactured in some 20 countries worldwide and are sold in over 100 countries.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Additional Information for US Investors	113

Additional Information for US Investors

Differences between UK and US accounting principles

The accompanying consolidated financial statements included in this Annual Report are prepared in accordance with UK GAAP. Certain significant differences between UK GAAP and US GAAP which affect AstraZeneca’s net income and shareholders’ equity are set out below.

Purchase accounting adjustments
Under UK GAAP the merger of Astra and Zeneca was accounted for as a ‘merger of equals’ (pooling-of-interests). Under US GAAP the merger was accounted for as the acquisition of Astra by Zeneca using ‘purchase accounting’. Under purchase accounting, the cost of the investment is calculated at the market value of the shares issued together with other incidental costs and the assets and liabilities of the acquired entity are recorded at fair value. As a result of the fair value exercise, increases in the values of Astra’s tangible fixed assets and inventory were recognised and values attributed to their in-process research and development, existing products and assembled work force, together with appropriate deferred taxation effects. The difference between the cost of investment and the fair value of the assets and liabilities of Astra was recorded as goodwill. The amount allocated to in-process research and development was, as required by US GAAP, expensed immediately in the first reporting period after the business combination. Fair value adjustments to the recorded amount of inventory were expensed in the period the inventory was utilised. Additional amortisation and depreciation have also been recorded in respect of the fair value adjustments to tangible and intangible assets and the resulting goodwill.

In the consolidated financial statements prepared under UK GAAP, goodwill arising on acquisitions made prior to 1 January 1998 accounted for under the purchase method has been eliminated against shareholders’equity. Under the requirements of UK Financial Reporting Standard 10 ‘Goodwill and Intangible Assets’, goodwill on acquisitions made after 1 January 1998 is capitalised and amortised over its estimated useful life which is generally presumed not to exceed 20 years. UK GAAP requires that on subsequent disposal or termination of a previously acquired business, any goodwill previously taken directly to shareholders’equity is then charged in the income statement against the profit or loss on disposal or termination. Up until 1 January

2002, under US GAAP, goodwill was required to be capitalised and amortised. Now, instead of being amortised, goodwill is tested annually for impairment. Amortisation charged under UK GAAP is added back in the reconciliation of net income. The intangible recognised as assembled workforce has been reclassified as goodwill.

Identifiable intangible assets, which principally include patents, ‘know-how’ and product registrations, are amortised over their estimated useful lives which vary between 5 years and 20 years with a weighted average life of approximately 13 years.

At 31 December 2002 and 2001, shareholders’ equity includes capitalised goodwill of $13,600m and $12,169m respectively (net of amortisation and impairment of $2,383m and $2,180m) and capitalised identifiable intangible assets of $9,433m and $9,789m respectively (net of amortisation and impairment of $4,566m and $3,475m). Goodwill on businesses disposed of is charged to the gain or loss on disposal.

On disposal of a business, the gain or loss under US GAAP may differ from that under UK GAAP due principally to goodwill capitalised and amortised, together with the appropriate share of other differences between UK and US accounting principles recognised previously.

Capitalisation of interest
AstraZeneca does not capitalise interest in its financial statements. US GAAP requires interest incurred as part of the cost of constructing fixed assets to be capitalised and amortised over the life of the asset.

Dividends
Under UK GAAP Ordinary Share dividends proposed are provided for in the year in respect of which they are recommended by the Board of Directors for approval by the shareholders. Under US GAAP such dividends are not provided for until declared by the Board.

Deferred taxation
Deferred taxation is provided on a full liability basis under US GAAP, which permits deferred tax assets to be recognised if their realisation is considered to be more likely than not. Under current UK GAAP, full provision is also made although there are a number of different bases on which this calculation is made, eg rolled over capital gains.

Pension and post-retirement benefits
There are four main differences between current UK GAAP and US GAAP in accounting for pension costs:

(i)	US GAAP requires measurements of plan assets and obligations to be made as at the date of the financial statements or a date not more than three months prior to that date. Under UK GAAP, calculations may be based on the results of the latest actuarial valuation;

(ii)	US GAAP mandates a particular actuarial method – the projected unit credit method – and requires that each significant assumption necessary to determine annual pension cost reflects best estimates solely with regard to that individual assumption. UK GAAP does not mandate a particular method, but requires that the method and assumptions taken as a whole should be compatible and lead to the actuary’s best estimate of the cost of providing the benefits promised;

(iii)	under US GAAP, a negative pension cost may arise where a significant unrecognised net asset or gain exists at the time of implementation. This is required to be amortised on a straight-line basis over the average remaining service period of employees. Under UK GAAP, AstraZeneca’s policy is not to recognise pension credits in its financial statements unless a refund of, or reduction in, contributions is likely; and

(iv)	under US GAAP, a minimum pension liability is recognised through other comprehensive income in certain circumstances when there is a deficit of plan assets relative to the projected benefits obligation. Under UK GAAP, there is no such requirement.

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114	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Additional Information for US Investors

Additional Information for US Investors continued

Differences between UK and US accounting principles (continued)

Restructuring costs
Under UK GAAP, provisions are made for restructuring costs once a detailed formal plan is in place and valid expectations have been raised in those affected that the restructuring will be carried out. US GAAP requires a number of specific criteria to be met before such costs can be recognised as an expense. Among these are the requirements that the costs incurred are incremental to other costs incurred by the company, or represent amounts to be incurred under contractual obligations which are not associated with or do not benefit activities that will be continued. Also, all significant actions arising from a restructuring and their completion dates must be identified by the balance sheet date. To the extent that restructuring costs are related to the activities of the acquired company, US GAAP allows them to be recognised as a liability upon acquisition.

Software costs
Under UK GAAP, AstraZeneca capitalises certain defined software costs. Under US GAAP software costs are generally capitalised and amortised over three to five years.

Foreign exchange
Under UK GAAP, unrealised gains and losses on foreign currency transactions to hedge anticipated, but not firmly committed, foreign currency transactions may be deferred and accounted for at the same time as the anticipated transactions. Under US GAAP such deferral is not permitted except in certain defined circumstances.

Derivative instruments and hedging activities
Under US GAAP, all derivative instruments should be recognised as assets or liabilities in the balance sheet at fair value. Gains and losses are recognised in net income unless they are regarded as hedges. Under UK GAAP, these instruments are measured at cost and gains or losses deferred until the underlying transactions occur.

Deferred income
Under UK GAAP, profits or losses from the sale of product related intangible assets are classified in other operating income and are stated after taking account of product disposal costs and costs of minor outstanding obligations. Under US GAAP, such profits are deferred and recognised in the income statement in subsequent periods until all disposal obligations and commitments have been completed.

Current assets and liabilities
In the Group’s financial statements prepared under UK GAAP, no cost is accrued for the share options awarded to employees under the Zeneca 1994 Executive Share Option Scheme, the AstraZeneca Share Option Plan, and the AstraZeneca Savings-Related Share Option Scheme as the exercise price is equivalent to the market value at the date of grant. Under US GAAP the cost is calculated as the difference between the option price and the market price at the date of grant or, for variable plans, at the end of the reporting period (until measurement date). Under the requirements of APB Opinion No. 25 any compensation cost would be amortised over the period from the date the options are granted to the date they are first exercisable. Under US GAAP in the net income reconciliation, the Group has adjusted for stock compensation costs and calculated under APB Opinion No. 25.

Statement of cash flows: Basis of preparation
AstraZeneca’s Statement of Group Cash Flow is prepared in accordance with United Kingdom Financial Reporting Standard 1 (Revised 1996) (‘FRS 1’), whose objective and principles are similar to those set out in SFAS No. 95, ‘Statement of Cash Flows’. The principal differences between the standards relate to classification. Under FRS 1, the Company presents its cash flows for (a) operating activities; (b) dividends received from joint ventures and associates; (c) returns on investments and servicing of finance; (d) tax paid; (e) capital expenditure and financial investment; (f) acquisitions and disposals; (g) dividends paid to shareholders; (h) management of liquid resources; and (i) financing. SFAS No. 95 requires only three categories of cash flow activity being (a) operating; (b) investing; and (c) financing.

Cash flows from taxation, returns on investments and servicing of finance and dividends received from joint ventures and associates under FRS 1 would be included as operating activities under SFAS No. 95; capital expenditure and financial investment and acquisitions and disposals would be included as investing activities; and distributions would be included as a financing activity under SFAS No. 95. Under FRS 1 cash comprises cash in hand and deposits repayable on demand, less overdrafts repayable on demand; and liquid resources comprise current asset investments held as readily disposable stores of value. Under SFAS No. 95 cash equivalents, comprising short term highly liquid investments, generally with original maturities of three months or less, are grouped together with cash; short term borrowings repayable on demand would not be included within cash and cash equivalents and movements on those borrowings would be included in financing activities.

New accounting standards adopted
Statement of Financial Accounting Standards SFAS No. 141 ‘Business Combinations’ and SFAS No. 142 ‘Goodwill and Other Intangible Assets’ were issued in July 2001 and are effective for accounting periods commencing on or after 15 December 2001. Under SFAS No. 141, all business combinations initiated after 30 June 2001 must be accounted for using the purchase method. The pooling of interest method is no longer permitted. Intangible assets arising on acquisitions are required to be amortised to residual values over their estimated useful lives unless they are regarded as having indefinite useful lives, in which case they are tested annually for impairment. Goodwill, arising on a combination of business, is tested for impairment annually in lieu of amortisation. SFAS No. 142 requires that goodwill and intangible assets acquired prior to 1 July 2001 should continue to be amortised and tested for impairment until the adoption of the standard. Upon adoption of SFAS No. 142 an impairment test must be carried out on all intangible assets with indefinite useful lives and goodwill. Any impairment loss identified on the date of adoption of SFAS No. 142 should be accounted for as a cumulative effect of a change in accounting principle. At the same time, the estimated useful lives of amortised intangible assets must be reviewed.

Adoption of these new accounting standards has resulted in an estimated increase in net income of $755m (including amortisation charged under UK GAAP of $55m). Initial adoption of SFAS No. 142 did not result in an impairment charge, nor was there any impairment at the subsequent annual test. Had goodwill not been amortised in 2001, net income would have increased from $1,397m to $2,125m (2000 $865m to $1,716m) with a corresponding increase in basic and diluted earnings per share from $0.77 to $1.21 (2000 $0.49 to $0.97). No changes were made to estimated useful lives of intangible assets.

SFAS No. 144 ‘Accounting for the Impairment or Disposal of Long-Lived Assets’

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Additional Information for US Investors	115

addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, ‘Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of’ and the accounting and reporting provisions of APB Opinion No. 30, ‘Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions’, for the disposal of a segment of a business. It is effective for accounting periods beginning on or after 15 December 2001. The adoption of SFAS No. 144 did not have a material effect.

New accounting standards not yet adopted
SFAS No. 143 ‘Accounting for Asset Retirement Obligation’ addresses the accounting and reporting for obligations associated with the retirement of long-lived assets and the associated asset retirement costs. It is effective for accounting periods beginning on or after 15 June 2002. The adoption of SFAS No. 143 is not expected to have a material effect.

SFAS No.146 ‘Accounting for Costs Associated with Exit or Disposal Activities’, issued on 30 July 2002 requires costs associated with exit or disposal activities to be recognised when the costs are incurred rather than at the date of commitment to an exit or disposal plan. The provisions are effective for disposals initialised after 31 December 2002 and restatement of prior periods is not required. As SFAS No. 146 may apply to future activities which are not currently envisaged it is not possible to assess the impact of SFAS No. 146.

SFAS No. 148 ‘Accounting for Stock Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123’ permits two additional transition methods for entities that adopt the fair value based method of accounting for stock-based employee compensation. The Statement also requires new disclosures about the ramp-up effect of stock-based employee compensation on reported results and that those effects be disclosed more prominently by specifying the form, content and location of those disclosures. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after 15 December 2002. AstraZeneca has not yet determined whether it will adopt the transition provisions of SFAS No. 148.

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116	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Additional Information for US Investors

Additional Information for US Investors continued

Differences between UK and US accounting principles (continued)

Introduction
As a result of the significant difference between the UK GAAP and US GAAP treatment of the combination of Astra and Zeneca in the year of acquisition, and in the results of preceding periods, condensed statements of operations and cash flow under US GAAP have been prepared for the benefit of US investors.

The following is a summary of the material adjustments to net income and shareholders’ equity which would have been required if US GAAP had been applied instead of UK GAAP. As noted on page 62, 2001 and 2000 net income and shareholders’ equity under UK GAAP have been restated under FRS19 – Deferred Tax. On this basis the deferred tax adjustment below as been restated for those years.

Net income	2002 $m	2001 $m	2000 $m

Net income, as shown in the consolidated statements
of income before exceptional items (restated)	3,186	3,044	2,858

Exceptional items after tax	(350)	(138)	(581)

Net income for the period under UK GAAP (restated)	2,836	2,906	2,277

Adjustments to conform to US GAAP
Purchase accounting adjustments (including goodwill and intangibles) Deemed acquisition of Astra Amortisation and other acquisition adjustments	(864)	(1,514)	(1,756)

Others	55	–	(20)

Capitalisation, less disposals and amortisation of interest	46	57	45

Deferred taxation
On fair values of Astra	239	249	284

Others (restated)	(99)	(198)	115

Pension expense	(50)	(33)	(50)

Post-retirement benefits/plan amendment	4	4	4

Software costs	(46)	(10)	98

Restructuring costs	–	(22)	(97)

Share based compensation	33	(7)	(33)

Fair value of derivative financial instruments	93	18	–

Deferred income recognition	61	(75)	–

Unrealised losses on foreign exchange and others	(1)	(10)	(2)

Net income before cumulative effect of change in accounting policy	2,307	1,365	865

Cumulative effect of change in accounting policy, net of tax, on adoption of SFAS No 133	–	32	–

Net income in accordance with US GAAP	2,307	1,397	865

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Additional Information for US Investors	117

Differences between UK and US accounting principles (continued)

US GAAP Condensed Consolidated Statement of Operations

For the years ended 31 December	2002 $m	2001 $m	2000 $m

Sales	17,841	16,222	15,583

Cost of sales	(4,520)	(4,198)	(3,960)

Distribution costs	(141)	(122)	(210)

Research and development	(3,069)	(2,687)	(2,620)

Selling, general and administrative expenses	(6,165)	(5,219)	(4,861)

Acquisition related costs	–	(224)	(419)

Amortisation of intangibles and goodwill	(1,052)	(1,769)	(2,043)

Other income	308	283	223

Operating income	3,202	2,286	1,693

Net interest income	140	188	183

Income from continuing operations before taxation	3,342	2,474	1,876

Taxes on income from continuing operations	(1,035)	(1,109)	(969)

Net income from continuing operations	2,307	1,365	907

Discontinued operations: Net income from discontinued operations	–	–	(42)

Net income before cumulative effect of change in accounting policy	2,307	1,365	865

Cumulative effect of change in accounting policy on adoption of SFAS No 133	–	32	–

Net income for the year	2,307	1,397	865

Weighted average number of $0.25 Ordinary Shares in issue (millions of shares)	1,733	1,758	1,768

Dilutive impact of share options outstanding (millions of shares)	2	3	2

Diluted weighted average number of $0.25 Ordinary Shares in accordance with US GAAP (millions of shares)	1,735	1,761	1,770

Net income per $0.25 Ordinary Share and ADS before change in accounting policy in accordance with US GAAP – basic and diluted ($)	$1.33	$0.77	$0.49

Net income per $0.25 Ordinary Share and ADS after change in accounting policy in accordance with US GAAP – basic and diluted ($)	$1.33	$0.79	$0.49

	2002	2001	2000

Net income from continuing operations per $0.25 Ordinary Share and ADS in accordance with US GAAP – basic and diluted ($)	$1.33	$0.79	$0.51

Net loss from discontinued operations per $0.25 Ordinary Share and ADS in accordance with US GAAP – basic and diluted ($)	–	–	($0.02)

The dividend in specie in 2000 in respect of the demerger of Zeneca Agrochemicals under US GAAP amounted to $836m, after realised exchange gains on the translation of foreign currency financial statements of $297m.

As noted on page 62, cash settlement discounts have been reclassified from cost of sales to sales. Comparative information for 2001 and 2000 has also been reclassified for consistency of presentation.

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118	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Additional Information or US Investors

Additional Information for US Investors continued

Differences between UK and US accounting principles (continued)

US GAAP Statement of Comprehensive Income
For the years ended 31 December	2002 $m	2001 $m	2000 $m

Net income for the year	2,307	1,397	865

Exchange gains/(losses) net of tax	2,919	(1,473)	(2,184)

Exchange realised on demerger of Zeneca Agrochemicals	–	–	(297)

Other movements	(73)	–	(2)

Total Comprehensive Income	5,153	(76)	(1,618)

Other movements in 2002 include the recognition of a minimum liability under SFAS 87 of $45m.

The cumulative exchange gains and losses (net of tax) on the translation of foreign currency financial statements under US GAAP are set out in the following note:

For the years ended 31 December	2002 $m	2001 $m	2000 $m

Balance at 1 January	(4,318)	(2,845)	(364)

Movement in year	2,919	(1,473)	(2,481)

Balance at 31 December	(1,399)	(4,318)	(2,845)

Stock compensation
In the Group’s financial statements prepared under UK GAAP, no cost is accrued for the share options awarded to employees under the Zeneca 1994 Executive Share Option Scheme, the AstraZeneca Share Option Plan, and the AstraZeneca Savings-Related Share Option Scheme as the exercise price is equivalent to the market value at the date of grant. Under US GAAP the cost is calculated as the difference between the option price and the market price at the date of grant or, for variable plans, at the end of the reporting period (until measurement date). Under the requirements of APB Opinion No. 25 any compensation cost would be amortised over the period from the date the options are granted to the date they are first exercisable. Under US GAAP in the net income reconciliation, the Group has adjusted for stock compensation costs as calculated under APB Opinion No 25, SFAS No.123 sets out an alternative methodology for recognising the compensation cost based on the fair value at grant date. Had the Group adopted this methodology, the incremental effect on net income under US GAAP is shown below:

	2002	2001	2000
	$m	$m	$m

Net income under US GAAP as reported	2,307	1,397	865

Compensation cost (after adjusting for APB 25 credit of $33m)	(155)	(76)	(46)

Pro forma net income	2,152	1,321	819

Pro forma net income per $0.25 Ordinary Share and ADS in accordance with US GAAP (basic and diluted):

As reported ($)	$1.33	$0.79	$0.49

Pro forma ($)	$1.24	$0.75	$0.46

The fair value of options granted is estimated, based on the stock price at the grant date, using the Black-Scholes option pricing model with the following assumptions:

	2002	2001	2000

Dividend yield	1.6%	1.5%	2.0%

Expected volatility	30.0%	20.0%	20.0%

Risk-free interest rate	5.2%	4.2%	5.9%

Expected lives: 1994 Scheme	–	–	6.0 years

Expected lives: AstraZeneca Share Option Plan	6.0 years	6.0 years	6.0 years

Expected lives: SAYE Scheme	4.3 years	4.3 years	4.6 years

In the initial phase-in period, the effects of applying SFAS No.123 for disclosing compensation cost may not be representative of the effects on pro forma net income and earnings per share for future years.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Additional Information for US Investors	119

Differences between UK and US accounting principles (continued)

Pension and post-retirement benefits
For the purposes of US GAAP, the pension costs of the major UK retirement plan and of the retirement plans of the major non-UK subsidiaries have been restated in the following tables in accordance with the requirements of SFAS No. 132. These plans comprise a substantial portion of the actuarial liabilities of all AstraZeneca retirement plans. The changes in projected benefit obligations, plan assets and details of the funded status of these retirement plans, together with the changes in the accumulated other post-retirement benefit obligations, under SFAS No. 132 are as follows:

	Pension benefits		Other post-retirement benefits

Change in projected benefit obligation	2002	2001	2002	2001
	$m	$m	$m	$m

Benefit obligation at beginning of year	4,337	4,188	205	197

Service cost	114	102	8	7

Interest cost	263	243	14	14

Participant contributions	18	17	–	–

Plan amendments	–	(11)	–	–

Actuarial (gain)/loss	80	75	23	(1)

Special termination benefits	12	19	–	–

Settlement and curtailment	–	–	(24)	–

Benefits paid	(206)	(198)	(19)	(14)

Exchange	408	(98)	3	2

Benefit obligation at end of year	5,026	4,337	210	205

	Pension benefits		Other post-retirement benefits

Change in plan assets	2002	2001	2002	2001
	$m	$m	$m	$m

Fair value at 1 January	3,753	3,803	–	–

Actual return on plan assets	(142)	45	(16)	–

Group contribution	284	170	161	–

Participant contributions	18	17	–	–

Settlement and curtailment	–	–	–	–

Benefits paid	(205)	(198)	(12)	–

Exchange	330	(84)	–	–

Fair value of plan assets at end of year	4,038	3,753	133	–

Funded status of plans	(988)	(584)	(77)	(205)

Unrecognised net loss/(profit)	938	396	–	–

Prior service cost not recognised	29	35	–	–

Unrecognised net obligation on implementation	3	6	–	–

	(18)	(147)	(77)	(205)

Adjustments to recognise minimum liability
Intangible assets	(45)	–	–	–

Accumulated other comprehensive income	(45)	–	–	–

Accrued benefit liability	(108)	(147)	(77)	(205)

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120	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Additional Information for US Investors

Additional Information for US Investors continued

Differences between UK and US accounting principles (continued)

At 31 December 2002, the projected benefit obligation, accumulated benefit obligation and fair value of the plan assets in respect of the retirement plans above with accumulated benefit obligations in excess of plan assets were $4,249m, $3,557m and $3,296m, (2001 $97m, $73m and $nil) respectively.

Assumed discount rates and rates of increase in remuneration used in calculating the projected benefit obligations together with long term rates of return on plan assets vary according to the economic conditions of the country in which the retirement plans are situated. The weighted average rates used for calculation of year end benefit obligations and forecast benefits cost in the main retirement plans and other benefit obligations for SFAS No. 132 purposes were as follows:

	Pension benefits			Other post-retirement benefits

	2002%	2001%	2000%	2002%	2001%	2000%

Discount rate	5.8	6.0	5.6	6.6	7.1	7.1

Long term rate of increase in remuneration	4.1	4.4	4.4	4.8	n/a	n/a

Expected long term return on assets	6.4	6.5	6.2	7.8	n/a	n/a

The Group has assumed a long term rate of increase in healthcare costs of 11.0%, reducing to 5.0%.

	Pension benefits			Other post-retirement benefits

	2002 $m	2001 $m	2000 $m	2002 $m	2001 $m	2000 $m

Net periodic cost
Service cost – present value of benefits
accruing during the year	114	102	152	8	7	10

Interest cost on projected benefit obligations	263	243	301	14	14	17

Expected return on assets	(263)	(242)	(322)	–	–	–

Net amortisation and deferral	28	39	46	(1)	(2)	(1)

Net periodic cost for the year	142	142	177	21	19	26

It is estimated that a 1 percentage point change in the weighted average healthcare costs trend would have the following effects on the accumulated benefit obligation and net periodic cost at 31 December 2002:

		1 percentage point

		increase $m	decrease $m

Accumulated benefit obligation		10	(9)

Net periodic cost		2	(1)

Taxation
Years ended 31 December	2002 $m	2001 $m	2000 $m

Taxes on income from continuing operations
UK taxation
Corporation tax	165	147	79

Double taxation relief	(7)	(4)	(42)

Deferred	40	10	(27)

Overseas taxation
Overseas taxes	921	831	956

Deferred taxation	(84)	125	–

Share of taxation of joint ventures and associates	–	–	3

Taxes on income from continuing operations	1,035	1,109	969

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Additional Information for US Investors	121

Differences between UK and US accounting principles (continued)

The table below reconciles the UK statutory tax charge to the Group’s actual charge on income from continuing operations.

Years ended 31 December	2002 $m	2001 $m	2000 $m

Income on continuing operations	3,342	2,506	1,876

Taxation charge at UK corporation
tax rate of 30% for 2002 (30% for 2001, 30% for 2000)	1,002	751	563

Acquisition related items	–	4	29

Goodwill, Advanta, and Salick Health Care impairment	–	190	576

Net effect of different rates and eligible costs in other jurisdictions	(21)	(43)	(86)

Exceptional items	105	4	19

Other	(51)	203	(132)

Tax on income from continuing operations	1,035	1,109	969

In 2002, claims amounting to $43m (2001 $109m) for tax relief arising as a result of a restructuring of the AMI joint venture in 1998 were made. Under US GAAP, these reliefs are adjusted against the goodwill arising on the restructuring and included in other adjustments.

Shareholders’ equity	2002 $m	2001 $m

Total shareholders’ equity under UK GAAP (restated)	11,172	9,586

Adjustments to conform to US GAAP
Purchase accounting adjustments (including goodwill and intangibles)
Deemed acquisition of Astra
Goodwill	12,692	11,062

Tangible and intangible fixed assets	7,707	8,139

Others	86	31

Capitalisation, less disposals and amortisation of interest	238	192

Deferred taxation
On fair value of Astra	(2,305)	(2,313)

Others (restated)	(159)	(68)

Dividend	808	820

Pension expense	(271)	(162)

Post-retirement benefits/plan amendment	(24)	(28)

Software costs capitalised	64	110

Fair value of derivative financial instruments	99	50

Deferred income recognition	(14)	(75)

Others	90	58

Shareholders’ equity in accordance with US GAAP	30,183	27,402

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122	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Additional Information for US Investors

Additional Information for US Investors continued

Differences between UK and US accounting principles (continued)

US GAAP Condensed Consolidated Statement of Cash Flows

For the years ended 31 December	2002 $m	2001 $m	2000 $m

Cash flows from operating activities	4,833	3,126	3,554

Cash flows from investing activities
Movement in short term investments and fixed deposits	(806)	260	(608)

New fixed asset investments	(1)	(5)	(3)

Disposal of fixed assets	66	44	37

Acquisitions and disposals	–	(44)	740

Capital expenditure	(1,608)	(1,582)	(1,460)

Net cash outflows from investing activities	(2,349)	(1,327)	(1,294)

Net cash flow before financing	2,484	1,799	2,260

Cash flows from financing activities
Equity dividends paid	(1,234)	(1,236)	(1,220)

Repurchase of AstraZeneca PLC Ordinary Shares	(1,154)	(994)	(334)

Net (decrease)/increase in short term borrowings	(13)	7	(67)

Loans repaid/new loans	(105)	28	3

Repayment of lease finance	–	–	(2)

Net cash outflows from financing activities	(2,506)	(2,195)	(1,620)

(Decrease)/increase in cash	(22)	(396)	640

Cash:
At 1 January	510	908	262

(Decrease)/increase in cash	(22)	(396)	640

Exchange movements	36	(2)	6

At 31 December	524	510	908

(1)	Interest paid was $96m in 2002, $84m in 2001, $145m in 2000. Interest received was $142m in 2002, $232m in 2001, $180m in 2000.
(2)	Tax paid was $795m in 2002, $792m in 2001, $648m in 2000.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Additional Information for US Investors	123

Group Financial Record – UK GAAP

For the years ended 31 December	1995 (restated) $m	1996 (restated) $m	1997 (restated) $m	1998 (restated) $m	1999 (restated) $m	2000 (restated) $m	2001 (restated) m	2002 $m

Turnover and profits
Group turnover	12,007	13,106	13,055	15,260	18,257	17,882	16,222	17,841

Cost of sales	(4,018)	(4,225)	(3,952)	(4,819)	(5,849)	(5,270)	(4,232)	(4,520)

Distribution costs	(374)	(385)	(364)	(367)	(343)	(286)	(122)	(141)

Research and development	(1,671)	(1,961)	(2,170)	(2,473)	(2,923)	(2,893)	(2,773)	(3,069)

Selling, general and administrative expenses	(3,566)	(3,751)	(3,838)	(4,812)	(6,585)	(5,691)	(5,509)	(6,348)

Other income	189	193	126	353	189	266	368	243

Group operating profit	2,567	2,977	2,857	3,142	2,746	4,008	3,954	4,006

Group operating profit before exceptional items	2,670	2,977	2,857	3,051	3,908	4,330	4,156	4,356

Exceptional items charged to operating profit	(103)	–	–	91	(1,162)	(322)	(202)	(350)

Share of operating profit of joint ventures and associates	354	504	722	539	(7)	(149)	–	–

Exceptional items	(306)	(56)	–	(29)	(776)	(150)	–	–

Profits on sale of fixed assets	–	–	–	–	–	–	10	–

Dividend income	–	–	–	–	–	3	8	1

Net interest	75	118	81	47	(4)	135	105	30

Profit on ordinary activities before taxation	2,690	3,543	3,660	3,699	1,959	3,847	4,077	4,037

Taxation	(802)	(1,087)	(1,081)	(1,118)	(661)	(1,560)	(1,160)	(1,177)

Profit on ordinary activities after taxation	1,888	2,456	2,579	2,581	1,298	2,287	2,917	2,860

Attributable to minorities	(25)	(19)	(9)	(2)	(1)	(10)	(11)	(24)

Net profit for the financial year	1,863	2,437	2,570	2,579	1,297	2,277	2,906	2,836

Return on sales
Group operating profit before exceptional items as a percentage of sales	22.2%	22.7%	21.9%	20.0%	21.4%	24.2%	25.6%	24.9%

Ratio of earnings to fixed charges (UK GAAP)	18.3	28.3	28.1	26.1	10.1	25.2	42.8	45.6

At 31 December	1995 (restated) $m	1996 (restated) $m	1997 (restated) $m	1998 (restated) $m	1999 (restated) $m	2000 (restated) $m	2001 (restated) $m	2002 $m

Balance sheets
Fixed assets (tangible and intangible) and goodwill	5,251	5,661	5,894	8,721	9,717	7,908	8,109	9,404

Fixed asset investments	834	1,005	1,027	353	185	11	23	46

Current assets	8,343	9,387	9,355	9,630	10,393	10,938	10,364	12,126

Total assets	14,428	16,053	16,276	18,704	20,295	18,857	18,496	21,576

Creditors due within one year	(4,540)	(4,599)	(4,459)	(5,650)	(7,019)	(6,897)	(6,480)	(8,215)

Total assets less current liabilities	9,888	11,454	11,817	13,054	13,276	11,960	12,016	13,361

Creditors due after more than one year	(917)	(912)	(902)	(801)	(1,202)	(927)	(787)	(362)

Provisions for liabilities and charges	(1,452)	(1,511)	(1,478)	(1,472)	(1,765)	(1,617)	(1,600)	(1,773)

Minority equity interests	169	184	60	59	46	27	43	54

Shareholders’ funds – equity interests	7,350	8,847	9,377	10,722	10,263	9,389	9,586	11,172

Shareholders’ funds and minority interests	7,519	9,031	9,437	10,781	10,309	9,416	9,629	11,226

Net profit and shareholders’funds have been restated under FRS19 – Deferred Tax for the years 1995 to 2001. In addition, the information under sales and costs of sales has been reclassified for cash settlement discounts which are now deducted from sales as opposed to being included in cost of sales.

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124	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Group Financial Record – UK GAAP

Group Financial Record – UK GAAP continued

For the years ended 31 December	1995 $m	1996 $m	1997 $m	1998 $m	1999 $m	2000 $m	2001 $m	2002 $m

Cash flow
Net cash inflow from operating activities	3,005	3,198	3,355	3,832	3,113	4,183	3,762	5,593

Dividends received from
joint ventures and associates	243	328	369	262	3	–	–	–

Returns on investments and servicing of finance	65	98	(31)	103	29	19	156	35

Tax paid	(788)	(719)	(750)	(775)	(1,020)	(648)	(792)	(795)

Capital expenditure and financial investment	(918)	(1,182)	(1,292)	(1,369)	(2,731)	(1,426)	(1,543)	(1,543)

Acquisitions and disposals	(531)	227	(321)	(2,013)	1,978	740	(44)	–

Equity dividends paid to Shareholders	(628)	(750)	(882)	(995)	(1,216)	(1,220)	(1,236)	(1,234)

Net cash flow before management of liquid resources and financing	448	1,200	448	(955)	156	1,648	303	2,056

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Group Financial Record – US GAAP	125

Group Financial Record – US GAAP

Group Financial Record – US GAAP
The selected financial data set out below for each of the years in the five year period ended 31 December 2002, has been extracted or derived from audited Financial Statements.

The selected financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Financial Statements of AstraZeneca and the notes thereto, which are included elsewhere in this document.

Consolidated income statement data For the years ended 31 December	1998	1999	2000	2001	2002

Net income/(loss) from operations ($ million)	1,036	(3,539)	865	1,397	2,307

Net income/(loss) from operations per Ordinary Share	$1.09	($2.26)	$0.49	$0.79	$1.33

Diluted income/(loss) from operations per Ordinary Share	$1.09	($2.26)	$0.49	$0.79	$1.33

Net income/(loss) from operations had SFAS No 141 been adopted	1,129	(2,833)	1,716	2,125

Net and diluted income/(loss) per Ordinary Share from operations had SFAS No 141 been adopted	$1.19	($1.81)	$0.97	$1.21

Ratio of earnings to fixed charges For the Group with estimated material adjustments to accord with US GAAP	11.7	(19.3)	15.5	25.0	36.7

Consolidated balance sheet data At 31 December	1998 $m	1999 $m	2000 $m	2001 $m	2002 $m

Total assets	10,675	46,640	41,500	38,081	42,578

Shareholders’ equity	5,558	33,735	29,707	27,402	30,183

Merger accounting
For the purpose of US GAAP, the merger has been regarded as a purchase accounting acquisition of Astra by Zeneca.
Accordingly the US GAAP results above for 1998 are not restated for the merger with Astra and represent the previously reported results of Zeneca Group PLC.

Ratio of earnings to fixed charges (UK and US GAAP)
For the purpose of computing these ratios, earnings consist of the income from continuing ordinary activities before taxation of Group companies and income received from companies owned 50% or less, plus fixed charges (excluding capitalised interest). Fixed charges consist of interest (including capitalised interest) on all indebtedness, amortisation of debt discount and expense and that portion of rental expense representative of the interest factor. The comparative figures have been restated from those previously disclosed to reflect the reclassification of the operations of Specialties and Agrochemicals as discontinued.

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126	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Shareholder Information

Shareholder Information

AstraZeneca	1999	*	2000		2001	2002

Ordinary Shares in issue – millions
At year end	1,775		1,766		1,745	1,719

Weighted average for year	1,776		1,768		1,758	1,733

Stock Market price – per $0.25 Ordinary Share
Highest (pence)	2946		3600		3555	3625

Lowest (pence)	2208		1926		2880	1799

At year end (pence)	2568		3375		3098	2220

Earnings per $0.25 Ordinary Share before exceptional items[1]	$1.63		$1.62		$1.73	$1.84

Earnings per $0.25 Ordinary Share (basic)[1]	$0.73		$1.30		$1.65	$1.64

Earnings per $0.25 Ordinary Share (diluted)[1]	$0.73		$1.30		$1.65	$1.64

Dividends	$0.70		$0.70	†	$0.70	$0.70

*	For the period 1 January 1999 to 31 December 1999 (except for Stock Market prices which are for the period from 6 April 1999 to 31 December 1999).
†	In addition, shareholders received a distribution of shares in Syngenta AG as a dividend in specie in respect of the demerger of Zeneca Agrochemicals.
[1]	Earnings per share have been restated for the effect of the adoption of FRS19 – Deferred Tax

Zeneca	1999	*

Ordinary Shares in issue – millions
At period end	953

Weighted average for period	951

Stock Market price – per 25 pence Ordinary Share
Highest (pence)	3037

Lowest (pence)	2406

At period end (pence)	3037

* For the period from 1 January 1999 to 6 April 1999

Astra	1999	*

Ordinary Shares in issue – millions
At period end	1,643

Weighted average for period	1,643

Stock Market price – per Astra A Share
Highest (SEK)	190

Lowest (SEK)	154

At period end (SEK)	190

Stock Market price – per Astra B Share
Highest (SEK)	190

Lowest (SEK)	154

At period end (SEK)	190

* For the period from 1 January 1999 to 6 April 1999

Percentage analysis at 31 December 2002 of issued share capital By size of account No. of shares	2002%

1 – 250	0.6

251 – 500	0.8

501 – 1,000	1.1

1,001 – 5,000	1.7

5,001 – 10,000	0.3

10,001 – 50,000	1.4

50,001 – 1,000,000	12.2

over 1,000,000†	81.9

Issued share capital	100.0

† includes VPC and ADR holdings

At 31 December 2002, AstraZeneca PLC had 177,573 registered holders of 1,718,666,329 Ordinary Shares of $0.25 each. In addition there were approximately 46,000 holders of American Depositary Receipts (ADRs) representing 5.31% of the issued share capital and 156,000 holders of shares held under the VPC Services Agreement representing 23.56% of the issued share capital. The ADRs, each of which is equivalent to one Ordinary Share, are issued by JPMorgan Chase Bank.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Shareholder Information	127

AstraZeneca PLC
Since April 1999, following the AstraZeneca merger, the principal markets for trading in the shares of AstraZeneca PLC are the London, Stockholm and New York Stock Exchanges. The table below sets forth, for the four quarters of 2001 and for the first two quarters and last six months of 2002 the reported high and low share prices of AstraZeneca PLC, on the following bases:

>	for shares listed on the London Stock Exchange (‘LSE’) the reported high and low middle market closing quotations are derived from The Daily Official List;

>	for shares listed on the Stockholm Stock Exchange (‘SSE’) the high and low closing sales prices are as stated in the Official List;

>	for American Depositary Shares (‘ADS’) listed on the New York Stock Exchange the reported high and low sales prices are as reported by Dow Jones (ADR quotations).

		AstraZeneca

		Ordinary LSE		ADS		Ordinary SSE		*

		High (pence)	Low (pence)	High (US$)	Low (US$)>	High (SEK)	Low (SEK)

2001	– Quarter 1	3385	2880	50.88	42.70	501	400

	– Quarter 2	3555	3149	50.40	45.68	540	460.5

	– Quarter 3	3512	2913	51.11	42.60	534	431

	– Quarter 4	3285	3012	48.14	44.01	507	458.5

2002	– Quarter 1	3625	3051	52.00	43.72	541	455.5

	– Quarter 2	3574	2634	52.04	39.12	536	366

	– July	2680	2002	41.30	29.90	392	286

	– August	2406	1822	38.00	28.30	360.5	264

	– September	2067	1799	32.15	28.00	305	255

	– October	2400	1947	38.15	30.16	351.5	279

	– November	2540	2259	40.48	34.19	365	316.5

	– December	2430	2194	38.47	34.82	350	304

*	Principally held in bearer form

During 2002 AstraZeneca’s share re-purchase programme which was introduced in 1999 continued with the re-purchase and subsequent cancellation of 28.4 million shares at a total cost of $1,190m, representing 1.6 per cent of the total issued share capital of the Company. The average price paid per share in 2002 was 2818 pence. Between 1999 and 2001 a total of 37.1 million Ordinary Shares were re-purchased, and subsequently cancelled, at an average price of 2910 pence per share for a consideration, including expenses, of $1,615m. The excess of the consideration over the nominal value was charged against the profit and loss account reserve. Shares issued in respect of share schemes totalled 1.7 million.

In 1999 in connection with the merger, AstraZeneca’s share capital was redenominated into US dollars. On 6 April 1999, Zeneca shares were cancelled and US dollar shares issued, credited as fully paid on the basis of one dollar share for each Zeneca share then held. This was achieved by a reduction of capital under section 135 of the Companies Act 1985. Upon the reduction of capital becoming effective, all issued and unissued Zeneca shares were cancelled and the sum arising as a result thereof credited to a special reserve which was converted into US dollars at the rate of exchange prevailing on the record date. This US dollar reserve was then applied in paying up at par newly created US dollar shares.

At the same time as the US dollar shares were issued, the Company issued £50,000 Redeemable Preference Shares for cash at par. The Redeemable Preference Shares carry limited class voting rights and no dividend rights. This class of shares is also capable of redemption at par at the option of the Company on the giving of seven days’ written notice to the registered holder of the shares.

A total of 826 million AstraZeneca shares were issued to Astra shareholders who accepted the merger offer before the final closing date, 21 May 1999. AstraZeneca received acceptances from Astra shareholders representing 99.6 per cent of Astra’s shares and the remaining 0.4 per cent was acquired in 2000 for cash.

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128	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Shareholder Information

Shareholder Information continued

Major shareholdings
On 29 January 2003 (not more than one month prior to the date of the Notice of Annual General Meeting) the following had disclosed an interest in the issued Ordinary Share capital of the Company in accordance with the requirements of Sections 198-208 of the Companies Act 1985:

Shareholder	Number of shares	Date of disclosure to Company*	Percentage of issued share capital

The Capital Group Companies, Inc.	204,812,653	14 Jan 2003	11.92%

Investor AB	91,545,308	16 Apr 1999	5.33%

Putnam Investment Management, LLC and The Putnam Advisory Company, LLC	52,643,485	8 Feb 2002	3.06%

Legal & General Investment Management Limited	52,518,020	13 Jun 2002	3.06%

No other person held a notifiable interest in shares, comprising 3% or more of the issued Ordinary Share capital of the Company, appearing in the register of interests in shares maintained under the provisions of Section 211 of the Companies Act 1985.

Significant changes in the percentage ownership held by major shareholders during the past three years are set out below. Major shareholders do not have different voting rights.

*Since the date of disclosure to the Company, the interest of any person listed above in the Ordinary Shares of the Company may have increased or decreased. No requirement to notify the Company of any increase or decrease would have arisen unless the holding moved up or down through a whole number percentage level.

	Percentage of issued share capital
Shareholder	29 Jan 2003In AstraZeneca	17 Feb 2002In AstraZeneca	9 Feb 2001In AstraZeneca	14 Mar 2000In AstraZeneca

The Capital Group Companies, Inc.	11.92%	11.09%	10.02%	7.80%

Investor AB	5.33%	5.25%	5.18%	5.20%

Putnam Investment Management, LLC and The Putnam Advisory Company, LLC	3.06%	3.02%	<3.00%	<3.00%

Legal & General Investment Management Limited	3.06%	<3.00%	<3.00%	<3.00%

AstraZeneca PLC American Depositary Shares (each representing one Ordinary Share) evidenced by American Depositary Receipts issued by JPMorgan Chase Bank, as depositary, are listed on the New York Stock Exchange. As of 29 January 2003, the proportion of Ordinary Shares represented by American Depositary Shares was 5.32% of the Ordinary Shares outstanding.

Number of registered holders of Ordinary Shares as of 29 January 2003:
– In the US	804
– Total	176,842

Number of record holders of American Depositary Receipts as of 29 January 2003:
– In the US	3,133
– Total	3,167

So far as the Company is aware, it is neither directly nor indirectly owned nor controlled by one or more corporations or by any government.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Shareholder Information	129

As of 29 January 2003 the total amount of the Company’s voting securities owned by Directors and Officers of the Company was:

Title of class	Amount owned	Per cent of class
	($0.25 shares)

Ordinary Shares	508,201	0.03%

The Company does not know of any arrangements the operation of which might result in a change in the control of the Company.

Related party transactions
During the period 1 January 2003 to 29 January 2003 there were no transactions, loans, or proposed transactions between the Company and any related parties which were material to either the Company or the related party, or which were unusual in their nature or conditions. (See also Note 36 Statutory and other information).

Options to purchase securities from registrant or subsidiaries

(a)	As of 29 January 2003, options outstanding to subscribe for Ordinary Shares of $0.25 of the Company were:

Number of shares	Subscription price	Normal expiry date

34,608,810	630p-3487p	2003-2012

The weighted average subscription price of options outstanding at 29 January 2003 was 3000p. All options were granted under Company employee schemes.

(b)	Included in paragraph (a) are options granted to Directors and Officers of AstraZeneca as follows:

Number of shares	Subscription price	Normal expiry date

1,562,652	748p-3487p	2004-2012

(c)	Included in paragraph (b) are options granted to individually named Directors. Details of these option holdings as at 31 December 2002 are shown in the Directors’ Remuneration Report.

During the period 1 January 2003 to 29 January 2003 no Director exercised any options.

Dividend payments
The record date for the second interim dividend for 2002 payable on 7 April 2003 (in the UK, US and Sweden) is 21 February 2003. Shares trade ex-dividend on the London and Stockholm Stock Exchanges from 19 February 2003 and ADRs trade ex-dividend on the New York Stock Exchange from the same date. Future dividends will normally be paid as follows:

The record date for the first interim dividend for 2003 payable on 6 October 2003 (in the UK, US and Sweden) is 22 August 2003.

First interim:	Announced end of July and paid in October
Second interim:	Announced end of January and paid in April

Registrar and Transfer Office The AstraZeneca Registrar Lloyds TSB Registrars The Causeway Worthing West Sussex BN99 6DA Telephone 0870 600 3956

Shareview
AstraZeneca’s shareholders with internet access may visit www.shareview.co.uk and register their details to create a portfolio. Shareview is a free and secure on-line service from Lloyds TSB Registrars that gives access to shareholdings including balance movements, indicative share prices and information about recent dividends.

Results
Unaudited trading results of AstraZeneca in respect of the first three months of 2003 will be published on 30 April 2003 and results in respect of the first six months of 2003 will be published on 24 July 2003.

Documents on display
The Memorandum and Articles of Association of the Company and other documents concerning the Company which are referred to in this document may be inspected at the Company’s registered office at 15 Stanhope Gate, London W1K 1LN.

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130	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Shareholder Information

Shareholder Information continued

Taxation for US residents
The following summary of the principal UK and certain US tax consequences of ownership of Ordinary Shares or ADRs held as capital assets by US resident shareholders is based on current UK and US federal income tax law and practice and in part on representations of JPMorgan Chase Bank as Depositary for ADRs and assumes that each obligation in the deposit agreement among the Company, the Depositary and the holders from time to time of ADRs and any related agreement will be performed in accordance with its terms. The US Treasury has expressed concerns that parties to whom ADRs are pre-released may be taking actions that are inconsistent with the claiming, by US holders of ADRs, of foreign tax credits for US federal income tax purposes. Accordingly, the analysis of the creditability of UK taxes described below could be affected by future actions that may be taken by the US Treasury.

UK and US income taxes and tax treaties affecting remittance of dividends
Under the current Double Taxation (Income) Convention (the ‘Convention’) between the UK and the US, US resident individuals who are the beneficial owners of dividends on Ordinary Shares, or ADRs representing Ordinary Shares, in UK corporations are generally entitled to a tax credit payment in respect of dividends equal to one-ninth (1/9th) of the dividend paid (the ‘Tax Credit Amount’). This tax credit payment is reduced by a UK withholding (the ‘UK withholding’) of up to 15% of the gross dividend paid. Therefore, a US holder will not actually receive any payment of this credit.

US resident corporate shareholders are generally treated in the same way as individuals provided that either alone, or together with associated corporations, they do not control directly or indirectly 10% or more of the voting shares of the Company and do not constitute investment or holding companies, 25% or more of the capital of which is owned, directly or indirectly, by persons that are not individuals resident in, and are not nationals of, the US.

The UK and the US have signed a new double taxation convention (the ‘New Convention’), which must be ratified by the UK Parliament and the US Senate before its provisions enter into force. No assurance can be provided as to when the New Convention will enter into force. When the Convention ceases to apply, US resident shareholders will no longer be entitled to the Tax Credit Amount because the New Convention does not provide for that entitlement.

For US federal income tax purposes, the dividend paid and, if a US resident shareholder elects under the Convention to claim a foreign tax credit with respect to the UK withholding, the associated Tax Credit Amount are includible in gross income by US resident shareholders and, for foreign tax credit limitation purposes, are foreign source income, treated separately, together with other items of ‘passive income’ (or, in the case of certain holders, ‘financial services income’). The UK withholding is treated as a foreign income tax which may, subject to certain limitations and restrictions, be eligible for credit against a US resident shareholder’s US federal income tax liability (or deductible by such shareholders in computing their taxable income) for a US resident shareholder who elects to include the associated Tax Credit Amount in income.

The election described in the preceding paragraph will not be available under the New Convention and, accordingly, no foreign tax credit for the related UK withholding will be available under the New Convention with respect to dividends paid to US resident shareholders.

Shareholders whose holdings are effectively connected with a permanent establishment or fixed base in the UK, or who are corporations also resident in the UK for the purpose of the Convention, are not entitled to payment of the Tax Credit Amount nor are they subject to any deductions from the dividend.

Taxation on capital gains
Under the Convention (and the New Convention) each contracting state may in general tax capital gains in accordance with the provisions of its domestic law. Under present UK law, individuals who are neither resident nor ordinarily resident in the UK, and companies which are not resident in the UK will not be liable to UK tax on capital gains made on the disposal of their Ordinary Shares or ADRs, unless such Ordinary Shares or ADRs are held in connection with a trade, profession or vocation carried on in the UK through a branch or agency. A US resident shareholder will recognise capital gain or loss for US federal income tax purposes on the sale or exchange of the Ordinary Shares or ADRs in the same manner as such holder would on the sale or exchange of any other shares held as capital assets. As a result, a US resident shareholder will generally recognise capital gain or loss for US federal income tax purposes equal to the difference between the amount realised and such holder’s adjusted basis in the Ordinary

Shares or ADRs. The gain or loss will generally be US source income or loss. US resident shareholders should consult their own tax advisors about the treatment of capital gains, which may be taxed at lower rates than ordinary income for non-corporate taxpayers and capital losses, the deductibility of which may be limited.

UK inheritance tax
Under the current Double Taxation (Estates) Convention (the ‘Estate Tax Convention’) between the US and the UK, Ordinary Shares or ADRs held by an individual shareholder who is domiciled for the purposes of the Estate Tax Convention in the US, and is not for the purposes of the Estate Tax Convention a national of the UK, will generally not be subject to the UK inheritance tax on the individual’s death or on a chargeable gift of the Ordinary Shares or ADRs during the individual’s lifetime provided that any applicable US federal gift or estate tax liability is paid, unless the Ordinary Shares or ADRs are part of the business property of a permanent establishment of the individual in the UK or, in the case of a shareholder who performs independent personal services, pertain to a fixed base situated in the UK. Where the ADRs or Ordinary Shares have been placed in trust by a settlor who, at the time of settlement, was a US resident shareholder, the ADRs or Ordinary Shares will generally not be subject to UK inheritance tax unless the settlor, at the time of settlement, was not domiciled in the US and was a UK national. In the exceptional case where the Ordinary Shares or ADRs are subject both to UK inheritance tax and to US federal gift or estate tax, the Estate Tax Convention generally provides for double taxation to be relieved by means of credit relief.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Shareholder Information	131

Taxation for US residents (continued)

Exchange controls and other limitations affecting security holders

(a)	There are no governmental laws, decrees or regulations in the UK restricting the import or export of capital or affecting the remittance of dividends, interest or other payments to non-resident holders of Ordinary Shares or ADRs. However, a 1.5% stamp duty reserve tax is payable upon the deposit of Ordinary Shares in connection with the creation of but not subsequent dealing in ADRs. This is in lieu of the normal 0.5% stamp duty on all purchases of Ordinary Shares.

(b)	There are no limitations under English law or the Company’s Memorandum and Articles of Association on the right of non-resident or foreign owners to be the registered holders of and to vote Ordinary Shares or to be registered holders of notes or debentures of Zeneca Wilmington Inc.

Exchange rates
For the periods up to April 1999, Astra accounted for and reported its results in Swedish kronor, whereas Zeneca accounted for and reported its results in sterling. Consistent with AstraZeneca’s decision to publish its Financial Statements in US dollars, the financial information in this document has been translated from kronor and sterling into US dollars at the following applicable exchange rates:

	SEK/USD	USD/GBP
Average rates (profit and loss account, cash flow)
1995	7.1100	1.5796

1996	6.7000	1.5525

1997	7.6225	1.6386

1998	7.9384	1.6603

1999	8.2189	1.6247

End of year spot rates (balance sheet)
1995	6.6500	1.5500

1996	6.8400	1.6900

1997	7.8500	1.6600

1998	8.0400	1.6600

1999	8.5130	1.6185

The following information relating to average and spot exchange rates used by AstraZeneca is provided for convenience:

	SEK/USD	USD/GBP
Average rates (profit and loss account, cash flow)
2000	8.9103	1.5341

2001	10.3235	1.4447

2002	9.8558	1.4817

End of year spot rates (balance sheet)
2000	9.5390	1.4925

2001	10.5420	1.4501

2002	8.7700	1.6093

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132	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Shareholder Information

Shareholder Information continued

Definitions
In this Annual Report and Form 20-F the following words and expressions shall, unless the context otherwise requires, have the following meanings:

ADR	American Depositary Receipt evidencing title to an ADS

ADS	American Depositary Share representing one underlying Ordinary Share

Depositary	JPMorgan Chase Bank, as depositary under the deposit agreement pursuant to which the ADRs are issued

Directors	The Directors of the Company

Company	AstraZeneca PLC

AstraZeneca, AstraZeneca Group or the Group	The Company and its subsidiaries

Ordinary Shares	Ordinary Shares of $0.25 each in the capital of the Company

LSE	London Stock Exchange Limited

NYSE	New York Stock Exchange, Inc.

SSE	Stockholm Stock Exchange

Pound sterling, £, GBP, pence or p	References to UK currency

SEK, kronor	References to Swedish currency

UK	United Kingdom of Great Britain and Northern Ireland

US dollar, US$, USD or $	References to US currency

US	United States of America

FDA	Food and Drug Administration of the US

Figures in parentheses in tables and financial statements are used to represent negative numbers.

Except where otherwise indicated, figures included in this report relating to pharmaceutical product market sizes and market shares are obtained from syndicated industry sources, primarily IMS Health (IMS), a market research firm internationally recognised by the pharmaceutical industry. The 2002 market share figures included in this report are based primarily on data obtained from an online IMS database.

IMS data may differ from that compiled by the Group with respect to its own products. Of particular significance in this regard are the following: (1) AstraZeneca publishes its financial results on a financial year and quarterly interim basis, whereas IMS issues its data on a monthly and quarterly basis; (2) the online IMS database is updated quarterly and uses the average exchange rates for the relevant quarter; (3) IMS data from the US is not adjusted for Medicaid and similar state rebates; and (4) IMS sales data is compiled using actual wholesaler data and data from statistically representative panels of retail and hospital pharmacies, which data are then projected by IMS to give figures for national markets.

References to prevalence of disease have been derived from a variety of sources and are not intended to be indicative of the current market or any potential market for AstraZeneca’s pharmaceutical products since, among other things, there may be no correlation between the prevalence of a disease and the number of individuals who are treated for such disease.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Shareholder Information	133

Terms used in the Annual Report and Form 20-F	US equivalent or brief description
Accruals	Accrued expenses

Allotted	Issued

Bank borrowings	Payable to banks

Called-up share capital	Issued share capital

Capital allowances	Tax term equivalent to US tax depreciation allowances

Creditors	Liabilities/payables

Current instalments of loans	Long term debt due within one year

Debtors	Receivables and prepaid expenses

Earnings	Net income

Finance lease	Capital lease

Fixed asset investments	Non-current investments

Freehold	Ownership with absolute rights in perpetuity

Interest receivable	Interest income

Interest payable	Interest expense

Loans	Long term debt

Prepayments	Prepaid expenses

Profit	Income

Profit and loss account	Income statement/consolidated statement of income

Reserves	Retained earnings

Short term investments	Redeemable securities and short term deposits

Share premium account	Premiums paid in excess of par value of Ordinary Shares

Statement of Total Recognised Gains and Losses	Statement of Comprehensive Income

Stocks	Inventories

Tangible fixed assets	Property, plant and equipment

Turnover	Sales/revenues

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134	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Risk Factors

Risk Factors

Risk of loss or expiration of patents, marketing exclusivity or trade marks
Scientific development and technological innovation is crucial if AstraZeneca is to deliver long term market success. In the pharmaceutical market, a drug, diagnostic or medical device is normally only subject to competition from alternative products, in the same therapy area, during the period of patent protection or other types of marketing exclusivity, but once patent protection or other types of marketing exclusivity has expired the product is generally open to competition from generic copy products. Products under patent protection or other types of marketing exclusivity usually generate significantly higher revenues than those not protected by patents or other types of marketing exclusivity. We believe that we have patent protection for many of our most important products.

For example, lisinopril, the active ingredient in Zestril lost protection in the US in June 2002 and in Japan, the UK and most other major markets during 2002. As anticipated, a major erosion of our sales of lisinopril products occurred during the second half of 2002.

Also, Nolvadex patent protection in the US expired in August 2002, although the FDA requested and we submitted paediatric data for Nolvadex which resulted in Nolvadex being granted six months’ marketing exclusivity until February 2003.

Increasingly, manufacturers of generic pharmaceutical products whether based in developing countries, such as those in Asia, or elsewhere in the world seek to challenge our patents or other types of marketing exclusivity in order to allow access to the market for their own generic products.

For example, AstraZeneca was involved in litigation in the US during 2002 relating to omeprazole, the active ingredient in Losec/Prilosec, concerning the infringement of certain patents, including formulation patents, by four generic manufacturers. The US Court for the Southern District of New York upheld the validity of two of these patents, ruled that three generic companies infringed the patents, but that one did not. The infringement and non-infringement decisions are all under appeal but, in the meantime, the fourth generic company launched its generic omeprazole in the US market in December 2002. Other patent litigation relating to omeprazole is proceeding or pending in several countries.

Trade mark protection for our products is also an important element of our overall product marketing programmes. Combined with patent protection or other types of marketing exclusivity, products protected by a valid trade mark usually generate significantly higher revenues than those not protected by a trade mark. We believe that we have trade mark protection for many of our most important products. However, trade mark protection may expire or be challenged by third parties.

The expiration or loss of certain patents, marketing exclusivity or trade marks could have an adverse effect on pricing and sales with respect to these products and, consequently, could result in a material adverse effect on AstraZeneca’s financial condition and results of operations.

Impact of fluctuations in exchange rates
The results of AstraZeneca’s operations are accounted for in US dollars. Approximately 57% of our 2002 sales were in the Americas (comprised of the US, Canada and Latin America) with a significant proportion of that figure being in respect of US sales. The US is, and is expected to remain, our largest and potentially fastest growing major market. Sales in certain other countries are also in US dollars, or in currencies whose exchange rates are linked to the US dollar. Major components of our cost base are, however, located in Europe, where an aggregate of approximately 60% of our employees are based. Movements in the exchange rates used to translate foreign currencies into US dollars may therefore have a material adverse effect on AstraZeneca’s financial condition and results of operations.

Certain subsidiaries of AstraZeneca import and export goods and services in currencies other than their own functional currency, although we minimise this practice. The results of such subsidiaries could, therefore, be affected by currency fluctuations arising between the transaction dates and the settlement dates for those transactions. We hedge these exposures through financial instruments in the form of forward contracts and currency swaps. The notional principal amount of financial instruments used to hedge these exposures, principally forward foreign exchange contracts and purchased currency options, at 31 December 2002 was $47 million. We have policies that seek to mitigate the effect of exchange rate fluctuations on the value of foreign currency cash flows and in turn their effects on the results of the various subsidiaries, but do not seek to remove all such risks. In general, a unilateral strengthening of the US dollar adversely affects our results whereas a weakening of the US dollar is generally favourable. We cannot ensure that exchange rate fluctuations will not have a material adverse effect on AstraZeneca’s financial condition and results of operations in the future.

Risk that R&D will not yield new products that achieve commercial success
As a result of the complexities and uncertainties associated with pharmaceutical research, it cannot be ensured that compounds currently under development will achieve success in laboratory, animal or clinical trials and ultimately be granted the regulatory approvals needed to market such products successfully. For example, in 2002 our anti-cancer drug, Iressa, unexpectedly failed in clinical trials to show any benefit when used in combination with the most common chemotherapy treatments and we discontinued our development of AZD7545, a potential anti-diabetic, due to failure to meet our target profile. Development of a number of other drugs was also discontinued during 2002 for the same reason: these included ZD9331 (a direct acting anti-folate for potential treatment of cancers), D5522 (an intranasal steroid for the potential treatment of rhinitis) and NAD-299 (a potential treatment for anxiety and depression). There can be no absolute assurances regarding the development and commercial success of any of the products in our current pipeline. The commercial success of pipeline products is of particular importance to us in view of the recent and anticipated expiry of patent protection in major markets for a number of our key current products in the 2002-2003 period.

Competition, price controls and price reductions
The principal markets for our pharmaceutical products are the Americas, the countries of the European Union and Japan. These markets are highly competitive. We compete in all of them, and elsewhere in the world, against major prescription pharmaceutical companies which, in many cases, are able to match or exceed the resources which we have available to us, particularly in the areas of R&D and marketing investment. Recent industry consolidation has resulted in the formation of a small number of very large companies with which we compete as well. Some of our most important products for future growth, such as Crestor, will compete directly with similar products marketed by

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Risk Factors	135

some of these companies. Increasingly, we also compete directly with biotechnology companies and companies which manufacture generic versions of our products following the expiry or loss of patent or other marketing exclusivity.

In most of the principal markets in which we sell our products, there is continued economic, regulatory and political pressure to limit the cost of pharmaceutical products. Certain groups have been involved in exerting price pressure on pharmaceutical companies to ensure medicines are affordable to those who need them.

Currently there is no direct government control of prices for non-government sales in the US. In 1990, however, federal legislation was enacted which required drug manufacturers to agree to substantial rebates in order for the manufacturer’s drugs to be reimbursed by state Medicaid programmes, and an additional rebate if manufacturer price increases after 1990 exceed the increase in inflation. In addition, certain states have taken action to require further manufacturer rebates on Medicaid drug utilisation and for other state pharmaceutical assistance programmes. Congress also has enacted statutes that place a ceiling on the price manufacturers may charge US government agencies, thereby causing a substantial discount, as well as establishing a minimum discount (comparable to the Medicaid rebate) on manufacturers’ sales to certain clinics and hospitals that serve the poor and other populations with special needs. These government initiatives together with competitive market pressures have contributed to restraints on realised prices.

Pending legislation in the US may also affect the pricing of and access to pharmaceutical products. If drug importation into the US market from other countries with lower prices becomes a reality, parallel import activity will affect realised prices. On the other hand, outpatient prescription drug coverage could improve access to pharmaceutical products for senior citizens, albeit at potentially lower realised prices.

In addition, realised prices are being depressed by pressure from managed care and institutional purchasers who use cost considerations to restrict the sale of preferred drugs that their physicians may prescribe as well as other competitive activity. Such limited lists or formularies may force manufacturers either to reduce prices or be excluded from the list, thereby losing all the sales revenue from patients covered by that formulary. The use of strict formularies by institutional customers is increasing rapidly in response to the current cost containment environment, resulting in lower margins on such sales.

Some governments in Europe, notably Italy and Spain, set price controls having regard to the medical, economic and social impact of the product. In other European countries, primarily Germany, the UK, the Netherlands and, more recently, France, governments are exerting a strong downward pressure on prices by incentives and sanctions to encourage doctors to prescribe cost-effectively. Efforts by the European Commission to harmonise the disparate national systems have met with little immediate success, leaving the industry exposed to ad hoc national cost containment measures on prices and the consequent parallel trading of products from markets with prices depressed by governments into those where higher prices prevail.

There is formal central government control of prices in Japan. New product prices are determined primarily by comparison with existing products for the same medical condition. All existing products are subject to a price review at least every two years. Regulations introduced in 2000 included provisions allowing a drug’s price to be set according to the average price of the product in four major countries (the US, the UK, Germany and France).

Taxation
The UK is party to various double tax treaties with foreign jurisdictions which enable AstraZeneca’s revenues and capital gains to escape a double tax charge to both UK and foreign jurisdiction tax. If any of these double tax treaties should be withdrawn or amended, or should any member of the AstraZeneca Group become involved in taxation disputes with any tax authority, such withdrawal, amendment or a negative outcome of such disputes could have a material adverse effect on AstraZeneca’s financial condition and results of operations.

Risk of substantial product liability claims
Given the widespread impact ethical prescription drugs may have on the health of large patient populations, pharmaceutical and medical device companies have, historically, been subject to large product liability damages claims, settlements and awards for injuries allegedly caused by the use of their products. Substantial product liability claims that are not covered by insurance could have a material adverse effect on AstraZeneca’s financial condition and results of operations.

Risk of reliance on third parties for supplies of materials and services
Like most, if not all, major prescription pharmaceutical companies, in some of its key business operations, such as the manufacture, formulation and packaging of products, AstraZeneca relies on third parties for the timely supply of specified raw materials, equipment, contract manufacturing, formulation or packaging services and maintenance services. Although we actively manage these third party relationships to ensure continuity of supplies on time and to our required specifications, some events beyond our control could result in the complete or partial failure of supplies or in supplies not being delivered on time. Any such failure could have a material adverse effect on AstraZeneca’s financial condition and results of operations.

Risk of delay to new product launches
AstraZeneca’s continued success depends on the development and successful launch of innovative new drugs. The anticipated launch dates of major new products have a significant impact on a number of areas of our business including investment in large clinical trials, the manufacture of pre-launch stocks of the products and the timing of anticipated future revenue streams from commercial sales of the products. Any delay to the anticipated launch dates may therefore impact AstraZeneca’s business and operations in a number of ways. For example, we had expected our new statin for the treatment of lipid disorders, Crestor, to be launched in the US in the second half of 2002. However, the approval of products in this class has been subject to additional regulatory scrutiny partly as a result of the previous withdrawal from the market of cerivastatin. Although Crestor received marketing approval in the Netherlands in November 2002, launch in the US is now expected in the latter part of 2003 subject to the FDA being satisfied by additional trial data to be submitted by AstraZeneca in Q1 of 2003. Significant delay to the anticipated launch dates of new products could have a material adverse effect on AstraZeneca’s financial condition and results of operations.

Difficulties of obtaining government regulatory approvals for new products
AstraZeneca is subject to strict controls on the manufacture, labelling, distribution and marketing of pharmaceutical products. The

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136	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Risk Factors

Risk Factors continued

requirement to obtain regulatory approval based on safety, efficacy and quality before such products may be marketed in a particular country and to maintain and to comply with licences and other regulations relating to their manufacture are particularly important. The submission of an application to a regulatory authority does not guarantee that approval to market the products will be granted. The countries that constitute material markets for our pharmaceutical products include the US, the countries of the European Union and Japan. Approval of such products is required by the relevant regulatory authority in each country, although in Europe, single marketing authorisation can govern the approval of products throughout the European Union through a centralised procedure. In addition, each jurisdiction has very high standards of regulatory approval and, consequently, in most cases, a lengthy approval process. Furthermore, each regulatory authority may impose its own requirements and may refuse to grant, or may require additional data before granting, an approval even though the relevant product has been approved in another country.

Risk of failure to observe ongoing regulatory oversight
AstraZeneca’s products are only licenced following exhaustive regulatory approval processes. Once a product is licenced it is subject to ongoing control and regulation such as the manner of its manufacture distribution and marketing. Regulatory authorities have wide-ranging administrative powers to deal with any failure to comply with their ongoing regulatory oversight. These powers include withdrawal of a licence approval previously granted, product recalls, seizure of products and other sanctions for non-compliance. Regulatory sanction following a failure to comply with such ongoing regulatory oversight could have a material adverse effect on AstraZeneca’s financial condition and results of operations.

Environmental liabilities
AstraZeneca has environmental liabilities at some currently or formerly owned, leased and third party sites in the US as described in more detail on page 102. There is no reason for us to believe that current and expected expenditure and risks occasioned by these circumstances are likely to have a material adverse effect on AstraZeneca’s financial position and results of operations although they could, to the extent that they exceed applicable provisions, have a material adverse effect on AstraZeneca’s financial position and results of operations for the relevant period. In addition, a change in circumstances (including a change in applicable laws or regulations) may result in such a material adverse effect. Although we take great care to ensure that we operate our business at all of our sites within all applicable environmental laws, regulations, licences and permits, a significant environmental incident for which we were responsible could result in AstraZeneca being liable to pay compensation, fines or remediation costs. In some circumstances, such liability could have a material adverse effect on AstraZeneca’s financial position and results of operations.

Risks associated with forward-looking statements
This report contains certain forward-looking statements about AstraZeneca. Although we believe our expectations are based on reasonable assumptions, any forward-looking statements may be influenced by factors that could cause actual outcomes and results to be materially different from those predicted. Forward-looking statements are identified in this report, by using the words ‘anticipates’, ‘believes’, ‘expects’, ‘intends’ and similar expressions in such statements. These forward-looking statements are subject to numerous risks and uncertainties. Important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control, include, among other things: the loss or expiration of patents, marketing exclusivity or trade marks; exchange rate fluctuations; the risk that R&D will not yield new products that achieve commercial success; the impact of competition, price controls and price reductions; taxation risks; the risk of substantial product liability claims; the impact of any failure by third parties to supply materials or services; the risk of delay to new product launches, the difficulties of obtaining and maintaining governmental approvals for products; and the risk of environmental liabilities.

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	AstraZeneca Code of Conduct	137

AstraZeneca Code of Conduct

Introductory Message from the Chief Executive

The reputation of the AstraZeneca Group and the trust and confidence of those with whom it deals are of great importance to its business. It is essential that AstraZeneca maintains high ethical standards in its dealings with all those with whom it is involved. All employees are required to comply with the letter and spirit of the Code of Conduct and with the detailed standards issued in support of it. Taken together, the policy and standards comprise the Group’s Code of Conduct which was approved by the Board of Directors in April 2000.

Tom McKillop

Policy

The Group requires its companies, and their employees, to observe high standards of integrity and honesty and act with due skill, care, diligence and fairness in the conduct of business. To this end all Group companies, and their employees, are required to comply with the laws of all countries in which they operate and with the high ethical standards detailed by the Group in support of this policy.

Compliance

It is the responsibility of management to ensure that the Group Code of Conduct and standards are communicated, understood and acted upon. They must positively promote them by personal example and are not entitled to permit exceptions to the required behaviour.

All employees should familiarise themselves with the Code of Conduct and must comply with it. Failure to act in compliance with the Code is likely to result in disciplinary action against both the employee committing the breach and others who condone it.

The Standards set out in the Code are general and do not address each and every situation that may confront employees in markets around the world. Guidance on the application of the Code to particular situations should be sought from management. In addition, Legal Department and Group Internal Audit are available on a confidential basis as independent sources of advice. Where confidential phone lines are available, these should be used to raise issues of concern. So long as this is done in good faith, the Group assures individual employees who raise issues that they will be protected from any adverse impact on their employment as a result.

Standards of Conduct

Business practices
Group companies, and their employees, should comply with the laws of all countries in which they operate, with appropriate international and national industry codes of practice and with the high ethical standards specified by the Group.

It is the responsibility of all employees to ensure, by taking advice where appropriate, that they are fully aware of all relevant laws, practices and codes of practice. While this standard applies without exception, particular areas where compliance must be ensured are laws concerned with competition, employment, new product research and development, manufacturing, marketing and selling and safety, health and the environment.

Employees should ensure that, within their sphere of business activity, Group companies carry out their contractual obligations in a proper and timely manner and are not in breach of contract.

Business practice, and what amounts to improper conduct, varies from country to country and from industry to industry. All employees will comply with (a) the high ethical standards specified by the Group (b) any overall AstraZeneca Code published relating to business practices and (c) any international and national codes of practice applicable to the conduct of business in each environment.

Gifts, entertainment and personal favours may only be offered to a third party if they are consistent with customary business practice and not in contravention of any applicable law or code of practice.

No employee should seek or accept a gift, entertainment or personal favour which might reasonably be believed to have a significant influence on business transactions. An offer of entertainment must not be accepted unless the offer is within the bounds of accepted business hospitality. Gifts which do not meet the above criteria should be reported to management who shall determine how they shall be dealt with.

Group funds should not be used in payments, direct or indirect, to government officials,

people participating in government bodies, employees of state organisations or representatives of political parties, for unlawful or improper purposes.

Equal opportunities
All employees should be treated with equal respect and dignity and should be provided with equality of opportunity to develop themselves and their careers.

AstraZeneca values the individuality, diversity and creative potential that every employee brings to its business and supports the continuous development of their skills and abilities.

Judgements about people for the purpose of recruitment, development or promotion should be made solely on the basis of a person’s ability and potential in relation to the needs of the job and should take no account of any matter not relevant to the performance of that job. Overall, success and advancement within the Group should depend solely on personal ability and work performance.

In some countries these principles may be modified by national legal requirements for positive discrimination.

Personal harassment
Conduct involving the harassment of any employee of the Group, its suppliers or customers is unacceptable. In particular, sexual harassment will not be tolerated.

Any person who believes they have been personally harassed should report the incident and circumstances to their immediate manager or personnel manager or other senior manager who will arrange for it to be investigated impartially and confidentially.

AstraZeneca is fully supportive of the principles set forth in the UN Declaration of Human Rights. These include freedom from torture and arbitrary arrest, the right to a fair trial and equality before the law.

Political contributions
Any political contributions by Group companies must be lawful and approved under procedures laid down by the board or governing body of the company concerned.

Approval should not be given to any political contributions which, by their scale or affiliation, might embarrass the Group. The Group’s accounting procedures require any

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138	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	AstraZeneca Code of Conduct

AstraZeneca Code of Conduct continued

political contributions to be reported to Group headquarters as part of the annual consolidation of results.

Conflicts of interest
Employees dealing with the Group’s business must act in the best interests of the Group and must disregard any personal preference or advantage.

Employees should avoid entering into situations in which their personal, family or financial interests may conflict with those of the AstraZeneca Group. Where any potential conflict of interest may arise, the employee should declare that interest and seek advice from senior management.

Examples of conflict that must be declared and resolved include:

>	having a family interest in a transaction with AstraZeneca or one of its subsidiaries (the Company) or any supplier or customer;

>	hiring of a family member in any capacity;

>	having an interest in a competitor, supplier or customer of the Company;

>	having an interest in an organisation that has, or seeks to do business with the Company;

>	acquiring an interest in property (such as real estate, patent rights or securities) where the Company has, or might have, an interest.

These examples do not extend to normal financial investments in publicly quoted companies.

Insider information
Employees must not use confidential information obtained through their employment for personal gain.

It is AstraZeneca policy, and in certain countries a legal requirement carrying criminal sanctions, that employees in possession of confidential ‘price sensitive’ information (in relation to securities) must not make use of such information to deal in securities of AstraZeneca or provide such information to third parties for that purpose. The same considerations apply in relation to confidential ‘price sensitive’ information relating to other companies and dealing in their securities.

Group property and resources
Group resources should be kept securely and should only be applied for the proper advancement of its business and not for personal gain.

Individuals expending Group resources should recognise that they owe a duty of care to the shareholders of the Group, who are its ultimate owners. Commitments and expenditure should only be such as could be justified to shareholders if the facts were known.

Group resources include not only tangible assets such as materials, equipment and cash, but also intangible assets such as computer systems, trade secrets and confidential information. Employees must observe Group and local guidelines concerning the classifying and handling of documents and electronic data. The storage of personal data in an electronic medium may be governed by laws with which relevant employees should familiarise themselves.

Information generated within the Group, including research and development and manufacturing data, costs, prices, sales, profits, markets, customers and methods of doing business, is the property of the Group and should not, unless legally required, be disclosed outside the Group without proper authority.

Group policies, delegated authorities and reserved powers
Group employees are expected to make themselves aware of and comply with the letter and spirit of all Group policies and with the reserved powers and delegated authorities established by the Board from time to time. Copies of these are available on the Company’s intranet site.

The freedoms which individuals have to carry out their jobs should be exercised within both the letter and spirit of Group policies and procedures, reserved powers and delegated authorities. These are designed to empower people to carry out their responsibilities within a necessary framework of corporate control and legal responsibility but are not so voluminous as to prescribe appropriate action in every circumstance. In the exercise of their authorities individuals must bear Group and legal entity requirements in mind and must surface problems, and consult on issues, which have significant Group implications. When considering whether an issue does require reference to another authority, the overall substance of the issue must be considered and when sharing an issue with another authority all facts relevant to a decision must be fully and fairly presented.

June 2000

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AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Additional Information	139

Additional Information

History and development of the Company

AstraZeneca PLC was incorporated in England and Wales on 17 June 1992 under the Companies Act 1985. It is a public limited company domiciled in the UK. The Company’s registered number is 2723534 and its registered office is at 15 Stanhope Gate, London W1K 1LN (telephone + 44 (0)20 7304 5000). From February 1993 until April 1999, the Company was called Zeneca Group PLC. On 6 April 1999, the Company changed its name to AstraZeneca PLC.

The Company was formed when the pharmaceutical, agrochemical and specialty chemical businesses of Imperial Chemical Industries PLC were demerged in 1993. In 1999, the Company sold the specialty chemical business. Also in 1999, the Company merged with Astra AB of Sweden. In 2000, it demerged the agrochemical business and merged it with the similar agribusiness of Novartis AG to form a new company called Syngenta AG.

The Company owns and operates numerous R&D, production and marketing facilities worldwide. Its corporate headquarters are at 15 Stanhope Gate, London, W1K 1LN and its R&D headquarters are at SE-151 85 Södertälje, Sweden.

Memorandum and Articles of Association

Objects
As is typical of companies registered in England and Wales, the Company’s objects, which are detailed in the Memorandum of Association, are broad and wide-ranging and include manufacturing, distributing and trading pharmaceutical products.

Directors
Subject to certain exceptions, Directors do not have power to vote at Board Meetings on matters in which they have a material interest.

The quorum for meetings of the Board of Directors is a majority of the full Board, of whom at least four must be Non-Executive Directors. In the absence of a quorum, the Directors do not have power to determine compensation arrangements for themselves or any member of the Board.

The Board of Directors may exercise all the powers of the Company to borrow money. Variation of these borrowing powers would require the passing of a special resolution of the Company’s shareholders.

Directors are not required to retire at a particular age.

Directors are required to beneficially own Ordinary Shares in the Company of an aggregate nominal amount of $125. At present, this means they must own at least 500 shares.

Rights, preferences and restrictions attaching to shares
The share capital of the Company is divided into 2,400,000,000 Ordinary Shares with a nominal value of $0.25 each and 50,000 Redeemable Preference Shares with a nominal value of £1.00 each. The rights and restrictions attaching to the Redeemable Preference Shares differ from those attaching to Ordinary Shares as follows:

>	the Redeemable Preference Shares carry no rights to receive dividends;

>	the holders of Redeemable Preference Shares have no rights to receive notices of, attend or vote at general meetings except in certain limited circumstances; they have one vote for every 50,000 Redeemable Preference Shares held;

>	on a distribution of assets of the Company, on a winding-up or other return of capital (subject to certain exceptions), the holders of Redeemable Preference Shares have priority over the holders of Ordinary Shares to receive the capital paid up on those shares; and

>	subject to the provisions of theCompanies Act 1985, the Company has the right to redeem the Redeemable Preference Shares at any time on giving not less than seven days’written notice.

Action necessary to change the rights of shareholders
In order to vary the rights attached to any class of shares, the consent in writing of the holders of three quarters in nominal value of the issued shares of that class or the sanction of an extraordinary resolution passed at a general meeting of such holders is required.

Annual general meetings and extraordinary general meetings
Annual general meetings and extraordinary general meetings where a special resolution is to be passed or a Director is to be appointed require 21 clear days’ notice to shareholders. All other extraordinary general meetings require 14 clear days’ notice.

For all general meetings, a quorum of two shareholders present in person or by proxy is required.

Shareholders and their duly appointed proxies and corporate representatives are entitled to be admitted to general meetings.

Limitations on the rights to own shares
There are no limitations on the rights to own shares.

ShareGift

AstraZeneca welcomes and values all its shareholders, no matter how many or how few shares they own. However, shareholders who have only a small number of shares whose value makes it uneconomic to sell them, either now or at some stage in the future, may wish to consider donating them to charity through ShareGift, an independent charity share donation scheme. One of the advantages of the scheme is that there is no gain or loss for capital gains tax purposes on gifts of shares through ShareGift and it may now also be possible to obtain income tax relief on the donation. Further information about ShareGift can be found on its website, www.sharegift.org, or by contacting ShareGift on 020 7337 0501 or at 46 Grosvenor Street, London W1K 3HN. More information about the tax position on gifts of shares to ShareGift can be obtained from the Inland Revenue whose website address is www.inlandrevenue.gov.uk. The share transfer form needed to make a donation may be obtained from the AstraZeneca Registrar, Lloyds TSB Registrars whose address can be found on page 129. ShareGift is administered by The Orr Mackintosh Foundation, registered charity number 1052686.

The Unclaimed Assets Register

AstraZeneca supplies unclaimed dividend data to the Unclaimed Assets Register (UAR) which provides investors who have lost track of shareholdings with an opportunity to search the UAR’s database of unclaimed financial assets on payment of a small, fixed fee.The UAR donates part of the search fee to charity. The UAR can be contacted at Leconfield House, Curzon Street, London W1J 5JA and at www.uar.co.uk.

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140	AstraZeneca Annual Report and Form 20-F 2002 www.astrazeneca.com	Cross Reference to Form 20-F

Cross Reference to Form 20-F

The information in this document that is referenced on this page is included in the Annual Report on Form 20-F for 2002 (2002 Form 20-F) and is filed with the Securities and Exchange Commission (SEC). The 2002 Form 20-F is the only document intended to be incorporated by reference into any filings by AstraZeneca under the Securities Act of 1933, as amended. References to major headings include all information under such major headings, including subheadings. References to subheadings include only the information contained under such subheadings. Graphs are not included unless specifically identified opposite. The 2002 Form 20-F has not been approved or disapproved by the SEC nor has the SEC passed comment upon the accuracy or adequacy of the 2002 Form 20-F. The 2002 Form 20-F filed with the SEC may contain modified information and may be updated from time to time.

Item			Page

3	Key Information

	A.	Selected financial data
		Financial Highlights	2
		Group Financial Record	123
		Shareholder Information	126
	D.	Risk factors	134
4	Information on the Company

	A.	History and development of the Company	139
		Note 11 – Tangible fixed assets	78
		Note 26 – Acquisitions of subsidiaries and purchases of minority interests	90
		Note 28 – Disposals	91
	B.	Business overview
		Operational Review	8
	C.	Organisational structure
		Directors’ Report – Principal activities	44
		Note 1 – Composition of the Group	65
		Principal Subsidiaries, Joint Ventures and Associates	112
	D.	Property, plants and equipment
		Operational Review – Main Facilities	26
5	Operating and Financial Review and Prospects

	A-D.	Financial Review	30
6	Directors, Senior Management and Employees

	A.	Directors and senior management
		Board of Directors and Officers of the Company	6
	B.	Compensation
		Directors’ Remuneration Report	49
	C.	Board practices
		Board of Directors and Officers of the Company	6
		Directors’ Remuneration Report	49
		Directors’ Report	44
	D.	Employees
		Note 10 – Segment information, employees	76
		Directors’ Report – Employees	47
	E.	Share ownership
		Directors’ Remuneration Report – Directors’ Interests in Shares	53
7	Major Shareholders and Related Party Transactions

	A.	Major shareholders
		Shareholder Information – Major shareholdings	128
	B.	Related party transactions
		Shareholder Information – Related party transactions	129
		Note 36 – Statutory and other information	107
8	Financial Information

	A.	Consolidated statements and other financial information
		Financial Statements (excluding Directors’ responsibilities on page 56 and Auditor’ s opinion on page 57)	58
	B.	Significant changes	n/a
9	The Offer and Listing

	A4.	Price history of stock listed
		Shareholder Information	126
	C.	Markets
		Shareholder Information	127
10	Additional Information

	B.	Memorandum and Articles of Association	139
	C.	Material contracts	n/a
	D.	Exchange controls	131
	E.	Taxation	130
	H.	Documents on display	129
	I.	Subsidiary information	112
11	Quantitative and Qualitative Disclosures about Market Risk

	Financial Policies – Treasury		35
13	Defaults, Dividend Arrearages and Delinquencies		n/a

14	Material Modifications to the Rights of Security Holders and Use of Proceeds		n/a

15	Controls and Procedures

	Directors’ Report – Audit Committee, Internal Controls and Management of Risk		46
18	Financial Statements

	Financial Statements (excluding Directors’ responsibilities on page 56 and Auditor’s opinion on page 57)		58

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www.astrazeneca.com

Registered office and corporate headquarters:
AstraZeneca PLC
15 Stanhope Gate
London W1K 1LN
UK
Tel: +44 (0)20 7304 5000
Fax: +44 (0)20 7304 5183

R&D headquarters address:
AstraZeneca R&D Södertälje
SE-151 85 Södertälje
Sweden
Tel: +46 (0)8 553 260 00
Fax: +46 (0)8 553 290 00

Investor relations contacts:
UK and Sweden: As above or e-mail:
investor-relations@astrazeneca.com
US:
Investor Relations
AstraZeneca LP
1800 Concord Pike
PO Box 15438
Wilmington
DE 19850-5438
US
Tel: +1 (302) 886 3000
Fax: +1 (302) 886 2972

Registrar and transfer office:
Lloyds TSB Registrars
The Causeway
Worthing
West Sussex
BN99 6DA
UK
Tel (in the UK): 0870 600 3956
Tel (outside the UK):
+44 (0)121 433 8000

Swedish securities registration centre:
VPC AB
PO Box 7822
SE-103 97 Stockholm
Sweden
Tel: +46 (0)8 402 9000

US depositary:
JPMorgan Chase Bank
PO Box 43013
Providence
RI 02940-3013
US
Tel (toll free in the US): 888 697 8018
Tel: +1 (781) 575 4328